As filed with the Securities And Exchange Commission on February 28, 2000

                                                Registration No. 333-94985
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                ---------------

                             AMENDMENT NO. 1

                                    to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                                LINUXCARE, INC.
            (Exact name of Registrant as specified in its charter)

     Delaware                   7379                         94-3315402
 (State or other    (Primary Standard Industrial          (I.R.S. Employer
 jurisdiction of     Classification Code Number)       Identification Number)
 incorporation or
  organization)

                                Linuxcare, Inc.
                              650 Townsend Street
                        San Francisco, California 94103
                                (415) 354-4878
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                               Fernand B. Sarrat
                     President and Chief Executive Officer
                                Linuxcare, Inc.
                              650 Townsend Street
                        San Francisco, California 94103
                                (415) 354-4878
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:

       John V. Roos, Esq.                    William J. Whelan, III, Esq.
      Page Mailliard, Esq.                     Cravath, Swaine & Moore
     Jonathan D. Levy, Esq.                        Worldwide Plaza
    James P.A. Shulman, Esq.                      825 Eighth Avenue
     Deanna M. Butler, Esq.                       New York, NY 10019
Wilson Sonsini Goodrich & Rosati                    (212) 474-1000
    Professional Corporation
       650 Page Mill Road
  Palo Alto, California 94304
         (650) 493-9300

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                     CALCULATION OF REGISTRATION FEE

==============================================================================
                                          Proposed Maximum
         Title of Each Class of               Aggregate           Amount of
      Securities to be Registered         Offering Price(1)   Registration Fee
------------------------------------------------------------------------------
Common Stock, $0.001 par value.........      $77,625,000           $20,493
==============================================================================

(1) Estimated pursuant to Rule 457(o) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee. A registration fee of $24,288 has previously been paid.
                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
===============================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED FEBRUARY 28, 2000

                             4,500,000 Shares

                              [LOGO OF LINUXCARE]

                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $13.00 and $15.00 per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "LXCR".

  The underwriters have an option to purchase a maximum of 675,000 additional shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" on page 5.

                                                         Underwriting
                                              Price to   Discounts and Proceeds to
                                               Public     Commissions   Linuxcare
                                            ------------ ------------- ------------
Per Share..................................     $            $             $
Total......................................    $            $             $

  Delivery of the shares of common stock will be made on or about    , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                 Chase H&Q

                                                              Robertson Stephens

               The date of this prospectus is             , 2000.

   Inside front cover: A depiction of an advertisement used by the Company with copy that reads as set forth below.

   Headline: IF YOU THINK AN OPERATION SYSTEM SHOULD ADAPT TO YOUR BUSINESS AND NOT VICE VERSA, YOU HAVE OUR SUPPORT.

   Text: For flexibility, Linux is unrivalled. And with Linuxcare, you now have the comprehensive enterprise-class support and services you need to take full advantage of Linux technology. We offer everything from professional services, to 24X7 support, to training--all in one place. The Linux revolution has begun. And now it means business. To learn more, call 888.LIN.GURU (546.4878) or visit www.linuxcare.com.

   Bottom tagline: SUPPORT FOR THE REVOLUTION. LINUXCARE.

   Gatefold two-page spread at front of prospectus: A depiction of an advertisement used by the Company with a table of six columns and five rows and bars going across the rows of the table.

   The headings of the columns of the table read: EVALUATE, BUY, SET UP, USE, MAINTAIN, FIX.

   The headings of the rows of the table read: PROFESSIONAL SERVICES strategy, development, migration and integration, TECHNICAL SUPPORT 24X7 telephone and Web-based support, LINUXCARE UNIVERSITY classroom and online training and courseware, LINUXCARE LABS vendor-neutral hardware and software certification, WWW.LINUXCARE.COM up-to-date technology, information and guidance.

   The bars extend across the columns as follows: In the PROFESSIONAL SERVICES row, from EVALUATE through USE. In the TECHNICAL SUPPORT row, from SET UP through FIX. In the LINUXCARE UNIVERSITY row, from EVALUATE through MAINTAIN. In the LINUXCARE LABS row, from EVALUATE through SET UP. In the
WWW.LINUXCARE.COM row, from EVALUATE through FIX.

                                 ------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    1
Risk Factors........................    5
Special Note Regarding Forward-
 Looking Statements.................   15
Use of Proceeds.....................   16
Dividend Policy.....................   16
Capitalization......................   17
Dilution............................   18
Unaudited Pro Forma Combined
 Financial Statements...............   19
Selected Financial Data.............   21
Management's Discussion and
 Analysis of Financial Condition and
 Results of Operations..............   23
Business............................   29

                                    Page
                                    ----
Management.........................  41
Certain Relationships and
 Related Transactions..............  53
Principal Stockholders.............  55
Description of Capital Stock.......  57
Shares Eligible for Future Sale....  60
United States Tax Consequences to
 Non-United States Holders.........  62
Underwriting.......................  65
Notice to Canadian Residents.......  68
Legal Matters......................  69
Experts............................  69
Additional Information.............  69
Index to Financial Statements...... F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.


                     Dealer Prospectus Delivery Obligation

   Until      , 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This section sets forth a summary of information described in more detail throughout this prospectus. This summary is not complete and may not contain all the information you should consider before investing in our common stock. You should read the entire prospectus, including the financial statements and their related notes, before making an investment decision. Except as otherwise indicated, all information in this prospectus reflects the conversion of all shares of our preferred stock into shares of common stock automatically upon completion of this offering, and assumes that the underwriters' over-allotment option will not be exercised.

                              [LOGO OF LINUXCARE]

   We are a recognized leader in providing services for Linux. We offer a comprehensive range of services spanning the entire software and hardware life cycle for Linux, open-source software packages and related technologies. We offer services for 21 distributions of Linux. We help our customers choose the best Linux solution, integrate it with their existing computing infrastructure and provide them with ongoing support. We have assembled a worldwide team of Linux experts who actively participate in the Linux and open-source communities and are significant contributors to open-source projects. We are implementing an advanced Internet-based infrastructure to communicate with and to deliver services to our customers. This infrastructure is designed to deliver our services remotely, thereby reducing the need for on-site professionals. As part of this infrastructure, we have built a knowledge sharing and management database consisting of information gained from all of our business units.

   Since our inception, we have targeted our services toward large business customers. We focus our sales and marketing efforts on original equipment manufacturers, software vendors, Global 1000 companies and Internet infrastructure providers. During 1999, we derived 55% of our revenues from three customers, Motorola, Silicon Graphics, Inc. and Sun Microsystems. Our next five largest customers were Dell Computer, Densa Techno Tokyo, Hewlett-Packard, KPMG Peat Marwick and Macmillan USA .

   Linux is emerging as the leading operating system for the Internet. According to an April 1999 survey conducted by the Internet Operating System Counter, Linux ran on approximately 31% of the Web servers polled, more than any other operating system. Linux offers multiple benefits to businesses, including reliability, reduced total cost of ownership, greater flexibility and improved compatibility with existing computing infrastructures.

   To enable customers to benefit fully from their Linux investments, we offer a broad range of services, including:

  . professional services--consulting services to help customers successfully implement Linux solutions;

  . technical support--customer support services 24 hours a day, seven days a week on complex issues ranging from operating system installation to application usage;

  . education--courseware for Linux and other open-source technologies through Linuxcare University, our group that provides education for Linux; and

  . product certification--vendor-neutral certification of hardware for use with Linux by Linuxcare Labs, our group devoted to assuring compatibility with the Linux operating system.

   Our objective is to become the leading provider of Linux-related services by:

  . establishing relationships with other companies that are direct consumers of our services and provide us with an opportunity to reach a broad customer base;

  .  expanding our sales and marketing efforts and strengthening our brand;

  . extending our technical knowledge to increase the effectiveness of our services and attract and retain Linux experts;

  . using our advanced Internet-based infrastructure to deliver quality services; and

  .  continuing to promote the adoption and development of Linux.

   We believe it is imperative for us to maintain a close relationship with the open-source community. Therefore, we actively support open-source initiatives, dedicating time and resources to projects that improve the Linux operating system and related applications. We also sponsor and participate in organizations that foster the development and adoption of Linux. We have established goodwill in the Linux and open-source communities through our active involvement, making us an attractive company for Linux experts to join.

   Upon completion of this offering, our executive officers and directors will own 18,061,129 shares or approximately 59.8% of our outstanding common shares assuming the exercise of all warrants and options held by them. Acting together, these shareholders would be able to control all matters requiring approval by shareholders.

   We were incorporated in Delaware in December 1998. For the year ended December 31, 1999, we incurred losses of $21.2 million. We operate in a competitive market and, in an effort to establish our business, we anticipate recording substantial net losses in the foreseeable future.

   Our principal executive offices are located at 650 Townsend Street, San Francisco, California 94103 and our telephone number is (415) 354-4878. Our corporate website is located at www.linuxcare.com. Information contained on this website or on any other website referenced elsewhere in this prospectus does not constitute a part of this prospectus.

                                  The Offering

Common stock offered................  4,500,000 shares
Common stock to be outstanding after
 this offering......................  30,188,221 shares
Use of proceeds.....................  For general corporate purposes, expansion of our information technology
                                      infrastructure, working capital and
                                      potential acquisitions. See "Use of
                                      Proceeds."
Proposed Nasdaq National Market
 symbol.............................  LXCR

   The total number of outstanding shares of our common stock above is based on:

  . the assumed conversion of all shares of Series A preferred stock outstanding as of January 31, 2000 into 7,917,536 shares of common stock upon completion of this offering.

  . the assumed conversion of all shares of Series B preferred stock as of January 31, 2000 into 7,297,900 shares of common stock upon completion of this offering;

  . 10,472,785 shares of our common stock outstanding as of January 31, 2000;

  This number excludes the following:

  . 391,743 shares represented by warrants for Series A redeemable convertible preferred stock;

  . 3,136,560 shares of common stock available for grant under our 1999 Stock Plan as of January 31, 2000;

  . 1,000,000 shares of common stock available for issuance under our 2000 Employee Stock Purchase Plan immediately following the offering;

  . 300,000 shares of common stock available for issuance under our 2000 Director Option Plan immediately following the offering; and

  . 2,876,001 shares of common stock issuable upon exercise of options outstanding as of January 31, 2000 with a weighted average exercise price of $0.31 per share.

                Summary Consolidated Financial Information

   The following summary financial data has been derived from our unaudited pro forma combined statement of operations and audited consolidated balance sheet for 1999. You should read the information set forth below in conjunction with our "Unaudited Pro Forma Combined Financial Statements," Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                   Pro forma
                                                                    combined
                                                                   year ended
                                                                  December 31,
                                                                      1999
                                                                  ------------
Statement of Operations Data:
Revenues......................................................... $  1,531,471
Cost of revenues.................................................    2,987,049
Gross margin.....................................................   (1,455,578)
Loss from operations ............................................  (20,563,229)
Net loss applicable to common stockholders.......................  (21,259,755)
Basic and diluted net loss per share.............................       $(7.31)
Weighted average shares used in computing pro forma combined basic and diluted net loss
 per share ......................................................    2,908,824

                                                         December 31, 1999
                                                      ------------------------
                                                                    Pro Forma
                                                        Actual     As adjusted
                                                      -----------  -----------
Balance Sheet Data:
Cash and cash equivalents............................ $29,994,575  $86,584,595
Working capital .....................................  25,029,759   81,619,759
Total assets.........................................  36,366,003   92,956,003
Note payable and equipment financing, less current
 portion.............................................   1,926,018    1,926,018
Redeemable convertible preferred stock...............  40,374,016          --
Total stockholders' (deficit) equity................. (12,628,592)  84,335,424

   See note 1 of notes to financial statements included elsewhere in this prospectus for an explanation of the determination of the number of shares used in computing per share data and the complete discussion on unaudited pro forma earnings per share.

   The as adjusted pro forma amounts above give effect to the sale of the 4,500,000 shares of common stock offered hereby at an assumed public offering price of $14.00 per share (less underwriting discounts and commissions and estimated offering expenses) and the conversion at the closing of this offering of 14,999,803 shares of preferred stock into 15,215,436 shares of common stock as of January 31, 2000. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

   Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock.

                         Risks Related to Our Business

We have a limited operating history and operate in a new industry which makes evaluating our business prospects and results of operations difficult.

   We were incorporated in December 1998. We have a limited operating history upon which an investor may evaluate our business and prospects. Our potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by recently established companies, particularly companies in new and rapidly evolving markets such as the Linux services market. To date, few Linux-based products have gained widespread acceptance. Our success depends on the growth, usage and acceptance of the Linux operating system and related open-source software.







   If the market for the Linux operating system fails to grow or if we fail to successfully address the risks associated with new companies, our business may not grow.

We have incurred substantial losses and anticipate future losses.

   We incurred losses of $21.2 million during the year ended December 31, 1999 as we expanded our operations and had an accumulated stockholders' deficit of approximately $12.6 million as of December 31, 1999. For the foreseeable future, we expect to incur significant expenditures for marketing, recruiting and hiring additional personnel, upgrading our information technology infrastructure and expanding into new markets. As a result, upon completion of the offering, we expect that our operating expenses, excluding amortization of deferred stock compensation, will total approximately $65 million during the year ending December 31, 2000 and, consequently, we expect to incur losses in 2000 and 2001. In addition, we may not be able to maintain our current rate of revenue growth. Increased competition or slower than anticipated growth in our market could also affect our revenue growth. We cannot be certain that we will achieve profitability or that, if we do achieve profitability, we will be able to sustain it.

We may be unable to attract and retain Linux experts and other personnel to grow our business.

   Our future success depends, in part, on our ability to identify, attract, retain and motivate highly skilled personnel. We intend to hire approximately 250 new employees during 2000, including additional technical professionals, Linux experts, sales and marketing and other personnel. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain sufficient highly qualified personnel. Our ability to achieve revenue growth also depends upon the continued service of our executive officers and other key marketing and support personnel. Competition for qualified personnel in our industry and in the San Francisco Bay Area, as well as the other geographic markets in which we recruit, is extremely intense and characterized by rapidly increasing salaries, which may increase our operating expenses or hinder our ability to recruit qualified candidates.

We have historically generated 55% of our revenues from three customers.

   To date, we have derived a significant portion of our revenues from a limited number of customers. Our three largest customers, Sun Microsystems Inc., Motorola, Inc. and Silicon Graphics, Inc., accounted for 26%, 18% and 11%, respectively, of our revenues during the year ended December 31, 1999. We performed primarily technical support, professional services, and training for Sun Microsystems, Motorola and Silicon

Graphics, Inc., respectively. The volume of work performed for these customers may not be sustained from year to year, and there is a risk that these principal customers may not retain us in the future. Any cancellation, deferral or significant reduction in the amount of work performed for these customers could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to achieve high gross margins if we are unable to utilize our technical staff effectively, if there are fluctuations in work flow or if our implementation of a new information technology infrastructure does not result in the efficiencies that we expect from it.

   Our success as a service business is highly dependent on our ability to improve our gross margins. For the year ended December 31, 1999, we had negative gross margin of $1.6 million. Our gross margins are affected by fluctuations in the work flow from our customers as well as the efficient use of the time of our professional staff. Some of our highly skilled personnel may have to spend extensive amounts of time marketing our services and performing administrative tasks instead of solving customer problems. In particular, our skilled Linux professionals may be required to cultivate their relationships with the open-source community to help establish our brand. In addition, we are implementing an advanced information technology infrastructure to help handle the expected growth of our business. If we are unable to carry out such implementation or if our new infrastructure does not result in the efficiencies that we expect from it, we may not achieve high gross margins. Our failure to achieve high gross margins may adversely affect the market price of our common stock and our ability to achieve profitability.

Our revenues are difficult to predict because they will in part be generated on a project-by-project basis.

   We expect to derive revenues for our professional services offerings primarily from fees for services generated on a project-by-project basis. These projects will likely vary in size and scope. Therefore, a customer that accounts for a significant portion of our revenues in a given period may not generate a similar amount of revenues, if any, in subsequent periods. In addition, after we complete a project, we have no assurance that a customer will retain our services in the future. Furthermore, our existing clients can generally reduce the scope of an engagement or cancel their use of our services without penalty and with little or no notice. If clients terminate existing engagements or if we are unable to enter into new engagements, our revenues in the relevant period could substantially decline and we may underutilize existing resources that cannot be quickly redeployed to other client engagements.

   Our ability to accurately forecast our quarterly revenues is made difficult by our limited operating history and the new and rapidly evolving market for Linux. In addition, we have hired a significant number of employees and entered into contracts requiring future minimum operating lease payments of $6.0 million over five years based on our revenue expectations. Therefore, if we have a shortfall in revenues, we may be unable to reduce our expenses quickly enough to avoid lower quarterly operating results. We do not know whether our business will grow rapidly enough to absorb these costs. As a result, our quarterly operating results could fluctuate, and such fluctuation could adversely affect the market price of our common stock.

If we are unable to implement appropriate systems, procedures and controls to manage our expected growth, we may not be able to successfully offer our services and grow our business.

   Since we began operations in December 1998, we have significantly increased the size of our operations. During 1999, we increased our number of employees by 127 people and greatly increased our operating expenses. This growth has placed, and we expect that any future growth we experience will continue to place, a significant strain on our management, systems and resources. Our management team has not previously worked together. The quality of the services we render may be adversely affected if we do not create a highly cooperative environment within the management team and with employees. To manage growth effectively, we will need to continue to implement or update our operational and financial systems, procedures and controls. If we fail to implement appropriate internal systems, and necessary modifications and improvements to these systems, our business will suffer.

A failure of our information technology infrastructure to handle the demands of our current or future business would adversely affect our business.

   Our service offerings and business strategy are highly dependent on the efficient performance of our Internet-based information technology. Although we divide our information technology infrastructure among four locations in anticipation of possible system outages or failures, we cannot be certain that the systems operated by us or by outside service providers will be adequate to handle the demands of our business or will be maintained without any material interruption. A significant growth of our business could result in an unexpected increase in the demand for our Internet-based services. We are implementing an advanced information technology infrastructure that is designed to handle increased demand, but we cannot be certain that our infrastructure will be in place when we experience such increased demand, or if we do, such infrastructure will be able to handle the increased demand. Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in our responsiveness to our customers could harm our reputation and adversely affect our business.

Our customers and competitors may offer their own technical support and services which could result in a loss of market share.

   Currently, we provide services and technical support for large businesses and major hardware and software vendors. To the extent the Linux operating system gains broader market acceptance, these companies may develop their own technical support and services for Linux-based operations. These companies, which have large customer bases, greater financial resources and better name recognition than we do, may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to their customers than we can. These companies also may be able to leverage their existing service organizations and provide a more comprehensive offering of services and higher levels of support on a more cost-effective basis than we can. Furthermore, other suppliers of Linux operating systems are focusing on technical support and services. We believe that VA Linux, Red Hat, Caldera and S.u.S.E. currently offer technical support and services. It is possible that these businesses will form alliances to enable them to provide more effective services. Increased competition and the emergence of other Linux-related services companies may result in price reductions, lower-than-expected gross margins or our inability to establish a meaningful market share, any of which may cause our business to fail.

Our management team is new and, if they are unable to work together effectively, our business could be seriously harmed.

   Our business is highly dependent on the ability of our management team to work together effectively to meet demands of our growth. We grew from three employees at December 31, 1998 to 130 employees at December 31, 1999, including adding seven members to our management team. These individuals have not previously worked together as a management team and have only had limited experience managing a rapidly growing company.

We face risks related to expanding into new services and business areas.

   To increase our revenues, we could expand our operations by promoting new or complementary services and by expanding into new business areas. These services could require both modification of existing systems and the creation or acquisition of new software, systems and other technologies. We may lack the managerial and technical resources necessary to expand our service offerings. These initiatives may not generate sufficient revenues to offset their cost. If we are unable for any reason to expand our services in line with our customer demands, our reputation and business could suffer.

We intend to expand by means of business combinations and strategic alliances, which may harm our operational efficiency, financial performance and relationships with employees and third parties.

   We currently intend to expand our operations and market presence by making investments in or entering into business combinations, joint ventures or other strategic alliances with other businesses in the United States, Europe and Asia-Pacific. Our ability to expand in this way may be limited due to the many financial and operational risks accompanying such transactions. For example:

  . these transactions may be time consuming, place strains on our resources and divert management's attention away from our core, day-to-day business;

  . efficient integration of the acquired businesses or technologies may not be successful, thereby reducing any anticipated revenues and cost benefits;

  . our stockholders will incur dilution if we issue equity in connection with these transactions; and

  . our relationships with existing employees, customers and business partners may be weakened or terminated as a result of these transactions.

If we fail to adequately promote and maintain our brand name or are unable to continue using "Linux" as part of our brand name, our business may be adversely affected.

   We believe that increasing the recognition of the Linuxcare brand is critical to our success. To promote our brand identity and to attract customers, we plan to spend approximately $14 million during the year ending December 31, 2000 on advertising, promotions and marketing campaigns. We cannot be certain that these strategies will be successful. If we are unable to design and implement effective marketing campaigns or otherwise fail to promote our brand, our revenues will not grow sufficiently. Our business will suffer if we incur excessive expenses in an attempt to promote our brand without a corresponding increase in revenues. Mr. Linus Torvalds owns the trademark to "Linux" and has approved our use of the word Linux in our company name as well as in the title of our websites. This approval may be revoked for any reason, however, and we may no longer be able to use this trademark in our brand or in the title of our website. Trademark owners must enforce their trademarks effectively in order for their trademarks to remain valid. Should the "Linux" trademark not be enforced adequately, because of lack of resources or otherwise, or be invalidated through legal action, our business could suffer. We have no right to police the use of the term "Linux." Lack of policing could cause the loss of the trademark as well as confusion about the source, quality, reputation and dependability of Linux, which would harm our company's reputation. In addition, the trademark "Linux" may become widely used and diluted. This may, in turn, dilute our brand and decrease the efficacy of our branding strategy.

We may be unable to execute our business model in international markets.

   A key component to our growth strategy is to expand our presence in Asia-Pacific and Europe and become recognized as an international leader in the provision of Linux-related services. We believe the market for Linux-related services is worldwide. To date, we have only limited experience marketing, selling and supporting our services on an international basis. We have recently expanded our operations internationally and we have offices in Australia, Canada, Germany, Italy, Japan, The Netherlands and the United Kingdom. We are considering further international expansion, which may include opening new offices, acquiring established businesses or working with other companies to market and deliver our services. It will be costly to establish international operations, promote our brand internationally and develop localized websites and network support. Revenues from international activities may not offset the expense of establishing and maintaining these foreign operations. Furthermore, expanding our international operations subjects us to additional risks, including the following:

  . increased competition from local service providers, including S.u.S.E. in Europe and TurboLinux in Japan;

  .  delivering our services in multiple languages;

  . fluctuations in currency exchange rates or recessionary environments in overseas economies;

  . tariffs, duties, price controls or other trade barriers, and compliance with export and import laws; and

  . longer payment cycles and increased difficulties developing and maintaining credit procedures.

   Our failure to address these risks could inhibit or preclude our efforts to expand our business in international markets.

If we are unable to introduce new services in a timely manner, our business will be harmed.

   The computer systems market is characterized by rapid technological change, changes in customer demands and evolving industry standards. Our services could be rendered obsolete if new technologies are introduced or new industry standards emerge and we are not able to keep up with such innovation.

   Computing environments are inherently complex. As a result, we cannot accurately estimate the long-term need for our services. New environments and new techniques may require us to hire and retain increasingly scarce, technically competent personnel. Significant delays or problems in installing or implementing new services could seriously damage our business.

   Our future success depends upon our ability to enhance existing services, develop new services and grow our business to satisfy customer demands. We may not be able to successfully identify new service opportunities to grow our business.

We may not be able to use intellectual property to protect ourselves from competition.

   Most of our activities and knowledge may not be protectable as proprietary intellectual property. Some of the computer code resulting from the professional services and technical support that we provide will be published and freely-available to all Linux licensees with no payment to us. To date, we have taken only limited steps to protect our intellectual property. Accordingly, we may be unable to use our intellectual property to prevent other companies from competing with us. In addition, we are unable to prevent third parties from developing techniques that are similar or superior to our technology, or from designing around our intellectual property.

We may be sued as a result of information published on, posted on or accessible from our websites.

   We may be subjected to claims for defamation, negligence, copyright or trademark infringement (including contributory infringement), or other claims relating to the information contained on our website, whether written by us or third parties. These types of claims have been brought against online services in the past, and can be costly to defend, regardless of the merit of the lawsuit. Although recent federal legislation protects online services from some claims when the material is written by third parties, this protection is limited. Furthermore, the law in this area remains in flux, and varies from state to state. While no claims have been made against us to date, our business could be seriously harmed if one were asserted.

The operating performance of our systems is dependent on outside providers.

   We rely on outside service providers to help maintain our networks and systems. For example, we outsource our Web server hosting to Digital Island, an outside co-location service provider. This provider's failure to maintain its systems and operations could adversely affect our business. In addition, our technical support services are highly dependent on Internet-based technology. Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in our responsiveness could harm our reputation.

Increased sales of Linuxcare's services depends upon the expansion of the Internet as a platform for commerce and communication.

   Our success depends on the continued use and expansion of the Internet. If the Internet does not continue to become a widespread communications medium and commercial marketplace, the demand for Linuxcare's services could be significantly reduced. The Internet infrastructure may not be able to support the demands placed on it by continued growth. The Internet could lose its viability due to delays in the development or adoption of new equipment, standards and protocols to handle increased levels of Internet activity, security, reliability, cost, ease of use, accessibility and quality of service. Other factors that could inhibit the growth of the Internet and its use by business as a medium for communication and commerce include:

  .  concerns about security of transactions conducted over the Internet;

  . concerns about privacy and the use of data collected and stored recording interactions over the Internet; and

  . the possibility that federal, state, local or foreign governments will adopt laws or regulations limiting the use of the Internet or the use of information collected from communications or transactions over the Internet.

We granted 6,235,189 options during the year ended December 31, 1999 at exercise prices substantially below the per share price of this offering. The exercise of these options will result in dilution of the book value of the shares being offered.

   During the year ended December 31, 1999, we granted 6,235,189 options to purchase common stock at a weighted average exercise price of $0.26. Through December 31, 1999, 2,526,312 of these options to purchase shares of common stock have been exercised and 550,667 of these options were cancelled. To the extent the remaining options are exercised, the investors in this offering will experience dilution.

We are recording a significant amount of deferred stock compensation relating to recent stock option grants. The amortization of this compensation expense will result in a charge to our earnings over the next four years.

   Amortization of deferred stock compensation represents an expense associated with the amortization of the difference between the deemed fair market value of the common stock at the time of the option grant and the option exercise price over the vesting period. In the year ended December 31, 1999, we recorded deferred stock compensation of approximately $20.0 million. In addition, we expect to record an additional deferred compensation charge relating to option grants made after December 31, 1999 but prior to the completion of the offering. We estimate the charge relating to these additional grants will be approximately $17.1 million, based upon an assumed offering price of $13.00 per share, for the year ending December 31, 2000. We amortize deferred stock compensation on an accelerated basis. The amortization of deferred stock compensation will result in a charge to our earnings over the next four years.

                             Risks Related to Linux

If widespread adoption of the Linux operating system does not occur, our business will be harmed.

   Our business depends on the willingness of customers to purchase Linux systems. For the foreseeable future, we expect to derive most of our revenues from the provision of Linux-related services and support. The Linux operating system is still in the early stages of gaining broad market acceptance. To date, this acceptance has been mostly limited to Internet infrastructure applications and academic research environments. Our success is dependent upon the continued and increased rate of adoption of Linux in these and other markets. If this does not occur, our business will materially suffer.

   The Linux operating system is an open-source software product, which users are licensed to freely copy, use, modify and distribute. Accordingly, anyone can download or otherwise copy the Linux operating system and numerous related software applications from the Internet, without cost. Few open-source software products have gained widespread commercial acceptance partly due to the lack of viable open source industry participants to offer adequate service and support. Moreover, open-source vendors are not able to provide standard warranties and indemnities for their products, because these products have been developed by independent parties over whom open source vendors exercise no control or supervision. If open-source software should fail to gain widespread commercial acceptance, our business could be adversely affected.

If Linux developers fail to enhance the core source code of the Linux operating system and develop Linux-based applications, our business will suffer.

   The core of the Linux operating system, the Linux kernel, is maintained by third parties. Mr. Linus Torvalds, the original developer of the Linux kernel, and a group of independent engineers, are primarily responsible for the development and evolution of the Linux kernel. Any failure on the part of the kernel developers to further develop and enhance the kernel could stifle the development of additional Linux-based applications, which will affect our ability to expand our business.

Software applications for Linux-based operating systems must proliferate for our business to succeed.

   The growth in our business depends, in part, on the development of additional third-party software applications. Currently, many widely used applications have not been made compatible with Linux. Moreover, many standard applications, such as word processors, databases, accounting packages, spreadsheets, e-mail programs, graphics software and personal productivity applications that have been made compatible with Linux, have not achieved market acceptance. These applications must gain mainstream acceptance in business and consumer markets for our business to grow. We intend to encourage the development of additional applications that operate on Linux-based operating systems by providing services that assist developers in porting applications to the Linux platform. If we are not successful in achieving these goals, however, our services and products will not gain mainstream business and consumer acceptance and we may not be able to grow our business.

If multiple and incompatible versions of Linux achieve sufficient market acceptance, demand for our services could decline.

   Currently, most Linux distributions are compatible and Linux applications can operate across these distributions. If incompatible versions of Linux should develop, however, customers may become less likely to purchase Linux products and our business would suffer. In addition, should multiple and incompatible versions of Linux achieve sufficient market acceptance, we may be required to support more distributions, which could result in increased operating expenses.

We may not succeed if the Linux developer community fails to support us or reacts negatively to our business strategy.

   The Linux developer community may not continue to support us. Some members of the open-source software community have criticized companies that profit from open-source software. This type of negative reaction, from either customers or open source developers, could harm our reputation, diminish the Linuxcare brand and damage our business. If the Linux community fails to support us, we may be unable to stay aware of technological developments, which may harm our revenues.

We could be prevented from selling or developing our services and products if the GNU General Public License (GPL) and similar licenses under which the Linux-based systems operate are unenforceable.

   The Linux kernel and the Linux operating system have been developed and licensed under the GPL and similar open source licenses. These licenses require that any software program licensed under them may be copied, modified and distributed freely, so long as all modifications are also freely made available and licensed under the same conditions. We know of no instance in which a party has challenged the validity of these licenses or in which these licenses have been interpreted in a legal proceeding.

   It is possible that parties may refuse to comply with the restrictions of these licenses. It is also possible that a court would hold one or more of the restrictions in these licenses to be unenforceable in the event that someone were to file a claim asserting proprietary rights in a program developed and distributed under them. Any ruling by a court that the restrictions in these licenses are not enforceable, or that Linux-based operating systems, or modifications to them, may not be copied, modified, or distributed freely, would have the effect of preventing us from developing our services, unless we are able to negotiate a license for the use of the software or replace the affected portions. In the event that we obtain such a license, we would likely be required to make royalty payments with respect to sales covered by the license. Any royalty payments would harm our operating results. There can be no assurance that we can obtain such a license.

Failure of computer systems and software to be year 2000 compliant could increase our costs, disrupt our services and reduce demand from our customers.

   We confront the year 2000 problem in two contexts.

   Our customers. The failure of our customers to ensure that their operations are year 2000 compliant could have an adverse effect on them, which in turn could limit their ability to retain us as a third-party service provider or process our invoices in a timely manner. In addition, customers or potential customers may delay purchasing our services to the extent such customers or potential customers are required to devote resources to resolving the year 2000 problem. To date, we have not encountered any year 2000 difficulties from our customers.

   Our services. The solutions that we provide our customers integrate software and other technology from different providers. If there is a year 2000 problem with respect to a solution provided by us, it may be difficult to determine whether the problem relates to services that we have performed or is due to the software, technology or services of other providers. To date, our customers have not reported any year 2000-related problems arising from our services. We may, however, be subjected to year 2000-related lawsuits whether or not the services we have performed are year 2000 compliant. We cannot be certain what the outcomes of these types of lawsuits may be.

                         Risks Related to this Offering

Our stock price may be volatile and you may not be able to resell your shares at or above the initial public offering price.

   There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock will be determined through negotiations between the underwriters and us. This initial public offering price may vary from the market price of our common stock after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial public offering price. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, include the following:

  . actual or anticipated fluctuations in our annual and quarterly operating results;

  . the growth and acceptance of the Linux operating system and related open-source software;

  .  changes in financial estimates by securities analysts;

  . increased competition in the Linux industry, including announcements by us or our competitors of significant technical innovations, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  .  additions or departures of key personnel;

  .  future sale of equity or debt securities; and

  .  general economic, industry and market conditions.

   In addition, the stock prices of Linux-based companies have been extremely volatile. Our stock price may reflect the Linux industry's performance and fall regardless of our performance. Moreover, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, we could suffer substantial costs and a diversion of management's attention and resources regardless of the lawsuit's merits.

We may be unable to meet our future capital requirements and, if we seek additional funding, stockholders will experience additional dilution.

   We may be required, or could elect to seek additional funding during the next 12 months or thereafter, particularly if we elect to acquire complementary businesses, products or technologies or if our losses during and after the year ending December 31, 2000 are greater than we expect. However, we currently do not have any plans to issue any debt or additional equity. In the event we are required to raise additional funds, we may not be able to do so on favorable terms, if at all. Further, if we issue new equity securities, stockholders will experience dilution and the holders of new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock.

Substantial future sales of our common stock in the public market may depress our stock price.

   After this offering, our current stockholders will hold 85.1% of the outstanding shares of our common stock. These stockholders will be able to sell in the public market in the near future. Most of our stockholders have entered into lock-up agreements that provide for restrictions on the sale of their shares for 180 days after the effectiveness of this offering. Sales of a substantial number of shares of our common stock after this 180-day period could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

You will experience immediate and substantial dilution in the book value of your shares.

   The initial public offering price is substantially higher than the book value per share of our outstanding common stock immediately after the offering. Accordingly, if you purchase common stock in the offering, you will incur immediate dilution of approximately $11.16 in the book value per share of our common stock from the price you pay for our common stock. To the extent that existing options and warrants owned by our existing stockholders are exercised, new investors will experience further dilution. For additional information on this calculation, see "Dilution."

Because our directors and officers own 70.3% of our stock prior to the offering and will own 59.8% after the offering, the voting power of other stockholders, including purchasers in this offering, may be limited.

   After this offering, it is anticipated that our officers, directors, and five percent or greater stockholders will beneficially own or control, directly or indirectly, 59.8% of our shares of common stock. Our directors and officers alone will control 59.8% of our shares of common stock. As a result, if our directors and officers choose to act together, they will have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any business combinations. This concentration of ownership may delay or prevent an acquisition, which could prevent our stockholders from realizing a premium over the market price for their common shares, or cause the market price of our stock to decline. Our directors and officers may have interests different from yours. For example, they may be less interested than other investors in selling our company or pursuing different business strategies.

The provisions of our charter documents may inhibit potential acquisition bids that a stockholder may believe are desirable, and the market price of our common stock may be lower as a result.

   Upon completion of this offering, our board of directors will have the authority to issue up to five million shares of preferred stock. Our board of directors can fix the price, rights, preferences, privileges and restrictions of the preferred stock without any further vote or action by our stockholders.

   The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our common stock and the voting and other rights of our stockholders may be adversely affected. The issuance of preferred stock may result in the loss of voting control to other stockholders. We have no current plans to issue any shares of preferred stock.

   Our by-laws also contain other provisions which may discourage, delay or prevent a merger or acquisition, including:

  . only one of the three classes of directors is elected each year, thereby delaying potential acquirors from gaining control of the board;

  . our stockholders have limited rights to remove directors without cause, thereby hindering the ability of potential acquirors to replace the members of our board; and

  . our stockholders have no right to act by written consent, thereby potentially delaying the approval of an acquisition.

   These provisions could also have the effect of discouraging others from making tender offers for our common stock. As a result, these provisions may prevent the market price of our common stock from increasing substantially in response to actual or rumored takeover attempts. These provisions may also prevent changes in our management.

We have broad discretion in how we use the proceeds of this offering, and we may not use these proceeds effectively.

   Our management has broad discretion in the use of the net proceeds of this offering and could spend the net proceeds in ways that do not yield a favorable return or to which stockholders object. We may also use the proceeds to acquire complementary businesses or technologies, although no such acquisitions are currently planned. Until we need to use the proceeds of this offering, we plan to invest the net proceeds in investment grade, interest-bearing securities.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance and include statements about our plans, objectives and services as well as our expectations and intentions. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements expressed or implied by any forward-looking statements.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as otherwise provided under the securities laws, we are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

   We expect to receive net proceeds from the sale of the 4,500,000 shares of common stock of approximately $56.6 million (approximately $65.3 million if the underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of $14.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

   We intend to use the net proceeds from this offering primarily for general corporate purposes, including working capital, funding our operating losses, expansion of our information technology infrastructure and capital expenditures. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations with respect to any such transactions. We have not specifically allocated the proceeds of this offering to any of these purposes. However, we currently plan to spend approximately $32 million on sales and marketing and approximately $19 million on information technology during the year ending December 31, 2000. Nevertheless, our business plan, including the amount of these expenditures, may change materially. We anticipate that these expenditures will be funded in part by our revenue. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1999 on the following two bases:

  .  on an actual basis; and

  . on a pro forma as adjusted basis to give effect to the conversion of all shares of preferred stock into 15,215,436 shares of common stock and the sale of 4,500,000 shares of common stock at an assumed initial offering price of $14.00 per share (less underwriting discounts and commissions and estimated offering expenses).

   You should read this table in conjunction with our financial statements and the accompanying notes included elsewhere in this prospectus, "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                        December 31, 1999
                                                    --------------------------
                                                                   Pro Forma
                                                       Actual     As Adjusted
                                                    ------------  ------------
Note payable and equipment financing, less current
 portion........................................... $  1,926,018  $  1,926,018
Redeemable convertible preferred stock.............                         --
  Preferred stock, $0.0001 par value: 18,566,075
   shares authorized (actual), 14,999,803 issued
   and outstanding (actual); none (pro forma as
   adjusted).......................................   40,374,016            --
Stockholders' equity:
  Common stock, $0.0001 par value: 32,000,000
   authorized (actual); 9,685,136 issued and
   outstanding (actual); 29,400,572 issued and
   outstanding (pro forma as adjusted).............          969         2,940
  Additional paid-in capital.......................   24,677,072   121,639,117
  Deferred compensation............................  (15,860,562)  (15,860,562)
  Stockholder note receivable......................     (482,014)     (482,014)
  Accumulated deficit..............................  (20,964,057)  (20,964,057)
                                                    ------------  ------------
    Total stockholders' equity (deficit)...........  (12,628,592)   84,335,424
                                                    ------------  ------------
    Total capitalization........................... $ 29,671,442  $ 86,261,442
                                                    ============  ============

   The data in the table above excludes:

  . 3,158,210 shares issuable upon exercise of outstanding stock options outstanding as of December 31, 1999;

  . 618,216 shares of common stock available for issuance at December 31, 1999 under our 1999 Stock Plan; and


  . 391,743 shares represented by warrants for Series A redeemable convertible preferred stock.

   For additional information regarding these shares, see "Management--Stock Plan," "Certain Relationships and Related Transactions," "Description of Capital Stock" and note 8 of the notes to financial statements included elsewhere in this prospectus.

                                    DILUTION

   If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of common stock after this offering. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding. The pro forma net tangible book value assumes the conversion of preferred stock into common stock. Our pro forma net tangible book value as of December 31, 1999 was $27,000,973 or $1.08 per share of common stock. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the 4,500,000 shares of common stock offered hereby at an assumed public offering price of $14.00 per share (less underwriting discounts and commissions and estimated offering expenses), our pro forma net tangible book value as of December 31, 1999 would have been $83,590,973 or approximately $2.84 per share. This represents an immediate increase in pro forma net tangible book value of $1.76 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $11.16 per share to new investors, or approximately 79.7% of the assumed initial public offering price of $14.00 per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share..................       $14.00
  Pro forma net tangible book value per share at December 31,
   1999.......................................................... $1.08
  Increase per share attributable to this offering...............  1.76
                                                                  -----
Pro forma as adjusted net tangible book value per share after
 this offering...................................................         2.84
                                                                        ------
Dilution per share to new investors..............................       $11.16
                                                                        ======

   The following table shows on a pro forma basis after giving effect to this offering, based on an assumed initial public offering price of $14.00 per share, as of December 31, 1999, the differences between the existing holders of common stock and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid, before deducting the underwriting discounts and commissions and estimated offering expenses:

                            Shares Purchased  Total Consideration
                           ------------------ -------------------- Average Price
                             Number   Percent    Amount    Percent   Per Share
                           ---------- ------- ------------ ------- -------------
Existing stockholders..... 24,900,572   84.7% $ 45,154,000   41.7%    $ 1.81
New investors.............  4,500,000   15.3    63,000,000   58.3      14.00
                           ----------  -----  ------------  -----
  Total................... 29,400,572  100.0% $108,154,000  100.0%
                           ==========  =====  ============  =====

   The foregoing discussion and table are based on actual shares outstanding on December 31, 1999 and assume no exercise of any stock options outstanding as of December 31, 1999. As of December 31, 1999, there were options outstanding to purchase 3,158,210 shares of common stock at a weighted average exercise price of $0.31 per share. To the extent any of these options are exercised, there will be further dilution to investors. See "Capitalization," "Management--Stock Plans," "Description of Capital Stock" and note 8 of notes to consolidated financial statements include elsewhere in this prospectus.

             UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

   The following unaudited pro forma combined financial statements for the year ended December 31, 1999 have been prepared from the historical financial statements of Linuxcare, Inc., The Puffin Group, Inc. ("Puffin") and Prosa Progettazione Sviluppo Aperto s.r.l. ("Prosa"). The unaudited pro forma combined statement of operations gives effect to the acquisitions of Puffin and Prosa as if such transactions had occurred on January 1, 1999. The consolidated balance sheet is presented in the audited financial statements.

   On October 1, 1999, we purchased the outstanding common stock of Puffin, a Canadian company, for 100,000 shares of our common stock and options to purchase approximately 25,000 shares of our common stock with an exercise price of $0.13. The option to purchase additional shares vested immediately. The Puffin transaction was accounted for as a purchase in accordance with the provisions of APB 16. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Accordingly, the shares and options were valued at their deemed fair value on the date of the transaction, amounting to approximately $527,000. Goodwill of $513,690 was recorded at the date of purchase, reflecting the difference between the net fair value of the underlying assets and liabilities and the deemed fair value of the shares and options paid as consideration. The goodwill is being amortized over the employment term of the employees acquired, which was estimated as 3 years. The adjustments to the pro forma statement of operations reflect one year of amortization of goodwill. Additionally, 300,000 options to purchase our common stock, with vesting terms of three years and an exercise price of $.13 per share, were granted to Puffin's key employees. There is no effect of the issuance of these options on the pro forma statement of operations as the deemed fair value as of January 1, 1999 was substantially similar to the exercise price. Accordingly, the pro forma adjustment of $163,928 to the amortization of deferred compensation reflects the elimination of the deferred stock amortization recorded in the Linuxcare financial statments related to the 300,000 options.

   On December 30, 1999, we purchased the outstanding shares of the common stock of Prosa, an Italian company, for cash and the assumption of liabilities totaling $290,000. The Prosa transaction was accounted for as a purchase in accordance with APB 16. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Goodwill of $273,569 was recorded at the date of the purchase, reflecting the difference between the net fair value of the underlying assets and the total consideration paid. The goodwill is being amortized over the employment term of the employees acquired, which was estimated as 3 years. The adjustments to the pro forma statement of operations reflect one year of amortization of goodwill.

   The purchase price for the Puffin and Prosa transactions was allocated to the assets acquired and liabilities assumed based on their estimated fair values as determined by us as follows as of the date of the respective acquisitions:

                                                         Puffin        Prosa
                                                      September 30, December 31,
                                                          1999          1999
                                                      ------------- ------------
   Current assets....................................   $ 59,207     $ 123,880
   Goodwill..........................................    513,690       273,569
   Long term assets..................................      8,461        12,845
   Current liabilities...............................    (54,038)     (120,709)
                                                        --------     ---------
   Purchase Price....................................   $527,320     $ 289,585
                                                        ========     =========

                              LINUXCARE, INC.

           Unaudited Pro Forma Combined Statement of Operations

                   For the Year Ended December 31, 1999

                                 Unaudited

                                                          Puffin
                          Linuxcare, Inc.    Prosa      Nine Months
                            Year Ended     Year Ended      Ended                    Unaudited      Unaudited
                           December 31,   December 31, September 30,   Combined     Pro Forma      Pro Forma
                               1999           1999         1999         Total      Adjustments      Combined
                          --------------- ------------ ------------- ------------  -----------    ------------
Revenue.................   $  1,210,806     $222,930     $ 97,735    $  1,531,471   $      --     $  1,531,471
Cost of sales...........      2,814,546      120,335       52,168       2,987,049          --        2,987,049
                           ------------     --------     --------    ------------   ---------     ------------
Gross margin............     (1,603,740)     102,595       45,567      (1,455,578)         --       (1,455,578)
Operating expenses:
 Selling, general and
  administrative........     14,755,289       87,250       45,264      14,887,803          --       14,887,803
 Amortization of
  deferred stock
  compensation..........      4,121,356           --           --       4,121,356    (163,928)(a)    3,957,428
 Amortization of
  goodwill..............         42,808           --           --          42,808     219,612 (b)      262,420
                           ------------     --------     --------    ------------   ---------     ------------
Total operating
 expenses...............     18,919,453       87,250       45,264      19,051,967      55,684       19,107,651
                           ------------     --------     --------    ------------   ---------     ------------
Income (loss) from
 operations.............    (20,523,193)      15,345          303     (20,507,545)    (55,684)     (20,563,229)
Interest income.........         45,061           --           --          45,061          --           45,061
Interest expense........       (468,267)      (1,048)          --        (469,315)         --         (469,315)
Other...................             --       (1,399)          --          (1,399)         --           (1,399)
                           ------------     --------     --------    ------------   ---------     ------------
Net income (loss) before
 income taxes...........    (20,946,399)      12,898          303     (20,933,198)    (55,684)     (20,988,882)
Income tax expense......          4,200        6,293           --          10,493          --           10,493
                           ------------     --------     --------    ------------   ---------     ------------
Net income (loss).......    (20,950,599)       6,605          303     (20,943,691)    (55,684)     (20,999,375)
Preferred stock
 accretion..............       (260,380)          --           --        (260,380)         --         (260,380)
                           ------------     --------     --------    ------------   ---------     ------------
Net income (loss)
 applicable to common
 stockholders...........   $(21,210,979)    $  6,605       $  303    $(21,204,071)  $ (55,684)    $(21,259,755)
                           ============     ========     ========    ============   =========     ============
Basic and diluted net
 loss per share.........   $      (7.49)                                                          $      (7.31)
                           ============                                                           ============
Weighted avg shares
 outstanding............      2,833,756                                                              2,908,824
                           ============                                                           ============
Pro forma basic and
 diluted net loss per
 share..................   $      (2.26)                                                          $      (2.25)
                           ============                                                           ============
Pro forma weighted-
 average shares
 outstanding............      9,252,635                                                              9,327,500
                           ============                                                           ============

--------

(a) Reflects the elimination of deferred stock compensation expense recorded in the Linuxcare financial statements that would not have been recorded had the Puffin acquisition occurred on January 1, 1999.

(b) Reflects the amortization of goodwill related to the purchase of Puffin and Prosa over three years.

                            SELECTED FINANCIAL DATA

   In the table below, we provide summary historical financial data of Linuxcare. We have prepared this information using the financial statements of Linuxcare as of December 31, 1998 and December 31, 1999 and for the period from December 9, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999.

   When you read this summary historical financial data it is important that you read along with it the historical financial statements and related notes included elsewhere in this prospectus, as well as the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                   Period from
                                                 December 9, 1998
                                                  (inception) to   Year ended
                                                   December 31,   December 31,
                                                       1998           1999
                                                 ---------------- ------------
Statement of Operations Data:
Revenues........................................     $     --     $  1,210,806
Cost of revenues(1).............................           --        2,814,546
                                                     --------     ------------
Gross margin....................................           --       (1,603,740)
Operating expenses:
  Sales and marketing(2)........................           --        4,518,801
  General and administrative(3).................       13,458       10,236,488
  Amortization of deferred stock compensation...           --        4,121,356
  Amortization of goodwill......................           --           42,808
                                                     --------     ------------
    Total operating expenses....................       13,458       18,919,453
                                                     --------     ------------
Loss from operations............................      (13,458)     (20,523,193)
Interest income.................................           --           45,061
Interest expense................................           --         (468,267)
                                                     --------     ------------
Loss before income taxes........................      (13,458)     (20,946,399)
Income tax expense..............................           --            4,200
                                                     --------     ------------
Net loss........................................      (13,458)     (20,950,599)
Preferred stock accretion.......................           --         (260,380)
                                                     --------     ------------
Net loss applicable to common stockholders......     $(13,458)    $(21,210,979)
                                                     ========     ============
Basic and diluted net loss per share............     $     --     $      (7.49)
                                                     ========     ============
Weighted average shares used in computing basic
 and diluted net loss per share.................           --        2,833,756
                                                     ========     ============
Pro forma basic and diluted net loss per share
 (unaudited)....................................                  $      (2.26)
                                                                  ============
Weighted average shares used in computing pro
 forma basic and diluted net loss per share
 (unaudited)....................................                     9,252,635
                                                                  ============

--------

(1) Excludes $1,511,855 of deferred stock compensation in 1999.

(2) Excludes $63,654 of deferred stock compensation in 1999.

(3) Excludes $2,545,847 of deferred stock compensation in 1999.

                                                           December 31,
                                                       ----------------------
                                                         1998        1999
                                                       --------  ------------
Balance Sheet Data (end of period):
Cash and cash equivalents............................. $138,920  $ 29,994,575
Working capital.......................................  186,842    25,029,759
Total assets..........................................  200,300    36,366,003
Notes payable and equipment financing, less current
 portion..............................................  200,000     1,926,018
Redeemable convertible preferred stock................       --    40,374,016
Total stockholders' deficit...........................  (13,158)  (12,628,592)

   See note 1 of notes to financial statements for an explanation of the determination of the average number of shares of common stock used to compute net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with "Selected Financial Data" and our financial statements and the related notes included elsewhere in this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including the risks discussed in "Risk Factors" and elsewhere in this prospectus.

Overview

   We are a recognized leader in providing services for Linux. We commenced operations in December 1998 and offer a comprehensive range of services to support business customers. We offer our customers professional services, technical support, education and product certification across 21 Linux distributions and eight hardware platforms, including DEC Alpha, Intel, MIPS, Power PC and SPARC. We are implementing an Internet-based infrastructure to enable us to provide solutions to our customers in a timely and cost-effective manner.

   We offer a range of services, including professional services, technical support, education and product certification. We often combine these service offerings to provide our customers with comprehensive solutions. We currently provide professional services on a time-and-materials basis and recognize these revenues as and when the services are provided. We have begun to provide a portion of our professional services on a fixed fee basis and expect this trend to increase as our business expands. Fees for technical support are generated on an hourly basis, a per incident basis or pursuant to long-term service agreements. We recognize such revenues as services are performed or pro-rata over the term of the service agreement, as applicable. Our educational materials are licensed to customers in return for a training fee and a per student royalty. The former is recognized upon completion of the training while the latter is recognized as generated. We expect to provide our product certification services either on a per usage basis or pursuant to long-term, fixed-fee contracts. We recognize these revenues when the service is completed or pro rata over the term of the contract. For the year ended December 31, 1999, substantially all of our revenues were derived from professional services and technical support. As our business matures, we expect professional services and technical support to represent a majority of our revenues.

   As of December 31, 1999, we had international operations with sales personnel located in Canada, the United Kingdom, Germany, The Netherlands, Sweden and Australia. We also had direct sales coverage in Japan and France. Through December 31, 1999, 9% of our revenues related to companies in Japan. All of our international revenues during the year related to sales made to companies in Japan. In 1999, we completed acquisitions of two small Linux consulting companies, one in Canada and one in Italy and we intend to continue to increase our international operations through new hires and selective acquisitions.

   Cost of revenues consists primarily of direct labor costs, including salaries, employee benefits and incentive compensation, of employees directly associated with the delivery of our services in client engagements, non-reimbursed out-of-pocket expenses incurred by such employees and a proportionate share of certain operating expenses.

   We define gross margin as our revenues less our cost of revenues. We expect that our ability to achieve favorable gross margins will depend on our ability to improve our efficiencies in the delivery of our services, as measured by utilization rates and effective billing rates. We define effective billing rate as our total revenues over total billable employee hours.

   Sales and marketing expenses consist primarily of the salaries, commissions and related expenses for employees dedicated to our sales and marketing efforts. Additionally, we include in sales and marketing expenses costs associated with public relations, the expenses associated with the maintenance of our website, marketing events and promotions. We expect sales and marketing expenses to substantially increase in the future, primarily as a result of a significant expansion in our direct sales force and increase in expenses associated with marketing programs and events.

   General and administrative expenses consist of the salaries, employee benefits and incentive compensation of employees performing managerial, finance and administrative functions, depreciation and amortization expenses largely related to our information technology infrastructure and costs associated with recruiting and training activities. We expect our general and administrative expenses to substantially increase in the future as we invest in our support infrastructure and technology.

   Amortization of deferred stock compensation represents the non-cash expense associated with the amortization of the difference between the deemed fair value of the common stock for accounting purposes and the option exercise price over the vesting period or the service period, as applicable. In connection with the grant of certain stock options to employees for the year ended December 31, 1999, we recorded deferred stock compensation within stockholders' deficit of approximately $20.0 million, representing the difference between the deemed fair value of the common stock at the date of the option grant for accounting purposes and the option exercise price of these options at the date of grant. We recorded amortization of deferred compensation of approximately $4.1 million for the year ended December 31, 1999. The deferred stock compensation expense is being amortized on an accelerated basis over the vesting period of the individual award, generally four years. This method is in accordance with Financial Accounting Standards Board Interpretation No. 28. Accordingly, at December 31, 1999, the remaining deferred compensation of approximately $15.9 million will be amortized as follows: $9.7 million during fiscal 2000, $4.0 million during fiscal 2001, $1.8 million during fiscal 2002 and $0.4 million in fiscal 2003. The amortization expense relates to options awarded to employees in all operating expense categories. In addition we expect to record an additional deferred compensation charge relating to option grants made after December 31, 1999 but prior to the completion of the offering. We estimate the charge relating to these additional grants will be approximately $17.1 million, based upon an assumed offering price of $13.00 per share, for the year ending December 31, 2000. The amount of deferred compensation expense to be recorded in future periods could decrease if options for which accrued but unvested compensation has been recorded are forfeited.

   We have completed two acquisitions to date. In October 1999, we acquired Puffin, a Canadian company, and in December 1999, we acquired Prosa, an Italian company. The acquisition of Puffin adds to Linuxcare's worldwide professional services capabilities, serving to further accelerate the rapid growth of Linux and open-source solutions in enterprise environments. The acquisition of Prosa adds to Linuxcare's embedded systems expertise. While we continue to consider new acquisitions in the United States and internationally as opportunities arise, we are not currently party to any acquisition-related agreements. The outstanding common stock of Puffin was purchased by us for 100,000 shares of our common stock and options to purchase an additional 325,000 shares with an exercise price of $0.13. The options to purchase 325,000 shares were allocated between purchase price consideration (approximately 25,000 shares) and consideration given to certain key employees contingent upon employment (approximately 300,000 shares). The total value of the purchase price consideration was deemed to be $527,000. We also purchased the outstanding common stock of Prosa for cash of $225,000 and the assumption of liabilities of $65,000, both aggregating to $290,000, and options to employees to purchase 25,000 shares of our common stock with an exercise price of $1.00. The cash payment was considered purchase consideration, and the options to purchase 25,000 shares were considered employment consideration. The amount of deferred stock compensation recognized in the acquisition of Puffin and Prosa employees and included in the total described in the preceding paragraphs was $1.3 million. We recognized goodwill of $514,000 and $274,000 in the acquisitions of Puffin and Prosa, respectively, representing the difference between the net fair value of the assets acquired and the total consideration paid. The goodwill is being amortized over the employment term of the employees acquired, which was estimated as three years. Other than accounts receivable denominated in Italian Lire totaling approximately $115,000, no other significant assets or liabilities were acquired. Both subsidiaries continue to operate as separate businesses and the nature of their operations has not significantly changed from that at the date of the respective acquisitions. We expect the significance of the operations of these entities will increase as our international client base grows.

   We incurred significant start-up expenses during 1999 in salaries, infrastructure development, marketing and general administration. We reported an operating loss in 1999 and anticipate incurring operational losses in 2000 and 2001. In particular, we expect that our plans for increases in expenses and capital expenditures over the next two years to support our expected growth will adversely affect our operating results. As we grow our business, we expect to incur significant expenditures for marketing, recruiting and hiring additional personnel, upgrading our technology infrastructure and expanding into new markets.

   Predicting our future operating performance based on only one year is difficult given the uncertainty of our industry and the market as a whole. Since past results are not necessarily indicative of future outcome, our revenues and net income (loss) will likely fluctuate significantly from period to period. The primary factors that may cause our quarterly operating results to fluctuate include:

  . the uncertain rate of growth in the usage and acceptance of the Linux operating system and related open source software;

  .  our ability to continue to hire and retain leading Linux experts;

  .  the uncertain short-term and long-term demand for our services;

  . increased competition in the Linux industry as well as the competition we face from offerings based on proprietary operating systems;

  .  reductions in the cost of services offered by our competitors;

  . our ability to expand our professional services, sales and customer support organizations and develop new service offerings; and

  . general economic conditions and conditions in the particular industries in which we and our competitors operate.

Results of Operations

Quarterly Results of Operations

   The following table presents our unaudited quarterly data for the periods indicated. We derived these data from our unaudited consolidated interim financial statements, and, in our opinion, these data include all necessary adjustments, which consist only of normal recurring adjustments necessary to present fairly the financial results for the period.

                                           Quarter Ended
                               --------------------------------------
                                                                         Year
                                                                        Ended
                               March 31, June 30,  Sept. 30, Dec. 31,  Dec. 31,
                                 1999      1999      1999      1999      1999
                               --------- --------  --------- --------  --------
                                           (dollars in thousands)
Statement of Operations Data:
Revenues......................  $    10  $   139    $   156  $    906  $  1,211
Cost of revenues..............      173      465        692     1,485     2,815
                                -------  -------    -------  --------  --------
Gross margin..................     (163)    (326)      (536)     (579)   (1,604)
Operating expenses:
  Sales and marketing.........      675      654        908     2,282     4,519
  General and administrative..      666    1,867      2,476     5,227    10,236
  Amortization of deferred
   stock compensation.........       --      554      1,001     2,566     4,121
  Amortization of goodwill....       --       --         --        43        43
                                -------  -------    -------  --------  --------
    Total operating expenses..    1,341    3,075      4,385    10,118    18,919
                                -------  -------    -------  --------  --------
Loss from operations..........   (1,504)  (3,401)    (4,921)  (10,697)  (20,523)
Interest expense, net.........       --       --        199       224       423
                                -------  -------    -------  --------  --------
Loss before income taxes......   (1,504)  (3,401)    (5,120)  (10,921)  (20,946)
Income tax expense............       --       --         --         5         5
                                -------  -------    -------  --------  --------
  Net loss....................  $(1,504) $(3,401)   $(5,120) $(10,926) $(20,951)
                                =======  =======    =======  ========  ========

Year ended December 31, 1999

   Revenues

   Revenues of $1.2 million were generated from the provision of technical support services for Linux and other open source technologies. Approximately 75% of our revenues were earned in the fourth quarter.

   Cost of Revenues

   Costs of revenues were $2.8 million. During the period, we increased headcount significantly to support anticipated revenue growth.

   Sales and Marketing Expenses

   Sales and marketing expenses were $4.5 million, primarily attributable to costs of sales and marketing personnel of $1.4 million, public relations activities of $1.0 million and advertising and other promotions of $1.0 million.

   General and Administrative Expenses

   General and administrative expenses were $10.2 million, primarily attributable to personnel costs of $2.3 million, consulting services of $5.7 million and recruiting expense of $1.0 million.

   Amortization of Goodwill

   The goodwill amortized in the fourth quarter relates to the purchase of Puffin and Prosa.

   Amortization of Deferred Stock Compensation

   In connection with the grant of restricted stock and stock options to employees and consultants, we recorded deferred stock compensation of $20.0 million and amortized $4.1 million during the period.

   Net Loss

   We recorded a net loss of $21.0 million during the period, primarily attributable to increasing general and administrative expenses, sales and marketing expenses and amortization of deferred stock compensation as described above.

Period from December 9, 1998 (inception) to December 31, 1998

   During the period from inception to December 31, 1998, we incurred general and administrative expenses of $13,458.

Liquidity and Capital Resources

   Since inception, our operations have been financed primarily through the issuance of Series A and Series B redeemable convertible preferred stock. On February 1, 1999 and April 16, 1999, we issued a total of 7.9 million shares of Series A Preferred Stock, for approximately $4.8 million. On December 17, 1999 we raised approximately $33.5 million from the sale of 7.1 million shares of Series B preferred stock. The proceeds from the sale of Series B preferred stock include the conversion of $1.0 million of notes payable and receipt of a subscription receivable of $1.0 million. Upon completion of this offering, each Series A and B preferred share will convert into common stock at a ratio of 1:1 and 1:1.030447, respectively. As of December 31, 1999, we had cash of $29,994,575 and positive working capital of approximately $25.0 million.

   Cash used in operating activities during the year ended December 31, 1999 was $9.0 million. This was the result of a net loss of $21.0 million before preferred stock accretion for the year ended December 31, 1999, partially offset by non-cash expenses including $4.1 million of amortization of deferred stock compensation,

$2.9 million of equity compensation to consultants, $1.0 million of compensation for stock options to consultants, $0.2 million of depreciation, $0.3 million of amortization of debt issuance costs, and $3.5 million of other net changes in working capital.

   Cash used in investing activities during the year ended December 31, 1999 was $2.3 million, consisting of purchases of property and equipment, and the purchase of Prosa. We anticipate substantial capital expenditures in 2000 consistent with our anticipated growth in operations, investments, infrastructure and personnel.

   Cash provided by financing activities during the year ending December 31, 1999 was $41.2 million 1999. We raised $36.0 million through the sale of redeemable convertible preferred stock, $5.0 million through notes payable, and $0.1 million through the exercise of stock options.

   On July 27, 1999, we entered into a subordinated loan and security agreement with a financial institution for maximum borrowings of $2.0 million. At December 31, 1999, we had outstanding $2.0 million in notes payable. This note payable bears an annual interest rate of 10% and is due in 36 months. We will be obligated to make interest and principal payments beginning six months after the issuance date. Until that time, interest accrues but is not payable. If we default, the note payable will bear an annual interest rate of 15%. This note payable is secured by certain of our tangible and intangible assets and is subject to several non-financial covenants.

   We also have a line of credit for equipment financing for up to $1.0 million. The annual interest rate on amounts borrowed under the line of credit is 7.5%. The credit facility contains customary covenants and expires in December 2002. As of December 31, 1999, we had drawn down $510,662 under the line of credit. This loan is secured by the equipment purchased, and is subject to several non-financial covenants.

   We are obligated under various non-cancelable operating leases for our office space. Future annual minimum rental commitments under the leases range in the aggregate from $1.17 million to $1.23 million over the next five years. Total future minimum rental commitments are approximately $6.0 million.

   Our future liquidity and capital requirements will depend upon numerous factors, including the costs associated with the expansion of our information technology infrastructure and service offerings, the increases in our requirements for professionals, our sales and marketing activities and the amount of working capital and fixed asset investment required in our business. We do not believe we will generate positive cash flow from operations until 2002. At our current rate of expenditures, we believe that our current cash and investment balances and available lines of credit facilities will be sufficient to meet our operating and capital requirements for at least the next 12 months. Our current capital resources together with the proceeds of this offering should be sufficient to fund our anticipated expenditures through the end of 2001. However, we may be required, or could elect to seek additional funding during the next 12 months or thereafter, particularly if we acquire complementary businesses, products or technologies or if our losses during the year ending December 31, 2000 are greater than we expect. As a result, we may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. We cannot assure you that additional funding, if needed, will be available on reasonable terms, or at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Our inability to raise capital when needed could seriously harm our business.

Recent Accounting Pronouncements

   In March 1998, the AICPA issued Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP No. 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. SOP No. 98-1 was adopted by the Company in fiscal 1999. The adoption of SOP No. 98-1 did not have a material effect on the Company's financial position or results of operations.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as recently amended, is effective for fiscal years beginning after June 15, 2000. We believe that the adoption of SFAS No. 133 will not have a material effect on the Company's financial position or results of operations.

Year 2000 Impact

 The Year 2000 Issue

   The year 2000 issue refers to the potential for disruption to business activities caused by system failures or miscalculations which are triggered by advancement of data records past the year 1999. Our business has not been affected by year 2000 issues. However, we cannot assure you that we will not experience any disruption related to year 2000 issues in the future. We are not currently aware of any unresolved year 2000 problems relating to any of our internal systems, nor do we believe that we have any significant systems that are not year 2000 compliant. Based on our assessment to date, we do not expect the total cost of year 2000 remediation to be material to our business. To date, our preparation and remediation costs have not been material.

   We confront the year 2000 risk in two contexts.

   Our customers. The failure of our customers to ensure that their operations are year 2000 compliant could have an adverse effect on them, which in turn could limit their ability to retain us as a third-party service provider or process our invoices in a timely manner. In addition, customers or potential customers may delay purchasing our services to the extent such customers or potential customers are required to devote resources to resolving the year 2000 problem.

   Our services. The solutions that we provide our customers integrate software and other technology from different providers. If there is a year 2000 problem with respect to a solution provided by us, it may be difficult to determine whether the problem relates to services that we have performed or is due to the software, technology or services of the other providers. As a result, we may be subjected to year 2000-related lawsuits whether or not the services we have performed are year 2000 compliant. We cannot be certain what the outcomes of these types of lawsuits may be.

Quantitative and Qualitative Disclosures

   We manage our investment activities with the primary objective of preserving principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we may invest in may be subject to market risk. A change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate subsequently rises, the principal amount of our investment will likely decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds and government and non-government debt securities. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate. As of December 31, 1999, all of our cash and cash equivalents were in money market and checking funds.

Impact of Foreign Currencies

   While international operations have been limited to date, we are exposed to the effects of exchange rate fluctuations, particularly related to the Italian Lire. At December 31, 1999, we had approximately $115,000 in receivables denominated in Italian Lire. We expect that our exposure to exchange rate fluctuations will increase as the significance of our international operations grows. Our financial results could be affected by changes in foreign currency exchange rates or weak economic conditions in foreign markets.

                                    BUSINESS

Overview

   We are a recognized leader in providing services for Linux. We offer professional services, technical support, education and product certification for Linux, leading open-source software packages and other related technologies. We deliver rapid, cost-effective, customized and expert solutions to our customers' Linux-related service needs. We are implementing an advanced Internet-based infrastructure that enhances our knowledge management and customer service delivery. We currently support 21 distributions of Linux.

   We focus on customer services for large businesses, with our sales and marketing efforts targeted toward original equipment manufacturers, or OEMs, software vendors, Global 1000 companies and Internet infrastructure providers. During 1999, our eight largest customers were Dell Computer, Densa Techno Tokyo, Hewlett-Packard, KPMG Peat Marwick, MacMillan USA, Motorola, Silicon Graphics and Sun Microsystems. We have also forged alliances with Creative Computing, Informix and Viviance.

Industry Background

   The Growth of the Internet

   Companies are increasingly using the Internet to build cost-effective, reliable, efficient channels of communication and commerce with their global base of customers, suppliers and distribution partners. In addition, companies are adopting Internet-based business models to address the rapidly growing, global base of online consumers. According to International Data Corporation, or IDC, the number of worldwide Internet users is expected to grow from 142 million in 1998 to 502 million in 2003 and worldwide e-commerce revenues are projected to increase from approximately $50 billion to more than $1.3 trillion during the same period.

   To remain competitive, companies must implement more sophisticated, reliable and flexible Internet solutions. As a result, companies are rapidly deploying and integrating new technologies as their Internet information technology infrastructure needs grow. According to IDC, spending on Internet information technology infrastructure will grow from approximately $110 billion in 1998 to approximately $592 billion in 2003. With Linux emerging as the leading operating system for the Internet, we believe Linux will benefit directly from this growth.

   The Emergence of Open-source Software

   Open source refers to software distributed under a legal license that permits free distribution and requires open availability of the source code, the instructions contained within a software program. The best known open-source software is the Linux operating system, or Linux. Linux can be downloaded from the Internet free of charge and used with few restrictions. Open-source licenses such as those governing the use of Linux and related applications permit the public the right to read, modify, redistribute and use the software freely. Furthermore, because developers have access to the underlying source code, they are able to customize it for their specific needs. Developers can then submit their changes and enhancements for inclusion in future Linux releases. As a result, Linux is continuously improved by a worldwide community of software developers. The Internet's growth has enhanced the development of Linux, enabling large communities of independent developers to collaborate more effectively. This growth has accelerated development cycles and increased product quality. Businesses are increasingly adopting Linux and other open-source technologies for their Internet infrastructures. For example, according to the Netcraft Web Server Survey (netcraft.com/survey) during February 2000, Apache, an open-source Web server, commanded a 58% market share, as compared to 23% for Microsoft's Internet Information Server.

   Linux is Becoming the Leading Operating System for the Internet

   Companies are increasingly adopting Linux as a platform for applications and for file, print, Web and e-mail servers. According to IDC, shipments of Linux server operating environments grew 93% from 1998 to 1999. In addition, several technology industry leaders, including Hewlett-Packard, IBM and Motorola, have recently announced that they will provide hardware or software compatible with Linux operating systems. Linux offers multiple benefits to businesses, including:

  .  reduced total cost of ownership;

  . improved compatibility with other operating systems, applications and networks; and

  .  ease of customization due to the open availability of the source code.

   Linux is particularly well suited for the Internet where highly reliable, secure, low-cost and customizable solutions are essential. As a result, Linux is emerging as the leading operating system for the Internet. According to an April 1999 survey conducted by the Internet Operating System Counter (leb.net/hzo/ioscount), Linux ran on approximately 31% of the Web servers polled, more than any other single system.

   Market Opportunity

   Despite the various benefits and initial market acceptance of Linux, a number of challenges exist to the widespread adoption of Linux. We believe that the greatest obstacle impeding this adoption is the lack of professional services, technical support, education and product certification comparable to those available for traditional, proprietary operating systems such as Microsoft's Windows NT. According to a June 1999 Miller-Freeman survey, which we co-sponsored, 33% of the respondents cited the lack of commercial support and services as the largest obstacle to buying open-source products. This study revealed that 79% of the respondents considered service and support to be an important factor in their buying decision.

   The open-source nature of Linux enables companies to market variations, or distributions, of Linux. Other Linux vendors have begun to bundle Linux distributions with hardware systems. However, these Linux software and hardware vendors generally provide services limited to their distributions and systems. In addition, other technology vendors and information technology services providers have focused neither on building the depth of expertise nor on providing the full range of services necessary to support Linux for business customers.

   We believe an opportunity exists for a vendor-neutral Linux services provider to emerge with the reputation and skills necessary to provide Linux-based solutions for enterprises. This provider must have:

  . the ability to provide a full service offering, including professional services, technical support, education and product certification;

  . knowledge of Linux distributions and compatible hardware platforms, and the ability to integrate Linux with existing computing environments;

  .  technical expertise;

  . a technology infrastructure to efficiently serve an expanding customer base; and

  . the active support of and involvement in the Linux and open-source communities.

Solution

   To address the need for comprehensive services for Linux, we offer the following solutions:

   Complete Software and Hardware Life Cycle Support

   We offer a comprehensive range of services spanning the entire software and hardware life cycle. We help customers evaluate Linux, select Linux hardware and software solutions, implement and maintain Linux solutions and receive ongoing education. Our service offerings consist of business analysis, systems implementation, application porting, device driver development, security audits, performance analysis, technical support, education and product certification. Our engineers' knowledge of major operating systems, applications and networks enables us to effectively integrate Linux and other open-source solutions with existing computing infrastructures. As an example of our broad-based services, Linuxcare provides Motorola with technical support for its engineering group, courseware for Motorola University and engineering support for Motorola's embedded systems group. We believe that our comprehensive range of services will help us develop long-term customer relationships.

   In-depth Linux and Open-source Expertise

   We have assembled a worldwide team of Linux experts who actively participate in the open-source community. As of December 31, 1999, we employed 65 Linux and open-source hardware and software technologists on a full-time basis. As part of their employment, many of these professionals continue to contribute to open-source projects, such as:

  . the Linux kernel, the core of the operating system that directs the most fundamental operations of the computer;

  .  SAMBA, a file and print server;

  .  Apache, a Web server;

  . Professional Home Page, or PHP, a solution that allows Internet servers to connect with back-end resources such as databases and scripting engines;

  .  EMACS, a text editing tool;

  .  ET-Linux, a leading Linux distribution for embedded systems;

  .  Majordomo, a mailing list management program; and

  . the development of Linux for computer chips from Hewlett-Packard, Intel and Motorola.

   We believe that the involvement of our professionals in these projects and our investment in Linux expertise make us an integral member of the Linux and open-source development communities. Our involvement in these communities enables us to maintain our technical expertise and react quickly to new developments.

   Internet-based Delivery Model

   We are implementing an Internet-based infrastructure to help us more efficiently and effectively serve our expanding customer base. We are able to deliver services such as installation, diagnostics and maintenance remotely over the Internet, reducing the need for on-site personnel. As part of our infrastructure, we have implemented a knowledge sharing and management database consisting of information gained from all of our business units. We use our knowledge database to efficiently provide solutions to our customers. We also provide our customers Internet-based access to our knowledge database, which delivers automated responses to their questions. Our advanced infrastructure and knowledge database enable us to provide high-quality solutions to our customers in a timely and cost-effective manner.

   Vendor-neutral Services Offerings

   Our service offerings are designed to support many different Linux distributions across a number of hardware platforms. We currently support 21 different Linux distributions on eight hardware platforms. Our vendor neutrality has helped us develop a comprehensive knowledge database that enables our experts to respond to our customers' diverse needs. We can help our customers choose the best Linux distribution and hardware platform for their needs and integrate these technologies with their existing computing infrastructures. Furthermore, some customers with global operations, such as Dell Computer, use multiple distributions of Linux. We can provide worldwide support to these customers under a single contract.

   Support of the Open-source Community

   Linuxcare actively supports open-source initiatives, dedicating time and resources to projects that improve the Linux operating system and related applications. Our staff of experts continues to contribute to the development of Linux. We also participate in organizations such as Linux International, a Linux advocacy organization, the Linux Professional Institute, which establishes Linux skills certification standards, and the Linux Standards Base, which establishes design standards for Linux. Additionally, our website, linuxcare.com, provides a repository of technical information and resources about Linux and open-source solutions for developers and information technology professionals. We believe our expertise gained through our strong relationships with the Linux community allows us to serve our customers more effectively. We believe that our active involvement in the Linux community, combined with the fact that we do not package and resell a Linux distribution, make us a well-respected member of the community and an attractive company for Linux experts to join.

Strategy

   Our objective is to become the leading provider of services for Linux. The key elements of our strategy are:

   Focus on the Enterprise

   We intend to focus additional sales and marketing efforts toward Global 1000 companies and Internet infrastructure providers. We believe these companies require stable and cost-effective platforms such as Linux to run their increasingly complex software applications and take full advantage of the Internet. These companies require in-depth expertise in the integration of Linux and open-source solutions with existing computing environments. We have started working with Global 1000 companies and Internet infrastructure providers and we intend to leverage our experience with these customers to market and sell our services to new customers.

   Extend Technical Leadership

   To maintain the quality of our services, increase the effectiveness of our solutions and attract and retain Linux experts, we believe it is imperative for us to remain an active member of the Linux community and stay involved with the latest Linux developments. We continually research, test and evaluate new Linux-related technologies, which we incorporate into our solutions to better serve our existing and future customers. These efforts allow us to address the growing demand for Linux services.

   Use Scalable Internet-based Infrastructure

   We are implementing an Internet-based infrastructure, rather than the more labor-intensive model of traditional service providers, to deliver responsive services to our customers. We are replacing the traditional geographically-oriented service model with virtual work groups, which we refer to as Global Centers of Expertise. These Global Centers of Expertise are designed to allow technical experts of similar disciplines to work together regardless of their geographical locations. In addition, our knowledge database is a key component of our service model, providing our business units with ready access to valuable technical information. We believe that our technology infrastructure will allow us to grow our business in a cost-effective manner.

   Capitalize on Alliances

   We have selectively established alliances with other companies, including Creative Computing, Informix and Viviance. These relationships provide us with a range of benefits, including sales leads, co-marketing initiatives and the opportunity to provide services to their customers. In addition to representing an opportunity to reach a broad customer base, many of these companies are also direct consumers of our services. We intend to further expand our existing alliances and establish new alliances with leading technology vendors. For example, we are establishing relationships with software and hardware vendors to make their products compatible with Linux.

   Strengthen Our Brand

   Continuing to build our brand is essential to attracting new customers, strengthening our relationships with OEMs and software vendors, and enhancing our presence in the Linux and open-source communities. We intend to build our brand through a variety of strategies, including the promotion of linuxcare.com, public relations activities, co-marketing initiatives, direct marketing and focused advertising campaigns. Through our Linuxcare Labs business unit, we have developed a branding program that encourages vendors of products that have been awarded certification status to display the "Certified by Linuxcare Labs" logo on their products and websites. This program is designed to give end-users the assurance that certified products have been fully tested by Linuxcare for compliance with the Linux kernel and major distributions of Linux. To maintain the goodwill of the Linux community, a foundation of our brand, we will continue to contribute resources to open-source development projects.

   Promote the Adoption and Development of Linux

   We have forged relationships with a variety of technology vendors to encourage the development of commercial applications for Linux. We have a team of Linux experts who work on open-source projects and continue to support the development of Linux. We also actively support and sponsor the Linux Professional Institute, Linux International and the Linux Standards Base. We have developed a half-day training session, "Linux for the Executive," which is currently available in a tutorial and will be made available via the Internet. We believe that our efforts to improve Linux and educate customers on its benefits encourage the adoption of Linux.

Linuxcare Services

   We offer a broad range of services for Linux, including professional services, technical support, education and product certification. We support a variety of Linux distributions and hardware platforms, giving customers options to meet their needs.

   Professional Services

   Linuxcare Professional Services offers customers consulting services to help them fully benefit from their Linux investments. Linuxcare Professional Services uses Global Centers of Expertise to effectively deliver services on a worldwide basis. Each Global Center of Expertise is a team of experts with extensive skills in a technology area who work together independent of geographical location. These collaborative methods promote rapid solution development, allowing us to execute large, complex projects and enabling us to handle increased business volume. We have established Global Centers of Expertise in the following areas:

  . Application Porting, which enables an application written for a different operating system to run on Linux.

  . Parallel Computing and Clustering, which permits complex computing tasks to be subdivided and handled by several processors.

  . Device Driver Development, which makes Linux compatible with different devices including printers and other peripherals.

  . Network Management, which enables file and printer sharing and other network installation and administration tasks.

  .  Security Audits, which help identify and correct security weaknesses.

  . Performance Optimization, which improves the speed and capacity of existing Linux distributions.

  . Web and e-mail Servers, which provide on-site and remote services for planning, deployment and fine tuning of Internet and e-mail servers.

  . Open-source Strategy Consulting, which provides consulting services for Linux and other open-source software.

   To ensure successful project management and delivery of our professional services, we have established consistent, company-wide procedures for client engagements. These procedures consist of project analysis and proposal, engagement and contracting, development, testing and delivery. This project life cycle is also used to manage changes in project scope. Knowledge gained throughout a project is captured in the knowledge database for use in future client engagements.

   Customized Linux Solutions. As a service to our customers, we can customize Linux and Linux-based solutions to offer full compliance and optimized performance with their hardware or software products. A standard Linux distribution, typically sold through the retail channels, is designed to run on as many hardware configurations as possible, and must be suitable for a wide range of computing solutions. We customize Linux-based solutions from Linuxcare to streamline them for optimal performance, reliability, ease of use and security with a specific hardware or software configuration. As part of our customization service, we use the most current Linux kernel and driver versions available, perform a full security audit and certify the solution through Linuxcare Labs.

   Embedded Systems. We have recently established a group to focus on providing engineering support for our customers' embedded systems efforts. Embedded systems are operating systems that are built into equipment such as mobile phones, medical devices and industrial control systems. We believe that the cost-effective, portable, compact and robust characteristics of Linux are well suited to the rapidly expanding market for embedded systems. We employ Linux experts who are largely responsible for the development of one of the leading embedded Linux distributions, ET-Linux.

   Technical Support

   We offer customer support services 24 hours a day, seven days a week through our global network of customer service centers. Our technical support professionals provide customers with ongoing support on complex issues ranging from operating system installation to application usage. We support the installation and maintenance of 21 Linux distributions as well as database products from IBM, Informix, Oracle and Sybase that run on Linux. In addition, we support numerous software applications, including StarOffice, Sendmail, Apache and SAMBA. Customer questions are typically received via e-mail, Web submission, telephone or fax and are routed to the appropriate technical resource. When appropriate, complex questions are referred to our Linux experts. We typically respond to customer questions by e-mail to provide efficient, accurate instructions.

   We currently support the following distributions of Linux:

   .Caldera           .Red Hat

   .Corel             .RT-Linux

   .Debian GNU/Linux  .Slackware Linux

   .ET-Linux          .Stampede

   .EZ Linux          .S.u.S.E.

   .Laser5            .Storm

   .Linux-Mandrake    .TurboLinux

   .LinuxPPC          .UltraLinux

   .Macmillian Linux  .Vine Linux

   .MkLinux           .YellowDog Linux

   .Red Flag

   Our technical support services business unit has grown rapidly since its inception. We handled 140 incidents in the second quarter of 1999, increasing to approximately 15,000 incidents in the fourth quarter of 1999. We capture the knowledge gained in resolving these incidents in the knowledge database, increasing our level of automation and improving our service quality.

   Linuxcare University

   We offer educational materials for Linux and other open source technologies through our Linuxcare University business unit. Our courseware is designed by expert Linux developers and open source engineers in conjunction with professional courseware developers. We license our courseware to professional training centers in return for training fees and a per-student royalty. In addition, we have formed a revenue and expense sharing relationship with Viviance to deliver our courseware via the Internet.

   Our current courseware covers all major Linux distributions and includes:

  .  Linux Fundamentals                   .  Network Protocols


  .  Linux for Managers                   .  Network Operating Systems


  .  Extreme SAMBA                        .  Network Design, Implementation
                                             and Maintenance

  .  Linux Programming


                                          .  Networking Essentials
  .  Linux System Administration


                                          .  Local Area Network Implementation
  .  Linux System Administration for         and Maintenance
     NT Professionals


                                          .  LANs, WANs and the Internet
  .  Internetworking with Linux and
     TCP/IP

                                          .  Internet Fundamentals


  .  Apache Web Server                    .  Internet and Internet Security


  .  Architecture and Design of           .  Intranet Design and Migration
     Enterprise Systems


                                          .  Using the TCP/IP Protocol
  .  IT Infrastructure Implementation
     and Management

  .  Enterprise-wide Communications
     and Networking

   Linuxcare Labs

   Linuxcare Labs is our vendor-neutral testing facility that certifies hardware for use with the Linux operating system to customers who pay a certification fee. Certification by Linuxcare Labs gives Linux users the assurance that all components of the tested product operate at full functionality with the Linux kernel and successfully run all major Linux distributions. Once certified, products earn the Linuxcare Labs certification mark, signifying that the product is "Linux-ready."

   Linuxcare Labs reviews written material for Macmillan USA, a book publishing subsidiary of Macmillan Publishing, Ltd. for technical accuracy and completeness on a time and materials basis.

Information Technology

   We are implementing an Internet-based infrastructure to communicate with and to deliver applications and services to our global base of employees, customers and partners. Through the use of technology, we provide our customers with services that would traditionally require on-site professional staffing. We can perform remote Linux system installation, software updates, software distribution, diagnostics, maintenance, monitoring and automated recovery services by connecting to our customers' computers securely over the Internet.

   Distributed Infrastructure

   Our distributed infrastructure facilitates low-cost, rapid growth while protecting us from system failures or network outages. Through an outside service provider, Digital Island, we are hosting our Web servers in California, Hong Kong, London and New York to provide redundancy, enhanced disaster recovery protection and the ability to deliver electronic services to customers globally with fast response times. We believe that our four locations are capable of handling approximately five million concurrent user sessions for a total concurrent user session capacity of 20 million. We currently use 25% or less of our aggregate capacity during peak periods of usage.

   Our information technology infrastructure is designed to enable us to form virtual work groups, or Global Centers of Expertise, regardless of the geographical location of individual team members. We believe these tightly integrated teams will provide significant economies of scale as we expand our operations and customer base. These teams can evaluate and respond to customer requests remotely, without inefficient on-site customer service. Furthermore, our experts can draw on our expanding knowledge database to address questions quickly and efficiently.

   We expect the distributed nature of this infrastructure will facilitate our expansion. Through our Internet infrastructure, we will be able to support offices in remote locations with the following capabilities: sales and marketing automation, customer relationship management, human resources, financial management, project accounting, order entry, video conferencing, Internet and e-mail.

   Knowledge Accumulation and Management

   We have built a central knowledge database that serves as a repository for open-source software information. The knowledge database stores corrective instructions for our customers' service requests derived from multiple sources and is continuously improved as we respond to questions from our customers. We use a natural language search engine to analyze e-mail requests and rapidly find responses in our knowledge database. Our knowledge database is available to our staff and customers. Customers continually help us to refine the accuracy of the knowledge database by providing feedback on the relative usefulness of responses received. We believe that our knowledge database is a cost-effective method for providing responses to our customers' questions.

   Our knowledge database is also used internally by all of our business units to deliver services. For example, a professional services consultant can capitalize on solutions previously developed by Linuxcare Labs to help a new customer.

   Engineering Talent

   To offer the most comprehensive Linux services, we recruit and employ accomplished engineering talent, including developers experienced in Linux and open-source communities. By encouraging participation in open-source projects, we strive to foster a corporate culture that attracts and nurtures technical talent. As we successfully attract and retain Linux and open-source experts, we extend our internal base of engineering talent and create momentum to attract other Linux engineers.

   Our employees have contributed and continue to contribute to a variety of significant ongoing Linux projects. The following highlights some of our employees and their participation in core Linux and open-source projects:

Project              Description                                 Employees
-------              -----------                                 ---------
Linux kernel         The fundamental part of the operating       Christopher Beard
                     system
                                                                 Alex deVries
                                                                 David Kennedy
                                                                 Paul Mackerras
                                                                 Paul Russell
                                                                 Jes Sorensen
                                                                 Andrew Tridgell
                                                                 Joshua Uziel
                                                                 David Welton
                                                                 Matthew Wilcox

SAMBA                A file and print server                     Andrew Tridgell

Apache               A Web server                                Rasmus Lerdorf
                                                                 David Welton

Secure Networking    Virtual private networking tools            Paul Russell
                                                                 David Sifry


Advanced Power       Powersaving features for laptop computers   Stephen Rothwell
 Management


InterMezzo           A highly available, distributed file system Phil Schwan

IPChains/Netfilters  Tools for security and firewalling          Jim Dennis
                                                                 Paul Russell
                                                                 David Sifry

Customers

   The following is a representative list of our customers during 1999:

       Ameriteach           Maxspeed Corporation
       Browning-Ferris
        Industries          Motorola, Inc.
       Cybernet Systems     NEC Software
       Cisco Systems, Inc.  OK International
       Dell Computer Corp.  Panasonic-Fujitsu-Uchida Limited
       Densa Techno Tokyo
        Co., LTD            Silicon Graphics, Inc.
       Gannett Telematch    Sun Microsystems, Inc.
       Hewlett Packard
        Company             VA Linux Systems
       Interspace Planning  Wells Fargo Bank
       KPMG Peat Marwick
        LLP                 Xenote, Inc.
       Macmillan USA

   We negotiate the business terms of each contract with each of our customers to deliver services that fit that customer's particular needs. The contract fees vary, and may be billed on an hourly, daily, monthly or annual basis, depending upon the scope and nature of the services delivered. Most of our contracts have terms of one year or less.

   For the period ended December 31, 1999, three customers, Sun Microsystems, Motorola and Silicon Graphics, Inc. represented 26%, 18% and 11%, respectively, of our revenues. The following customer case studies illustrate the range of services we provide for our customers:

   Dell Computer. Dell is a direct seller of desktop computer systems and a leading supplier of enterprise servers. Dell has outsourced its warranty support under a one-year contract with Linuxcare for installation and ongoing support of Linux and related software. Linuxcare Labs provides certification of Dell hardware, which consists of installing specified Linux distributions on Dell hardware and verifying that these distributions function correctly.

   Densa Techno Tokyo's (DTT). DTT, a wholly owned subsidiary of Hitachi, provides support for Hitachi's mainframes. DTT has recently started to provide service and support for Linux and has established a call center in Tokyo for basic support. DTT has contracted with Linuxcare for a one-year term to provide in-depth technical support to enhance its basic support services.

   Hewlett-Packard. Hewlett-Packard is a global provider of computing and imaging solutions and services. Hewlett-Packard's Business Desktop division, based in France, has contracted with Linuxcare for a one-year term to provide Linux distribution certification for their Kayak, Vectra and Brio models. We ensure that these model configurations work optimally with specific Linux distributions.

   Macmillan USA. Macmillan USA is the computer book and trade reference publishing division of Viacom. Macmillan USA distributes Mandrake Linux and other Linux utilities, and publishes popular Linux books. Our engineers review Macmillan USA's books for technical accuracy and completeness prior to publication. Under a one-year contract with Macmillan USA, we also provide technical support to customers of Macmillan's Linux distribution and utilities and have handled over 4,000 customer incidents since October 1999.

   Motorola. Motorola provides integrated communications and embedded electronic solutions. Motorola has contracted with Linuxcare to provide engineering support to Motorola Computer Group's support and development organizations. Linuxcare will work with the Motorola Computer Group's product engineering and customer support services on product customization and application development. Linuxcare University will provide worldwide courseware licensing and instructor technical support for Motorola Computer Group's training programs.

   Sun Microsystems. Sun Microsystems provides computer hardware, software and services. Sun has contracted us to provide technical support services for its StarOffice product suite. We are also in discussions to provide professional services to Sun Microsystems regarding device driver development and other open-source projects.

Alliances

   We have selectively established alliances with companies to benefit both parties through co-development of products, co-marketing, and revenue sharing. We have also formed alliances to improve delivery of services to our customers. Examples of our alliances include:

 Product Creation

   We have an alliance with Creative Computing to combine a portion of our knowledge database with their e-commerce Web site to provide support to their customers.

 Revenue Sharing

   Our alliance with Viviance combines our courseware with their delivery infrastructure to provide Web-based education.

 Co-marketing

   Our alliance with Informix includes co-marketing and joint public relations initiatives to promote our customized Linux solutions.

Sales and Marketing

   We sell our services primarily through our direct sales organization. We also employ indirect sales professionals to capitalize on our relationships with our OEM and software vendor customers. As of December 31, 1999, we employed 36 sales and marketing professionals located in the United States, Canada, the United Kingdom, Germany, The Netherlands, Sweden and Australia. We also have direct sales coverage in Japan and France. We employ resellers in certain geographic locations where a direct sales organization has not yet been established. In addition, our senior executives and key technology personnel, many of whom are experienced in the Linux community, frequently participate in building relationships with potential customers and business partners as well as in securing engagements. We also generate sales leads through our involvement in the open-source community.

   To date, we have focused our sales and marketing efforts on OEMs and software vendors. Some of our OEM customers provide our services in conjunction with their products and services. We are also expanding our worldwide sales and marketing efforts that focus on Global 1000 companies and Internet infrastructure providers.

   Our marketing strategy is to build the Linuxcare brand to enhance our position as a leading provider of Linux-related services. We build our brand, market our services and generate sales leads through our linuxcare.com website, public relations activities, co-marketing initiatives, direct marketing and targeted advertising. We have retained outside public relations and advertising firms to assist us with our marketing efforts.

Competition

   We compete in the emerging market for Linux-based professional services and support. This market is highly competitive. Many of our competitors have longer operating histories, better name recognition, larger client bases and greater financial, technical, marketing and public relations resources than we. Because the Linux-based solutions market has relatively low barriers to entry, we believe competition will intensify as the market evolves.

   Our current and potential competitors include:

  . Linux distribution and services firms such as Caldera Systems, Red Hat and VA Linux Systems;

  .  Hardware systems vendors such as Dell, Hewlett-Packard and Sun
     Microsystems;

  . Systems integrators and professional services providers such as Andersen Consulting, IBM Global Services and the big five accounting firms; and

  .  Internal information technology departments of our prospective clients.

   We believe that the key competitive factors relevant to our business are an ability to provide integrated solutions that span the entire hardware and software life cycle, reputation for in-depth Linux expertise across all major distributions and hardware platforms and high quality of professional services and customer support. We believe that we compete successfully with respect to each of these factors.

Employees

   As of December 31, 1999, we had a total of 130 employees, of which 112 were located in the United States, seven in Europe, five in Canada and six in Australia.

   None of our employees is subject to a collective bargaining agreement, and we believe that our relationship with our employees is satisfactory.

Facilities

   Our headquarters is located in a leased facility in San Francisco, California consisting of 10,500 square feet of office space. The lease for this office expires December 31, 2003. Additionally, we plan to occupy 30,000 square feet of office space currently under construction in the second quarter of 2000. The lease for this office space expires on October 31, 2004. We also lease office space in Canberra, Australia, Ottawa, Canada, Berkshire, England, and Amsterdam, The Netherlands.

   We do not own any real estate. We do not consider any specific leased location to be material to our operations, and we believe that equally suitable alternative locations are available in all areas where we currently operate.

Legal Proceedings

   We are not currently a party to any material legal proceedings. We may in the future be party to litigation arising in the course of our business.

Intellectual Property

   While we have developed some proprietary techniques and know-how, including software tools and utilities, optimization techniques and solutions to recurring Linux questions, most of our knowledge is not protectable as proprietary intellectual property. To protect our intellectual property, we generally enter into confidentiality or license agreements with our employees, consultants and corporate partners. Our three founders, David LaDuke, David Sifry and Arthur Tyde III, have signed non-competition agreements with us. In addition, we have an agreement with Linus Torvalds, owner of the "Linux" trademark registration, allowing us to use Linux as part of our company name.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth certain information with respect to our officers and directors.

Name                        Age                    Position
----                        ---                    --------
Fernand B. Sarrat(1).......  49 President, Chief Executive Officer and Director
Arthur F. Tyde III.........  35 Executive Vice President and Director
David LaDuke...............  39 Vice President, Marketing
Patricia Lambs.............  51 Vice President, Service Solutions
Thomas W. Phillips.........  48 Vice President, Worldwide Sales
Robert V. Walters..........  42 Vice President, Business Development
Christian A. Paul..........  39 Chief Financial Officer
David L. Sifry.............  31 Chief Technology Officer
Douglas C. Nassaur.........  33 Chief Information Officer
Ted E. Schlein(1)(2)(3)....  35 Chairman of the Board of Directors and Director
Regis McKenna..............  60 Director
John Drew(1)(2)............  43 Director
Paul Vais(2)(3)............  40 Director
Ernest von Simson(3).......  61 Director

--------
(1) Member of the executive committee.
(2) Member of the audit committee.
(3) Member of the compensation committee.

   Fernand B. Sarrat has served as President and Chief Executive Officer of Linuxcare since May 1999. Prior to joining the company, Mr. Sarrat held the positions of President and Chief Executive Officer of Cylink Corporation, a California-based security and cryptography firm from November 1996 to November 1998. Before leading Cylink, Mr. Sarrat spent 23 years as an executive at IBM. His career at IBM culminated as General Manager of Network-Centric Computing Marketing and Services. Mr. Sarrat received an M.B.A. from the Wharton School of Business and dual B.A. degrees in economics and psychology from Stanford University.

   Arthur F. Tyde III, one of our founders, has served as Executive Vice President since May 1999, and prior to that was acting Chief Executive Officer from the inception of the company. Before co-founding Linuxcare, Mr. Tyde held senior consulting and management positions at Gap, Inc. from December 1996, in addition to his post as president and founder of the Bay Area Linux User Group. Prior to working at Gap, Inc., Mr. Tyde held senior consulting and management positions at Fireman's Fund Insurance Company from November 1995 until December 1996, and at California State Automobile Association from June 1993 to November 1995. Mr. Tyde earned his B.A. from Michigan State University.

   David LaDuke, one of our founders, has served as Vice President of Marketing since December 1998. Prior to Linuxcare, Mr. LaDuke was an independent marketing consultant, working with a number of high-technology companies from March 1993 to December 1998. From 1989 to 1993, Mr. LaDuke was a marketing manager at NeXT Computer. Before this, from 1986 to 1989, he worked in marketing at Apple Computer where he participated in the launch of desktop publishing. Mr. LaDuke received an M.B.A. from the Tuck Graduate School of Business at Dartmouth College with a concentration in marketing, and a B.A. and M.F.A. from Columbia University.

   Patricia Lambs has served as our Vice President of Service Solutions since August 1999. For five years prior to joining Linuxcare, Mrs. Lambs served as Executive Vice President and Chief Operating Officer at Ascent Logic Corporation, where she led a world wide sales and service delivery organization and managed the Central Engineering Group. In this role, Mrs. Lambs served as Chairman of the Board for Ascent Logic

Norway and Ascent Logic Ltd. in the United Kingdom. Prior to joining Ascent Logic, Mrs. Lambs spent 18 years in management positions of Integration Service for Digital Equipment. Mrs. Lambs attended Temple University.

   Thomas W. Phillips has served as our Vice President of Worldwide Sales since September 1999. Prior to Linuxcare, Mr. Phillips served as Vice President, North American Sales for Baystone Software/Remedy Corporation from October 1998 to September 1999. He also served as Vice President of North American Sales for Wayfarer Communications/Vantive Corporation, from October 1997 to September 1998. Previously, Phillips spent several years at Sterling Software, from June 1987 to September 1997, attaining the position of Vice President, North American Sales. Mr. Phillips earned a B.A. in Sales and Marketing from California State University.

   Robert V. Walters has served as our Vice President of Business Development since December 1999. Before joining Linuxcare, Mr. Walters was Vice President of Corporate Strategy for Informix Software where he worked from March 1998 to November 1999. Previously, Mr. Walters worked at Red Brick Systems, Inc, a data warehouse software vendor, from April 1996 to February 1998, where he served as Director of Strategic Marketing. Prior to that, Mr. Walters was a principal technical consultant at Dynasty Technologies, Inc., an object-oriented software development start-up, from January 1995 to March 1996. Mr. Walters holds a B.S. in Systems Engineering from the U.S. Naval Academy.

   Christian A. Paul has served as our Chief Financial Officer since December 1999. Prior to joining Linuxcare, Mr. Paul was Vice President and Chief Financial Officer of Cloudscape, Inc., a provider of Java-based data management systems, from October 1998 to December 1999. Before that, Mr. Paul was Vice President and Chief Financial Officer of ICVERIFY, an e-commerce company from July 1996 to August 1998, where he directed the finance and administration functions and also served as Vice President and Chief Financial Officer of Integral Systems Inc. from January 1994 to June 1996. Mr. Paul holds an M.A. in Accounting and Taxation from the University of Cape Town, and is also a Chartered Accountant.

   David L. Sifry, one of our founders, has served as Chief Technical Officer since December 1998 and is a recognized expert in open source development and the Linux operating system. Prior to co-founding Linuxcare, he ran an Internet technology consulting business, Sifry Consulting, from January 1995 to December 1998. Mr. Sifry holds a B.S. in Computer Science from Johns Hopkins University.

   Douglas C. Nassaur has served as our Chief Information Officer since November 1999. Previously, Mr. Nassaur was Vice President, Technical Operations, for E*TRADE Technologies from September 1998 to October 1999. Prior to E*TRADE, Mr. Nassaur directed the daily engineering, operation, and support of distributed systems for Holiday Inn Worldwide/BASS PLC from August 1997 to September 1998. Previously, at BellSouth.net, Mr. Nassaur led the management of the company's Internet/intranet services, help-desk operations, corporate service delivery, and billing systems from July 1996 to August 1997. Before working for Bellsouth.net, Mr. Nassaur held a senior-level technology management position at GTE Mobilnet from May 1994 to July 1996. Mr. Nassaur earned a B.S. in Computer Science from the University of Kentucky.

   Ted E. Schlein has served as Chairman of our Board of Directors since May 1999. Mr. Schlein is a partner in the venture capital firm Kleiner Perkins Caufield & Byers which he joined in November 1996. From June 1986 to November 1996, Mr. Schlein worked at Symantec. Mr. Schlein also serves on the board of directors for Corio, Inc., Extensity, Inc., NONSTOP Solutions, Inc., Portera Systems and WineShopper. Prior to Kleiner Perkins Caufield & Byers, Mr. Schlein worked at Symantec Corporation, most recently as Vice President of Networking and Client Server Technology. Mr. Schlein holds a B.S. in Economics from the University of Pennsylvania.

   Regis McKenna has served on our Board of Directors since September 1999. He is also Chairman of The McKenna Group, an international consulting firm specializing in the application of information and telecommunications technologies to business strategies, which he founded in 1970. In his capacity as Chairman of The McKenna Group, Mr. McKenna advised many high-tech start-up companies. Mr. McKenna also serves as director on the following companies' boards: Caliper "Lab on A chip," bio-information systems; Cybergold Incentive, management software for Internet transactions systems; Cylink Encryption and security systems software; Diabeteswell.com, E-medicine diabetes portal and management systems; Graham Technologies Live video and audio servers for distance monitoring, surveillance and broadcast via the Internet. Mr. McKenna attended Saint Vincent College and Duquesne University.

   John Drew has served on our Board of Directors since November 1999. Mr. Drew also serves as executive vice president and CEO of Lucent Technologies' NetCare Professional Services group, a portfolio of network professional services and software solutions. Mr. Drew was president and chief executive officer of International Network Services prior to its acquisition by Lucent in October 1999. Mr. Drew joined International Network Services in 1994 as vice president of operations and became president in 1996. Mr. Drew holds a B.S. degree in Engineering from West Point and an M.S. in Business Policy from Columbia University.

   Paul Vais has served on our Board of Directors since November 1999. Mr. Vais is also managing director with Patricof & Co. Ventures, Inc., an international private equity investment firm, which he joined in early 1997. Previously, from March 1995 to December 1996, Mr. Vais was a vice president with Enterprise Partners Venture Capital. Mr. Vais also serves on the Boards of Directors of Icarian, Oblix, Ravisent Technologies, Infolibria, Peregrine Semicondutcor and iVendor. Mr. Vais holds a B.S. in Computer Science from the University of California.

   Ernest von Simson has served on our Board of Directors since October 1999. Mr. von Simson is a senior partner at Ostriker von Simson, Inc., which assists Fortune 200 enterprises in developing partnerships with Web solution providers. From October 1969 to September 1999, Mr. von Simson was the co-founder, chairman and research director of the Research Board, a private sector think tank that serves the chief information officers of Fortune 200 enterprises in Europe and North America. Mr. von Simson holds a B.A. from Brown University, and an M.B.A. from New York University.

Board of Directors

   Our Board of Directors currently consists of seven members. Each director holds office until his term expires or until his successor is duly elected and qualified. Upon completion of this offering, our amended and restated certificate of incorporation and bylaws will provide for a classified Board of Directors. Our Board of Directors will be divided into three classes whose terms will expire at different times. The three classes will be comprised of the following directors:

  . Class I consists of Messrs. Tyde and von Simson, who will serve until the annual meeting of stockholders to be held in 2001;

  . Class II consists of Messrs. Vais, Schlein and Drew, who will serve until the annual meeting of stockholders to be held in 2002; and

  . Class III consists of Messrs. Sarrat and McKenna, who will serve until the annual meeting of stockholders to be held in 2003.

   At each annual meeting of stockholders beginning with the 2001 annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

   Committees

   Our Board of Directors has an executive committee, an audit committee and a compensation committee. The executive committee consists of Messrs. Sarrat, Schlein and Drew. The executive committee approves acquisitions of businesses in amounts up to $5 million and takes such other actions as may be delegated by the Board from time to time. The audit committee consists of Messrs. Vais, Schlein and von Simson. The audit committee reviews our internal accounting procedures, consults with and reviews the services provided by our independent accountants and makes recommendations to the Board of Directors regarding the selection of independent accountants. The compensation committee consists of Messrs. Vais, Schlein and Drew. The compensation committee reviews and recommends to the Board of Directors the salaries, incentive compensation and benefits of our officers and employees and administers our stock plans and employee benefit plans.

   Compensation Committee Interlocks and Insider Participation

   Our Board of Directors established the compensation committee in January 2000. No member of our compensation committee has served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee. Since the formation of the compensation committee, none of its members has been our officer or employee.

   Compensation

   Our non-employee directors have been granted options to purchase an aggregate 240,000 shares of our common stock at an exercise price of $0.13 per share for 100,000 shares; $1.00 per share for 100,000 shares; $3.25 per share for 40,000 shares. The aggregate value of these options based on these exercise prices is $243,000. The aggregate value of these options based on the midpoint of the range is $3,360,000.

   In January 2000, our Board of Directors approved compensation guidelines for directors who are not our officers or employees. The compensation guidelines provide that these directors will be reimbursed for expenses incurred in attending any Board of Directors or committee meeting. Directors who are also our officers or employees will not receive reimbursement for expenses incurred in attending Board of Directors or committee meetings.

   Effective upon the closing of this offering, our non-employee directors also will be eligible to participate in our 2000 Director Option Plan. Each non-employee director who joins our Board of Directors after this offering will automatically receive a grant of an option to purchase 20,000 shares of our common stock on the date on which such person becomes a director. The shares subject to each of these options will vest and become fully exercisable over four years as follows: 25% of the shares on each anniversary of the date of grant. Additionally, beginning at our annual meeting of stockholders to be held in 2001 and at each successive annual stockholder meeting, each non-employee director who has previously served at least six consecutive months prior thereto will receive an option to purchase 5,000 shares of our common stock. The shares subject to each of these options will fully vest and become fully exercisable as to 100% of the shares on the first anniversary date of the date of grant. The exercise price per share for all options automatically granted to directors under our 2000 Director Option Plan will be equal to the market price of our common stock on the date of grant and will have a ten year term, but will generally terminate within a specified time, as defined in the 2000 Director Option Plan, following the date the option holder ceases to be a director or consultant. Employee directors are eligible to participate in our 2000 Employee Stock Purchase Plan and to receive discretionary grants under our Restated and Amended 1999 Stock Plan.

Executive Officers

   Our executive officers are appointed by and serve at the discretion of our Board of Directors.

   Compensation

   The following table sets forth all compensation paid or accrued during our fiscal 1999 to our President and Chief Executive Officer, and each of our four other most highly compensated officers whose annual compensation exceeded $100,000 for the period. Mr. Sarrat, Mr. Nassaur, Mr. Phillips, Mrs. Lambs and Mr. Pollace joined us during fiscal 1999, therefore their annual compensation does not reflect their full base salary.

                                                         Long Term
                                                        Compensation
                                                        ------------
                                 Annual Compensation     Securities
                              -------------------------  Underlying
Name and Principal Positions   Salary   Bonus  Other(3)   Options
----------------------------  -------- ------- -------- ------------
Fernand B. Sarrat........     $200,000 $41,667      --   1,865,112
 President and Chief
  Executive Officer
Arthur F. Tyde III (1)...      150,000      --      --          --
 Executive Vice President
Douglas C. Nassaur.......       41,667  70,000      --     415,049
 Chief Information
  Officer
Thomas W. Phillips.......       63,697  42,000  15,098     290,533
 Vice President,
  Worldwide Sales
Patricia Lambs...........       75,000  15,000      --     415,049
 Vice President, Service
  Solutions
Anthony Pollace (2)......       59,118  25,000      --     450,000
 Former Chief Financial
  Officer

--------
(1) Mr. Tyde served as our Chief Executive Officer until May 1999.
(2) Mr. Pollace resigned his position as our Chief Financial Officer in December 1999.
(3) Pursuant to the terms of his employment agreement, Mr. Phillips received $12,500 as a non-recoverable draw. Mr. Phillips also received $3,098 as a recoverable draw which may be recoverable from his annual bonus should he fail to meet certain specified criteria.

   Option Grants in Fiscal Year 1999

   The following table sets forth information concerning grants of stock options to each of the executive officers named in the table above during fiscal year 1999. All options granted to these executive officers in the last fiscal year were granted under the 1999 Stock Plan. One-quarter of the shares subject to each option vests and becomes exercisable on the first anniversary of the date of grant, and an additional one-forty-eighth of the shares subject to each option vests each month thereafter. In addition, options granted to each of the individuals set forth below may be early exercised, provided that such individual enters into a restricted stock purchase agreement. The shares thus acquired remain subject to a right of repurchase by the Company. The percentage of the total options set forth below is based on an aggregate of 6,235,189 options granted during 1999. All options were granted at a fair market value as determined by our Board of Directors on the date of grant.

   The 5% and 10% assumed annual rates of stock price appreciation are required by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices. The potential realizable values at 0%, 5% and 10% appreciation are calculated by assuming that the value of the shares appreciates at the indicated rate for the entire term of the options and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. For options granted in February 2000, we assumed that the fair market value on the date of grant was $14.00 per share, the assumed initial public offering price.

                                      Individual Grants
                         ----------------------------------------------       Potential Realizable
                         Number of      % of Total                              Value at Assumed
                         Securities      Options                          Annual Rates of Stock Price
                         Underlying     Granted to                        Appreciation for Option Term
                          Options      Employees in Exercise Expiration --------------------------------
          Name            Granted      Fiscal Year   Price      Date        0%         5%        10%
          ----           ----------    ------------ -------- ---------- ---------- ---------- ----------
Fernand B. Sarrat....... 1,660,194(1)      26.6%      0.07    05/02/09  23,126,502 37,670,636 59,984,191
Fernand B. Sarrat.......   204,918(1)       3.3%      0.13    10/21/09   2,842,213  4,629,665  7,371,968
Arthur F. Tyde III......        --          0.0%      0.00    01/00/00          --         --         --
Douglas C. Nassaur......   415,049          6.7%      0.13    11/01/09   5,756,730  9,377,106 14,931,474
Thomas W. Phillips......   290,533          4.7%      0.13    10/21/09   4,029,693  6,563,945 10,451,985
Patricia Lambs..........   415,049          6.7%      0.13    10/21/09   5,756,730  9,377,106 14,931,474
Anthony Pollace.........   450,000(2)       7.2%      0.13    10/21/09   1,543,038  2,513,445  4,002,242

--------
(1) Such options are subject to a change in control provision. Fifty percent (50%) of the unvested shares subject to the option shall vest and become immediately exercisable upon the occurrence of a change in control (as that term is explained in the section "Employment Agreements and Change in Control Arrangements" below) and twenty-five percent (25%) of the total option shares shall vest upon the constructive termination of service with us or the termination of service with us without cause (as that term is explained in the section "Employment Agreements and Change in Control Arrangements" below).
(2) Mr. Pollace was granted options to purchase 450,000 shares of common stock, however options to purchase 338,750 shares were forfeited and returned to the plan when Mr. Pollace resigned. The "Potential Realizable Value" amounts are calculated based on the remaining options to purchase 111,250 shares.

   Aggregate Option Exercises in Fiscal Year 1999 and Values at December 31,
   1999

   The following table sets forth information concerning exercisable and unexercisable stock options held by the executive officers named in the summary compensation table at December 31, 1999. The value of unexercised in-the-money options is based on a value of $2.00 per share, the fair market value of our common stock as of December 31, 1999 as determined by our Board of Directors, minus the actual per share exercise prices, multiplied by the number of shares underlying the option. All options were granted under our 1999 Stock Plan.

                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                                                      Options at          In-the-Money Options
                           Shares                 December 31, 1999       at December 31, 1999
                          Acquired    Value   ------------------------- -------------------------
                         On Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
                         ----------- -------- ----------- ------------- ----------- -------------
Fernand B. Sarrat.......  1,865,112    $ --          --         --       $     --       $ --
Arthur F. Tyde III......         --      --          --         --             --         --
Douglas C. Nassaur......         --      --     415,049         --        776,142         --
Thomas W. Phillips......         --      --     290,533         --        543,297         --
Patricia Lambs..........         --      --     415,049         --        776,142         --
Anthony Pollace.........         --      --     111,250         --        208,038         --

Employment Agreements and Change in Control Arrangements

   We have entered into the following employment agreements with our current officers:

   Employment Agreements with Messrs. Tyde, Sifry and LaDuke. In April 1999, we entered into letter agreements with each of Messrs. Tyde, Sifry and LaDuke regarding their employment. These agreements, as amended, provide that Messrs. Tyde, Sifry and LaDuke will each be employed "at will" and paid an annual base salary of $150,000. The agreements provide that if the respective officer's employment is terminated without cause (as defined below), such officer will become vested in a number of shares of our common stock as if such officer provided services to us for an additional twelve months. In addition, the stock purchase agreements, as amended, pursuant to which each of Messrs. Tyde, Sifry and LaDuke purchased 1,000,000 shares of our common stock, give us a right to repurchase those shares, which right shall lapse with respect to 25% of such shares if a change in control (as defined in the stock purchase agreements) occurs.

   Under the employment agreements of Messrs. Tyde, Sifry and LaDuke, cause means the commission of:

  .  any act of fraud, embezzlement or dishonesty,

  . any unauthorized use or disclosure of our confidential information or trade secrets (or any parent or subsidiary), or

  . any other intentional misconduct adversely affecting our business or affairs (or any parent or subsidiary) in a material manner.

   Provided, however, that no cause shall exist unless our Board of Directors has delivered to the respective officer a written demand for the performance of specific, measureable tasks and the performance of such tasks has not been improved within 30 days; and provided, further that no termination for cause may occur until the respective officer has been afforded an opportunity to appear in person before our Board of Directors and present evidence on his behalf regarding the existence of cause.

   Employment Agreement of Fernand Sarrat. In April 1999, we entered into an employment agreement with Mr. Sarrat. This agreement provides that Mr. Sarrat will be paid an annual base salary of $300,000 and a bonus payment of $100,000 in the first year of his employment. After the first year of his employment, the amount of his salary and bonus will be determined by our Board of Directors; however, he will be guaranteed a bonus of at least $50,000 a year. Under his employment agreement, Mr. Sarrat was granted options to purchase shares of our common stock at an exercise price of $0.07 per share and $0.13 per share, which will vest over a four-year period beginning on May 3, 2000.
If Mr. Sarrat's employment is terminated before all of his options vest, we will have the right to repurchase any unvested shares at cost. If Mr. Sarrat's employment is involuntarily terminated, other than for cause, or is constructively terminated (as such terms are defined below) within the first year of his employment, he is entitled to receive, as severance, nine months of continuation of his salary, employee benefits and a pro-rated target bonus for such year. He will also be entitled to 1/48 vesting of stock option shares each month through the termination date. If such termination occurs within the second year of Mr. Sarrat's employment, he is entitled to receive, as severance, 12 months of continuation of his salary, employee benefits and a pro-rated target bonus. He will also be entitled to 1/48 vesting of his stock options shares for an additional 12 months after his termination date. If such termination occurs after the second year of Mr. Sarrat's employment, he is entitled to receive as severance, six months of continuation of his salary, employee benefits, a pro-rated target bonus and the continuation of the vesting of his stock option shares for an additional 12 months after his termination date.

   Upon a change in control (as this term is defined below), 50% of Mr. Sarrat's option shares that remain unvested will vest on the closing date of such change in control. Following such acceleration, the remaining unvested options shall continue to vest at the same monthly rate that applied prior to the acceleration. Also, following a change in control, if Mr. Sarrat does not execute a new employment agreement with the successor corporation and if the successor corporation terminates his employment (other than for cause), or if his employment is constructively terminated, then Mr. Sarrat will be entitled to receive the severance benefits described above (excluding any additional acceleration of vesting).

   Pursuant to the terms of Mr. Sarrat's employment agreement and stock option agreements, a change in control is defined as:

  . The consummation of a merger or consolidation with or into another entity or any other corporate reorganization if persons who are not our stockholders immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or

  . The sale, transfer or other disposition of all or substantially all of our assets.

   Involuntary termination is defined as:

  .  Termination other than for cause.

  Cause is defined as:

  . demonstrably willful misconduct which is materially injurious to us which is not cured within 60 days following receipt of written notice specifying such misconduct from our Board of Directors;

  .  conviction of a felony (other than traffic-related offenses); or

  .  gross negligence in the performance of duties.

   Constructive termination is defined as voluntary resignation following:

  . the assignment of duties and responsibilities that are incommensurate with the duties and responsibilities immediately before resignation, or any material reduction of the duties, authority, or responsibilities;

  . a reduction by the company in the base salary or annual target bonus as in effect immediately before such reduction; or

  . Mr. Sarrat's relocation to a facility that is more than 50 miles from Los Altos Hills, California.

   Employment Agreements of Messrs. Paul, Walters, Phillips and Mrs. Lambs. During 1999, we entered into letter agreements with Messrs. Paul, Walters, Phillips and Mrs. Lambs regarding their employment. According to these agreements, Messrs. Paul, Walters, Phillips and Mrs. Lambs will be employed "at will" and paid an annual salary of $175,000, $250,000, $150,000 and $200,000, respectively. Each will also be entitled to an annual performance-based bonus targeted to be $25,000, $50,000, $125,000 and $50,000, respectively. According to their agreements, Messrs. Paul, Walters, Phillips and Mrs. Lambs were granted options to purchase 340,000 shares at an exercise price per share of $1.00, 300,000 shares at an exercise price per share of $1.00, 290,533 shares at an exercise price per share of $0.13 and 415,049 shares at an exercise price per share of $0.13 of our common stock, respectively. The options that are granted to each are also subject to the provisions of their stock option agreements with us and our 1999 Stock Plan that was in effect on the date of the grant of the options. These options will vest proportionally over a four-year period beginning on the first anniversary of their employment. If the employment of any officer is terminated before all of such officer's options vest, we will have the right to repurchase any unvested shares at the exercise price.

Limitations on Directors' and Officers' Liability and Indemnification

   Our amended and restated certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability associated with any of the following:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemption; or

  . any transaction from which the director derived an improper personal benefit.

   The limitation of our director's liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
misconduct of a culpable nature), to reimburse their expenses as incurred as a result of any proceeding against them as to which they could be indemnified, and to cover our directors and officers under any of our liability insurance policies applicable to our directors and officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

   Our amended and restated certificate of incorporation and bylaws also provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification.

   We have entered into indemnification agreements with each of our officers and directors containing provisions that require us to, among other things, indemnify such officers and directors against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

Stock Plans

 Amended and Restated 1999 Stock Plan

   Our 1999 Stock Plan was amended and restated by our Board of Directors on January 18, 2000 and our stockholders approved the plan in February 2000. This stock plan provides for the grant of incentive stock options to our employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. As of December 31, 1999, we have issued 2,526,312 shares of our common stock pursuant to the exercise of options granted under our stock plan and we have outstanding options to purchase 3,158,210 shares of common stock at a weighted average exercise price of $0.31 per share.

   Number of Shares of Common Stock Available under our 1999 Stock Plan. As of December 31, 1999, a total of 618,216 shares of our common stock have been reserved for issuance pursuant to our stock plan plus an annual increase beginning in 2001 equal to the lesser of 5% of the outstanding shares of our common stock on the first day of our fiscal year, 4,000,000 shares or such lesser amount as our board of directors may determine.

   Administration of the 1999 Stock Plan. Our Board of Directors or a committee of our Board of Directors administers the stock plan. The committee may consist of two or more "outside directors" to satisfy certain tax and securities requirements. The administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise.

   Options. The administrator determines the exercise price and term of options granted under our stock plan. With respect to incentive stock options, however, the exercise price must at least be equal to the fair market value of our common stock on the date of grant and its term may not exceed ten years.

   No optionee may be granted an option to purchase more than 3,000,000 shares in any fiscal year. In connection with his or her initial service, an optionee may be granted an option to purchase up to an additional 3,000,000 shares of our common stock.

   After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. If termination is due to death, the option will generally remain exercisable for 12 months following such termination. If termination is due to disability, the option will generally remain exercisable for 6 months following such termination. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

   Stock Purchase Rights. The administrator determines the exercise price of stock purchase rights granted under our stock plan. Unless the administrator determines otherwise, the restricted stock purchase agreement that an optionee will enter into upon the exercise of options will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason (including death or disability). The purchase price for shares we repurchase will generally be the original price paid by the purchaser. The administrator determines the rate at which our repurchase option will lapse.

   Transferability of Options and Stock Purchase Rights. Our stock plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option and stock purchase right during his or her lifetime.

   Adjustments upon Merger or Asset Sale. Our stock plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute an equivalent option or right for each outstanding option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted for, all outstanding options and stock purchase rights will vest and become exercisable and terminate as of the closing of such merger or sale of assets.

   Amendment and Termination of our stock plan. Our stock plan will automatically terminate in 2009, unless we terminate it sooner. In addition, our Board of Directors has the authority to amend, suspend or terminate the stock plan provided that it does not adversely affect any option previously granted under our stock plan.

2000 Employee Stock Purchase Plan

   Our Board of Directors adopted the 2000 Employee Stock Purchase Plan on January 18, 2000 and our stockholders approved the plan in February 2000.

   Number of Shares of Common Stock Available under the Employee Stock Purchase Plan. A total of 1,000,000 shares of our common stock will be made available for sale. In addition, the plan provides for annual increases in the number of shares available for issuance under the purchase plan beginning in 2001, equal to the lesser of 2% of the outstanding shares of our common stock on the first day of our fiscal year, 1,000,000 shares, or such other lesser amount as may be determined by our Board of Directors.

   Administration of the Employee Stock Purchase Plan. Our Board of Directors or a committee of our board administers the plan. Such administrator has full and exclusive authority to interpret the terms of the plan and determine eligibility.

   Eligibility to Participate. All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be permitted to purchase stock under the plan if such employee:

  . immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

  . whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

   Offering Periods and Contributions. Our plan is intended to qualify for special tax treatment and contains consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first trading day on or after November 1 and May 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before April 30, 2002.

   The plan permits participants to purchase common stock through payroll deductions of up to 10% of their eligible compensation which includes a participant's base straight time gross earnings and commissions but excluding all other compensation paid to our employees. A participant may purchase no more than 5,000 shares during any 6-month purchase period.

   Purchase of Shares. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each 6-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or the last day of a purchase period ends. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

   Transferability of Rights. A participant may not transfer rights granted under the plan other than by will, the laws of descent and distribution or as otherwise provided under the plan.

   Adjustments upon Merger or Asset Sale. In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

   Amendment and Termination of the Employee Stock Purchase Plan. The plan will terminate by its terms in 2010. Our Board of Directors has the authority to amend or terminate our plan, except that, subject to certain exceptions described in the plan, no such action may adversely affect any outstanding rights to purchase stock under our plan.

2000 Director Option Plan

   Our Board of Directors adopted the 2000 Director Option Plan on January 18, 2000 and our stockholders approved it in February 2000. The director plan provides for the periodic grant of nonstatutory stock options to our non-employee directors.

   Number of Shares Available under the Director Plan. As of February 2000, a total of 300,000 shares of our common stock were reserved for issuance under our director option plan, none of which were issued and outstanding as of this date.

   Options. Each non-employee director who joins our Board of Directors after the effective date of this offering will automatically receive an option to purchase 20,000 shares on the date on which such person becomes a director. All non-employee directors who have been directors for at least the preceding 6 months receive an option to purchase 5,000 shares each year on the date of our annual stockholders meeting.

   All options granted under our director option plan have a term of ten years and an exercise price equal to the fair market value per share of common stock determined on the date of grant. The option granted initially to non-employee directors becomes exercisable over four years as follows: 25% on each anniversary of the date of grant, provided that the non-employee director remains a director on such dates. The option granted to non-employee directors on the date of our annual stockholders meeting becomes exercisable as to 100% of the shares subject to the option on the first anniversary of the date of grant.

   After termination as a non-employee director with us, an optionee must exercise an option at the time set forth in his or her option agreement. If termination is due to death, the option will remain exercisable for 12 months following the date of death. If termination is due to disability, the option will remain exercisable for 6 months following the date of termination. In all other cases, the option will remain exercisable for a period of 3 months. However, an option may never be exercised later than the expiration of its term.

   Transferability of Options. A non-employee director may not transfer options granted under our director option plan other than by will or the laws of descent and distribution. Only the non-employee director may exercise the option during his or her lifetime.

   Adjustments upon Merger or an Asset Sale. In the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation may assume or substitute an equivalent option for each outstanding option. If such assumption or substitution occurs, the options will continue to be exercisable according to the same terms as before the merger or sale of assets. Following such assumption or substitution, if a non-employee director is terminated other than by voluntary resignation, the option will become fully exercisable and generally will remain exercisable for a period of 3 months. If the outstanding options are not assumed or substituted for, our Board of Directors will notify each non-employee director that he or she has the right to exercise the option as to all shares subject to the option for a period of 30 days following the date of the notice. The option will terminate upon the expiration of the 30-day period.

   Amendment and Termination of the Director Option Plan. Unless terminated sooner, our director plan will automatically terminate in 2010. Our Board of Directors has the authority to amend, alter, suspend, or discontinue the director option plan, but no such action may adversely affect any grant made under the director option plan.

401(k) Plan

   We adopted a 401(k) Plan effective January 1999 covering our employees who are 21 years old as of the effective date of the 401(k) Plan. Employees become eligible to participate in the 401(k) Plan on the first day of the month following their date of hire. The 401(k) Plan excludes nonresident alien employees. The 401(k) Plan is intended to qualify under Section 401(k) of the United States Internal Revenue Code, so that contributions to the 401(k) Plan by employees or by us and the investment earnings thereon are not taxable to the employees until withdrawn. If our 401(k) Plan qualifies under Section 401(k) of the United States Internal Revenue Code, our contributions will be deductible by us when made. Our employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit of $10,500 in 2000 and to have those funds contributed to the 401(k) Plan. The 401(k) Plan permits us, but does not require us, to make additional matching contributions on behalf of all participants. To date, we have not made any contributions to the 401(k) Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Preferred Stock

   On February 1, 1999, and April 16, 1999 we sold an aggregate of 2,636,916 shares and 5,246,008 shares, respectively, of our Series A Preferred Stock at a purchase price of $0.61625 per share (as adjusted for a two-for-one stock split which occurred in April 1999). On December 17, 1999, we sold an aggregate of 7,082,267 shares of our Series B Preferred Stock at a purchase price of $4.728 per share. The following officers, directors and 5% stockholders purchased shares in these financings:

                                         Series A Stock       Series B Stock
                                      -------------------- --------------------
                                       Shares   Aggregate   Shares   Aggregate
Purchaser                             Purchased Price Paid Purchased Price Paid
---------                             --------- ---------- --------- ----------
Patricof & Co. Entities (1):
 APA Excelsior V, L.P................       --         --  1,671,742 $7,903,996
 Patricof Private Investment Club II,
  L.P................................       --         --     20,305 $   96,002
 Apax Europe IV--A, L.P. ............       --         --    423,012 $2,000,000
KPCB Holdings, Inc. (2).............. 4,381,340 $2,700,000 1,057,529 $4,999,997
McKenna Ventures L.P. (3)............       --         --     52,876 $  249,998
John Drew............................       --         --    423,011 $1,999,996
Ernest von Simson....................       --         --     52,876 $  249,998

--------
(1) APA Excelsior V, L.P., Patricof Private Investment Club II, L.P. and Apax Europe IV-A, L.P. are affiliated entities and together are considered a 5% stockholder. Mr. Vais, one of our directors, is a general partner of Patricof & Co., an entity affiliated with APA Excelsior V, L.P., Patricof Private Investment Club II, L.P. and Apax Europe IV-A, L.P. Mr. Vais disclaims beneficial ownership of the securities held by such entities, except for his proportional interest in the entities.
(2) KPCB Holdings, Inc. is considered a 5% stockholder and Mr. Schlein, one of our directors, is a general partner of Kleiner Perkins Caufield & Byers, an entity affiliated with KPCB Holdings, Inc. Mr. Schlein disclaims beneficial ownership of the securities held by KPCB Holdings, Inc., except for his proportional interest in the entity.
(3) Regis McKenna, one of our directors, is a general partner of The McKenna Group, an entity affiliated with McKenna Ventures L.P. Mr. McKenna shares voting control of the securities held by such entity.

Other Material Transactions

  Investor Rights Agreement

   We have entered into an agreement with the preferred stockholders described above pursuant to which these and other preferred stockholders will have registration rights with respect to their shares of common stock following this offering. For a description of these registration rights, see "Description of Capital Stock." Upon the completion of this offering, all shares of our outstanding preferred stock will be automatically converted into an equal number of shares of common stock.

  Stock Option Grants to Certain Officers and Directors

   During 1999, we granted the following options to purchase our common stock to our officers, directors and stockholders who beneficially own 5% or more of our common stock.

                                                                  Exercise Price
Name                                      Date of Grant  Options    Per Share
----                                      ------------- --------- --------------
Fernand B. Sarrat........................    5/3/99     1,660,194     $0.07
Fernand B. Sarrat........................   10/21/99      204,918     $0.13
Patricia Lambs...........................   10/21/99      415,049     $0.13
Thomas W. Phillips.......................   10/21/99      290,533     $0.13
Robert V. Walters........................    12/9/99      300,000     $1.00
Christian A. Paul........................    12/9/99      340,000     $1.00
Douglas C. Nassaur.......................   11/16/99      415,049     $0.13
Regis McKenna............................   10/21/99       50,000     $0.13
Ernest von Simson........................   10/21/99       50,000     $0.13
John Drew................................   11/24/99      100,000     $1.00

  Indemnification and Employment Agreements

   We have entered into indemnification agreements with each of our directors and officers. Such indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. For a description of the limitation of our directors' liability and our indemnification of such officers, see "Management--Limitation on Directors' and Officers' Liability and Indemnification."

   For a description of employment agreements we entered into with our officers, see "Management--Employment Agreements and Change in Control Arrangements."

  Agreements with Directors or Executive Officers

   In May 1999, Mr. Sarrat was granted options to purchase 1,660,194 shares of common stock at an exercise price of $.07 per share. Mr. Sarrat exercised the options by paying cash for the par value of the shares and executed a full-recourse promissory note for $116,048, the balance of the purchase price. The note is secured by a stock pledge agreement which pledges the underlying shares of common stock as collateral. The note bears interest at a rate of 5.22%.

   In December 1999, Mr. Paul was granted options to purchase 340,000 shares of common stock at an exercise price of $1.00 per share. Mr. Paul exercised the options by paying cash for the par value of the shares and executed a full-recourse promissory note for $339,966, the balance of the purchase price. The note is secured by a stock pledge agreement which pledges the underlying shares of common stock as collateral. The note bears interest at a rate of 6.2%.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of January 31, 2000, and as adjusted to reflect the sale of common stock offered hereby by the following:

  . each stockholder known by us to own beneficially more than 5% of our common stock;

  .  each of our executive officers named in the compensation table above;

  .  each of our directors; and

  .  all directors and executive officers as a group.

   As of January 31, 2000, there were 25,688,221 shares of our common stock outstanding, assuming that all outstanding preferred stock has been converted into common stock. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, on the information furnished by such owners, have sole voting power and investment power with respect to such shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percent ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after January 31, 2000 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percent ownership of any other person. The address for those individuals for which an address is not otherwise indicated in the table below is Linuxcare, Inc., 650 Townsend Street, San Francisco, California 94103.

                                                             Percentage of
                                             Shares       Shares Outstanding
                                          Beneficially  -----------------------
                                         Owned Prior to Prior To
   Name or group of beneficial owners       Offering    Offering After Offering
   ----------------------------------    -------------- -------- --------------
Directors And Executive Officers
Ted E. Schlein(1).......................    5,491,068     21.3%      18.2%
 Kleiner Perkins Caufield & Byers
 2750 Sand Hill Road
 Menlo Park, CA 94025

Paul Vais(2)............................    2,199,456      8.6         7.3
 Patricof & Co.
 2100 Geng Road
 Palo Alto, CA 94303

John Drew(3)............................      535,890      2.1         1.8

Regis McKenna(4)........................      104,486        *           *
 The McKenna Group
 1409 Galloway Court
 Sunnyvale, CA 94087
Ernest von Simson(5)....................      104,486        *           *
Arthur Tyde III(6)......................    2,000,000      7.8         6.6
Fernand Sarrat(7).......................    1,865,112      7.3         6.2
Christian Paul(8).......................      340,000      1.3         1.1
David LaDuke(6).........................    2,000,000      7.8         6.6
David L. Sifry(6).......................    2,000,000      7.8         6.6
Robert V. Walters(9)....................      300,000      1.2           *
Thomas W. Phillips(9)...................      290,533      1.1           *
Douglas C. Nassaur(9)...................      415,049      1.6         1.4
Patricia Lambs(9).......................      415,049      1.6         1.4
All Officers and Directors (14
 persons)(10)...........................   18,061,129     70.3        59.8

                                                             Percentage of
                                             Shares       Shares Outstanding
                                          Beneficially  -----------------------
                                         Owned Prior to Prior To
   Name or group of beneficial owners       Offering    Offering After Offering
   ----------------------------------    -------------- -------- --------------
5% Stockholders
KPCB Holdings, Inc.(1)..................   5,491,068      21.3%       18.2%
Patricof & Company(2)...................   2,199,456       8.6         7.3
David LaDuke(6).........................   2,000,000       7.8         6.6
David Sifry(6)..........................   2,000,000       7.8         6.6
Arthur F. Tyde III(6)...................   2,000,000       7.8         6.6
Fernand Sarrat(7).......................   1,865,112       7.3         6.2

--------
  * Less than 1% of the outstanding shares of common stock.

 (1) Includes 5,471,068 shares held by KPCB Holdings, Inc. Mr. Schlein is a general partner of Kleiner Perkins Caufield & Byers and has signature authority for KPCB Holdings, Inc. Mr. Schlein disclaims beneficial ownership of shares held by KPCB Holdings, Inc. except to the extent of his pecuniary interest in it. Includes an option exercisable for 20,000 shares, of which all 20,000 shares may be exercised by Mr. Schlein and upon exercise will become subject to our right of repurchase, which lapses over time.

 (2) Includes 1,722,642 shares held by APA Excelsior V, L.P., 435,891 shares held by Apax Europe IV-A, L.P. and 20,923 Patricof Private Investment Club II, L.P. Mr. Vais is the managing director of Patricof & Company, and has signature authority for APA Excelsior V, L.P., Apax Europe IV-A, L.P., and Patricof Private Investment Club II, L.P. Mr. Vais disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in it. Includes an option exercisable for 20,000 shares of which all 20,000 shares may be exercised by Mr. Vais and upon exercise will become subject to our right of repurchase, which lapses over time.

 (3) Includes 100,000 shares subject to our right of repurchase, which lapses over time.
 (4) Includes 54,486 shares held by McKenna Ventures, L.P. Mr. McKenna is the chairman of The McKenna Group and has signature authority for McKenna Ventures. Mr. McKenna disclaims beneficial ownership of shares held by this entity except to the extent of his pecuniary interest in this entity. Mr. McKenna also holds an option exercisable for 50,000 shares, of which all 50,000 shares may be exercised by Mr. McKenna and upon exercise will become subject to our right of repurchase, which lapses over time.
 (5) Includes an option exercisable for 50,000 shares, of which all 50,000 shares may be exercised by Mr. von Simson and upon exercise will become subject to our right of repurchase, which lapses over time.
 (6) Includes 1,500,000 shares subject to our right of repurchase, which lapses over time.
 (7) Includes 1,398,834 shares subject to our right of repurchase, which lapses overtime.
 (8) Includes 255,000 shares subject to our right of repurchase, which lapses overtime.
 (9) The number of shares shown represents shares subject to options that are currently exerciseable and upon exercise will become subject to our right of repurchase, which lapses over time.
(10) Includes the shares beneficially owned by the persons and entities described in footnotes (1) through (9).

                          DESCRIPTION OF CAPITAL STOCK

   Upon the completion of this offering, we will be authorized to issue 205,000,000 shares, $0.0001 par value per share, to be divided into two classes to be designated common stock and preferred stock. Of the shares authorized, 200,000,000 shares shall be designated as common stock and 5,000,000 shares shall be designated as preferred stock. The following description of our capital stock is only a summary. You should refer to our certificate of incorporation and bylaws as in effect upon the closing of this offering, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

   As of January 31, 2000, and assuming the conversion of all outstanding shares of preferred stock into common stock, there were 25,688,221 shares of common stock outstanding which were held of record by approximately 60 stockholders. There will be 30,188,221 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options) after giving effect to the sale of our common stock in this offering. In addition to 2,876,001 shares issuable upon exercise of outstanding options under our 1999 Stock Plan, there are an aggregate of 1,300,000 shares reserved for issuance under our 2000 Employee Stock Purchase Plan and 2000 Director Option Plan. See "Management--Stock Plans" for a description of our stock plans.

   The holders of our common stock are entitled to one vote per share held of record on all matters submitted to a vote of the stockholders. Our amended and restated certificate of incorporation to be filed concurrently with completion of this offering, does not provide for cumulative voting in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Holders of our common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon the completion of this offering will be fully paid and non-assessable.

Preferred Stock

   Upon the completion of this offering and filing of our amended and restated certificate of incorporation, our Board of Directors will be authorized, without action by the stockholders, to issue 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges may include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series, all or any of which may be greater than the rights of the common stock.

   The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that the holders of common stock will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying or preventing a change in our control without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

Registration Rights

   Pursuant to a registration rights agreement we entered into with holders of 15,269,436 shares of our common stock (assuming conversion of all outstanding shares of preferred stock), the holders of these shares are entitled to certain registration rights regarding these shares. The registration rights provide that if we propose to register any securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, they are entitled to notice of the registration and are entitled to include shares of their common stock in the registration. This right is subject to conditions and limitations, including the right of the underwriters in an offering to limit the number of shares included in the registration. The holders of these shares may also require us to file up to two registration statements under the Securities Act at our expense with respect to their shares of common stock. We are required to us our best efforts to effect this registration, subject to conditions and limitations. Furthermore, the holders of these shares may require us to file additional registration statements on Form S-3, subject to conditions and limitations. These rights terminate on the earlier of five years after the effective date of this offering or the date on which a holder is able to sell all its shares pursuant to Rule 144 under the Securities Act in any 90-day period.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

   Certain provisions of Delaware law and our certificate of incorporation and bylaws could make our acquisition more difficult by means of a tender offer, a proxy contest or otherwise and could also make the removal of incumbent officers and directors more difficult. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. The amendment of any of the following provisions would require approval by holders of at least 66 2/3% of our outstanding common stock.

   Board of Directors

   Effective with the first annual meeting of stockholders following completion of this offering, our amended and restated bylaws provide for the division of our Board of Directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-term, and one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for stockholders to replace a majority of the directors. Further, our amended and restated certificate of incorporation and restated bylaws do not provide for cumulative voting in the election of directors.

   Stockholder Meetings

   Under our amended and restated certificate of incorporation and amended and restated bylaws, only our Board of Directors, Chairman of the Board, Chief Executive Officer or the holders of a majority of the outstanding stock may call special meetings of stockholders. Our restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee thereof. In addition, our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting and eliminates cumulative voting.

   Undesignated Preferred Stock

   The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management.

   Section 203

   We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

  . prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

   Section 203 defines "business combination" to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

  . subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

   In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is Norwest Bank Minnesota, N.A.

Nasdaq Stock Market National Market Listing

   We will apply to list our common stock on The Nasdaq Stock Market's National Market under the symbol "LXCR."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our stock. Future sales of substantial amounts of our common stock in the public market following this offering or the possibility of such sales occurring could adversely affect market prices for our common stock or could impair our ability to raise capital through an offering of equity securities. Furthermore, since no shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have 30,188,221 shares of common stock outstanding (assuming conversion of all of the currently outstanding shares of preferred stock) based on shares outstanding as of January 18, 2000 and assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely transferable without restriction under the Securities Act of 1933, unless these shares are purchased by "affiliates" as that term is used under the Securities Act and the Regulations promulgated thereunder.

   Of these shares, the remaining 25,688,221 shares as of January 31, 2000, which were sold by us in reliance on exemptions from the registration requirements of the Securities Act, are restricted securities within the meaning of Rule 144 under the Securities Act and become eligible for sale in the public market as follows:

  . no shares will be eligible for immediate sale on the date the registration statement of which this prospectus is a part is declared effective;

  . no shares will be eligible for sale prior to 180 days from the date the registration statement of which this prospectus is a part is declared effective; and

  . beginning 181 days after the effective date, 25,688,221 shares will become eligible for sale, subject to the provisions of Rules 144 or 701, upon the expiration of agreements not to sell such shares entered into between the underwriters and such stockholders.

   Beginning 180 days after the date of this prospectus, approximately additional shares subject to vested options as of the date of completion of this offering will be available for sale subject to compliance with Rule 701 and upon the expiration of agreements not to sell such shares entered into between the underwriters and such stockholders. Any shares subject to lock-up agreements may be released at any time without notice by the underwriters.

   In general, under Rule 144 as currently in effect, a person (or group of persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of completion of this offering, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock (approximately 325,882 shares immediately after this offering), or the average weekly trading volume in the common stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares without regard to the requirements described above.

   Any of our employees, officers or directors of or consultant who purchased his or her shares prior to the date of completion of this offering or who holds vested options as of that date pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding-period restrictions, in each case commencing 90 days after the date of completion of this offering. However, we and our officers, directors and stockholders have agreed not to sell or otherwise dispose of any shares of our common stock for the 180-day period after the date of this prospectus without the prior written consent of the underwriters. See "Underwriting."

   As soon as practicable after the effective date of the registration statement of which this prospectus is a part, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock issuable under our 1999 Stock Plan our 2000 Director Option Plan, and our 2000 Employee Stock Purchase Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon filing.

   Prior to this offering, there has been no public market for our common stock, and any sale of substantial amounts in the open market may adversely affect the market price of our common stock offered hereby.

          UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

   The following is a general discussion of the principal U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a Non-U.S. Holder. As used in this prospectus, the term "Non-U.S. Holder" is a person other than:

  .  a citizen or individual resident of the United States,

  . a corporation or other entity taxable as a corporation that is created or organized in or under the laws of the United States or of any political subdivision of the United States,

  . an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or

  . a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions.

   If a partnership holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding our common stock should consult their tax advisors.

   This discussion does not consider:

  .  U.S. state and local or non-U.S. tax consequences,

  . the tax consequences for the shareholders, partners or beneficiaries of a Non-U.S. Holder,

  . special tax rules that may apply to certain Non-U.S. Holders, including without limitation, banks, insurance companies, dealers in securities and traders in securities, or

  . special tax rules that may apply to a Non-U.S. Holder that holds our common stock as part of a "straddle," "hedge" or "conversion transaction."

   The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, applicable Treasury regulations, and administrative and judicial interpretations, all as of the date of this prospectus, and all of which may change, retroactively or prospectively. The following summary is for general information. Accordingly, each Non-U.S. Holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

   We do not anticipate paying cash dividends on our common stock in the foreseeable future. See "Dividend Policy." In the event, however, that dividends are paid on shares of common stock, dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be provided by an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

   Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment, or in the case of an individual, a "fixed base," in the United States, as provided in that treaty ("U.S. trade or business income"), are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate U.S. Internal Revenue Service form with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as specified by an applicable income tax treaty.

   Dividends paid prior to 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. For dividends paid after 2000, a Non-U.S. Holder of common stock who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements.

   A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Gain on disposition of common stock

   A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common stock unless:

  . the gain is U.S. trade or business income, in which case, the branch profits tax described above may also apply to a corporate Non-U.S. Holder;

  . the Non-U.S. Holder is an individual who holds the common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other requirements;

  . the Non-U.S. Holder is subject to tax pursuant to the provisions of the U.S. tax law applicable to certain U.S. expatriates; or

  . we are or have been a "U.S. real property holding corporation" for federal income tax purposes at any time during the shorter of a five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our common stock.

   Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we have not been, are not currently, and do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes. The tax relating to stock in a "U.S. real property holding corporation" will not apply to a Non-U.S. Holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of the common stock, provided that the common stock was regularly traded on an established securities market.

Federal estate tax

   Common stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information reporting and backup withholding tax

   We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

   Under certain circumstances, U.S. Treasury Regulations require information reporting and backup withholding at a rate of 31% on certain payments on common stock. Under currently applicable law, Non-U.S. Holders of common stock generally will be exempt from these information reporting requirements and from backup withholding on dividends paid prior to 2001 to an address outside the United States. For dividends paid after 2000, however, a Non-U.S. Holder of common stock that fails to certify its Non-U.S. Holder status in accordance with U.S. Treasury Regulations may be subject to backup withholding at a rate of 31% on payments of dividends.

   The payments of the proceeds of the disposition of common stock by a holder to or through the U.S. office of a broker or through a non-U.S. broker generally will be subject to information reporting and backup reporting at a rate of 31% unless the holder either certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a Non-U.S. Holder of common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless a non-U.S. broker is a "U.S. related person." In the case of the payment of proceeds from the disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person," information reporting, but currently not backup withholding, on the payment applies unless the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files that the holder is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is:

  .  a "controlled foreign corporation" for U.S. federal income tax purposes;

  . a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

  . effective after 2000, a foreign partnership if, at any time during the taxable year, (A) at least 50% of the capital or profits interest in the partnership is owned by U.S. persons, or (B) the partnership is engaged in a U.S. trade or business.

   Effective after 2000, backup withholding may apply to the payment of disposition proceeds by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person" unless certain certification requirements are satisfied or an exemption is otherwise established and the broker has no actual knowledge that the holder is a U.S. person. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after 2000.

   Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated    , 2000, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, FleetBoston Robertson Stephens Inc. and Chase Securities Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                        Number
                               Underwriter                             of Shares
                               -----------                             ---------
   Credit Suisse First Boston Corporation.............................
   FleetBoston Robertson Stephens Inc. ...............................
   Chase Securities Inc...............................................
                                                                       ---------
     Total............................................................ 4,500,000
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 675,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $   per share. The
underwriters and selling group members may allow a discount of $   per share on
sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The compensation we will pay to the underwriters will consist solely of the underwriting discount, which is equal to the public offering price per share of common stock less the amount the underwriters pay to us per share of common stock. The underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the National Association of Securities Dealers, Inc. to be underwriting compensation under its rules of fair practice. The underwriting fee will be determined based upon our negotiations with the underwriters at the time the initial public offering price of our common stock is determined.

   The following table summarizes the compensation and estimated expenses we will pay.

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-allotment Over-allotment Over-allotment Over-allotment
                          -------------- -------------- -------------- --------------
Underwriting Discounts
 and Commissions
 paid by us.............      $              $            $              $
Expenses payable by us..      $0.44          $0.41        $2,000,000     $2,100,000

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   Our officers, directors and certain other of our security holders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   The underwriters have reserved for sale, at the initial public offering price, up to 225,000 shares of the common stock for employees, directors and certain other individuals involved in the Linux community who are associated with us and have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, or contribute to payments which the underwriters may be required to make in that respect.

   We will apply to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "LXCR."

   Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined by negotiation between us and the representatives and may not reflect the market price for the common stock following the offering. The principal factors considered in determining the initial public offering price will be:

  . the information in this prospectus and otherwise available to the representatives;

  . the history of and the prospects for the industry in which we will compete;

  .  the capability of our management;

  .  our past and present operations;

  .  our past and present earnings;

  .  the prospects for our future earnings;

  . the present state of our development and our current financial condition;

  . the general condition of the securities markets at the time of this offering;

  . and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

We can offer no assurances that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to the offering or that an active trading market for our common stock will develop and continue after this offering.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada, and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada, and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or such persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser in this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult with their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. The underwriters are being represented by Cravath, Swaine & Moore, New York, New York. As of the date of this prospectus, WS Investment Company 99B, an investment partnership composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially owns an aggregate of 10,897 shares of Linuxcare, Inc. common stock.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1999 and December 31, 1998, and for the year ended December 31, 1999 and for period from December 9, 1998 (inception) to December 31, 1999 and the financial statements of The Puffin Group Inc. at September 30, 1999 and December 31, 1998 and for the nine months ended September 30, 1999 and for the period from December 14, 1998 (inception) to December 31, 1998, as set forth in their reports. We have included our financial statements and the financial statements of The Puffin Group Inc. in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given upon the authority of such firm as experts in accounting and auditing.

   Reconta Ernst & Young S.p.A., independent auditors, have audited the financial statements of Prosa Progettazione Suiluppo Aperto S.r.l. at December 31, 1999 and 1998, and for the year ended December 31, 1999 and for the period from May 4, 1998 (date of inception) to December 31, 1998, as set forth in their report. We have included their financial statements in the prospectus and elsewhere in the registration statement in reliance on Reconta Ernst & Young S.p.A.'s report, given on authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. This prospectus does not contain all of the information contained in the registration statement and all of its exhibits and schedules. For further information about us, please see the complete registration statement. Summaries of agreements or other documents referred to in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of these documents.

   You may read and copy our registration statement and all of its exhibits and schedules at the following SEC public reference rooms:

     450 Fifth Street, N.W.  Seven World Trade Center Citicorp Center
     Judiciary Plaza         Suite 1300               500 West Madison Street
     Room 1024               New York, NY 10048       Suite 1400
     Washington, D.C. 20549                           Chicago, IL 60661

   You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The registration statement is also available from the SEC's website at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

   We intend to furnish our stockholders with annual reports containing financial statements audited by an independent public accounting firm and make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information.

                              Linuxcare, Inc.

                Index to Consolidated Financial Statements

                                                                            Page
                                                                            ----
Report of Ernst & Young LLP, Independent Auditors.......................... F-2
Consolidated Balance Sheets................................................ F-3
Consolidated Statements of Operations...................................... F-4
Consolidated Statements of Stockholders' Deficit........................... F-5
Consolidated Statements of Cash Flows...................................... F-6
Notes to the Consolidated Financial Statements............................. F-7

                             The Puffin Group

                       Index to Financial Statements

                                                                            Page
                                                                            ----
Report of Ernst & Young LLP, Independent Auditors.......................... F-23
Balance Sheets............................................................. F-24
Statements of Operations................................................... F-25
Statements of Stockholder's Equity......................................... F-26
Statements of Cash Flows................................................... F-27
Notes to Financial Statements.............................................. F-28

                Prosa Progettazione Sviluppo Aperto S.R.L.

                       Index to Financial Statements

                                                                            Page
                                                                            ----
Report of Reconta Ernst & Young S.p.A., Independent Auditors............... F-32
Balance Sheets............................................................. F-33
Statements of Operations and Retained Earnings............................. F-34
Statements of Owners' Equity............................................... F-35
Statements of Cash Flows................................................... F-36
Notes to Financial Statements.............................................. F-37

               Report of Ernst & Young LLP, Independent Auditors

To The Board of Directors and Stockholders of
Linuxcare, Inc.

   We have audited the accompanying consolidated balance sheets of Linuxcare, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for the period from December 9, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Linuxcare, Inc. and subsidiaries at December 31, 1998 and 1999, and the consolidated results of their operations and their cash flows for the period from December 9, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

Palo Alto, California                     /s/ Ernst & Young LLP

February 14, 2000

                              LINUXCARE, INC.

                        CONSOLIDATED BALANCE SHEETS

                                                                    Pro Forma
                                                                  Stockholders'
                                              December 31,           Equity
                                          ----------------------  December 31,
                                            1998        1999          1999
                                          --------  ------------  -------------
                                                                   (unaudited)
Assets
Current assets:
  Cash and cash equivalents.............. $138,920  $ 29,994,575
  Accounts receivable, net of allowances
   of $0 in 1998 and $76,000 in 1999.....      --        650,904
  Other receivable.......................      --      1,000,000
  Prepaid expenses and other assets......   61,380        78,841
                                          --------  ------------
Total current assets.....................  200,300    31,724,320
Property and equipment, net..............      --      2,375,824
Debt issuance costs, net.................      --      1,503,788
Goodwill.................................      --        744,451
Other assets.............................      --         17,620
                                          --------  ------------
                                          $200,300  $ 36,366,003
                                          ========  ============
Liabilities and Stockholders' Deficit
Current liabilities:
  Accounts payable....................... $     --  $  1,138,027
  Accrued liabilities....................   13,458     2,514,982
  Deferred revenue.......................      --        456,908
  Note payable to stockholder............      --      2,000,000
  Current portion of note payable........      --        487,682
  Current portion of equipment
   financing.............................      --         96,962
                                          --------  ------------
Total current liabilities................   13,458     6,694,561
Note payable, less current portion.......  200,000     1,512,318
Equipment financing, less current
 portion.................................      --        413,700
Redeemable convertible preferred stock,
 $.0001 par value, issuable in series:
 18,566,075 authorized, none and
 14,999,803 shares issued and outstanding
 in 1998 and 1999, respectively, and no
 shares pro forma for conversion of
 redeemable convertible preferred stock
 (aggregate liquidation value of
 $38,364,140)............................      --     40,374,016   $       --
Stockholders' deficit:
  Common stock, $.0001 par value:
   32,000,000 authorized; 7,058,824 and
   9,685,136 issued and outstanding in
   1998 and in 1999, respectively, and
   24,900,572 shares pro forma for
   conversion of redeemable convertible
   preferred stock.......................      706           969         2,490
  Additional paid-in capital.............  327,829    24,677,072    65,049,567
  Deferred stock compensation............ (328,235)  (15,860,562)  (15,860,562)
  Stockholder notes receivable...........      --       (482,014)     (482,014)
  Accumulated deficit....................  (13,458)  (20,964,057)  (20,964,057)
                                          --------  ------------   -----------
Total stockholders' deficit..............  (13,158)  (12,628,592)  $27,745,424
                                          --------  ------------   ===========
                                          $200,300  $ 36,366,003
                                          ========  ============

                          See accompanying notes.

                              LINUXCARE, INC.

                   CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   Period from
                                                 December 9, 1998
                                                  (inception) to   Year ended
                                                   December 31,   December 31,
                                                       1998           1999
                                                 ---------------- ------------
Revenues........................................     $    --      $  1,210,806
Cost of revenues (1)............................          --         2,814,546
                                                     --------     ------------
Gross margin....................................          --        (1,603,740)
Operating expenses:
  Sales and marketing (2).......................          --         4,518,801
  General and administrative (3)................       13,458       10,236,488
  Amortization of deferred stock compensation...          --         4,121,356
  Amortization of goodwill......................          --            42,808
                                                     --------     ------------
    Total operating expenses....................       13,458       18,919,453
                                                     --------     ------------
Loss from operations............................      (13,458)     (20,523,193)
Interest income.................................          --            45,061
Interest expense................................          --          (468,267)
                                                     --------     ------------
Loss before income taxes........................      (13,458)     (20,946,399)
Income tax expense..............................          --             4,200
                                                     --------     ------------
Net loss........................................      (13,458)     (20,950,599)
Preferred stock accretion.......................          --          (260,380)
                                                     --------     ------------
Net loss applicable to common stockholders......     $(13,458)    $(21,210,979)
                                                     ========     ============
Basic and diluted net loss per share............     $    --            $(7.49)
                                                     ========     ============
Weighted average shares used in computing basic
 and diluted net loss per share.................          --         2,833,756
                                                     ========     ============
Pro forma basic and diluted net loss per share
 (unaudited)....................................                        $(2.26)
                                                                  ============
Weighted average shares used in computing pro
 forma basic and diluted net loss per share
 (unaudited)....................................                     9,252,635
                                                                  ============

--------

(1) Excludes $1,511,855 of deferred stock compensation in 1999.

(2) Excludes $63,654 of deferred stock compensation in 1999.

(3) Excludes $2,545,847 of deferred stock compensation in 1999.

                          See accompanying notes.

                              LINUXCARE, INC.

             CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                            Common Stock   Additional     Deferred    Stockholder
                          ----------------   Paid-in       Stock         Notes    Accumulated
                           Shares   Amount   Capital    Compensation  Receivable    Deficit        Total
                          --------- ------ -----------  ------------  ----------- ------------  ------------
Issuance of common stock
 to founders............  6,000,000  $300  $       --   $        --    $     --   $        --   $        300
Issuance of common stock
 for services to
 consultants............  1,058,824   406      327,829      (328,235)        --            --            --
Net loss................        --    --           --            --          --        (13,458)      (13,458)
                          ---------  ----  -----------  ------------   ---------  ------------  ------------
Balances at December 31,
 1998...................  7,058,824   706      327,829      (328,235)        --        (13,458)      (13,158)
Equity compensation for
 services performed by
 consultants for common
 shares issued in 1998..        --    --     2,542,037       328,235         --            --      2,870,272
Exercise of stock
 options for cash.......    321,200    32      112,660           --          --            --        112,692
Exercise of stock
 options for notes
 receivable.............  2,205,112   221      482,014           --     (482,014)          --            221
Issuance of stock
 options to
 consultants............        --    --       963,684           --          --            --        963,684
Issuance of common stock
 and stock options for
 Puffin acquisition.....    100,000    10      527,310           --          --            --        527,320
Deferred stock
 compensation...........        --    --    19,981,918   (19,981,918)        --            --            --
Amortization of deferred
 stock compensation.....        --    --           --      4,121,356         --            --      4,121,356
Preferred stock
 accretion..............        --    --      (260,380)          --          --            --       (260,380)
Net loss................        --    --           --            --          --    (20,950,599)  (20,950,599)
                          ---------  ----  -----------  ------------   ---------  ------------  ------------
Balances at December 31,
 1999...................  9,685,136  $969  $24,677,072  $(15,860,562)  $(482,014) $(20,964,057) $(12,628,592)
                          =========  ====  ===========  ============   =========  ============  ============

                          See accompanying notes.

                                LINUXCARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    Period from
                                                  December 9, 1998
                                                   (inception) to   Year ended
                                                    December 31,   December 31,
                                                        1998           1999
                                                  ---------------- ------------
Cash flows from operating activities:
Net loss........................................      $(13,458)    $(20,950,599)
Adjustments to reconcile net loss to net cash
 used in operating activities
  Depreciation and amortization.................           --           208,849
  Amortization of debt issuance costs...........           --           329,569
  Amortization of deferred stock compensation...           --         4,121,356
  Amortization of goodwill......................           --            42,808
  Equity compensation for common stock issued to
   consultants for services.....................           --         2,870,272
  Issuance of stock options to consultants......           --           963,684
  Changes in assets and liabilities:
    Accounts receivable.........................           --          (650,904)
    Prepaid expenses and other current assets...       (61,380)         (17,461)
    Other assets................................           --           (17,620)
    Accounts payable............................           --         1,138,027
    Accrued liabilities.........................        13,458        2,501,524
    Deferred revenue............................           --           456,908
                                                      --------     ------------
Net cash used in operating activities...........       (61,380)      (9,003,587)
Cash flows from investing activities:
Purchase of property and equipment (excluding
 equipment financing)...........................           --        (2,074,011)
Purchase of businesses, net of cash.............           --          (259,939)
                                                      --------     ------------
Net cash use in investing activities............           --        (2,333,950)
Cash flows from financing activities:
Proceeds from borrowings on notes payable.......       200,000        3,000,000
Proceeds of borrowings on notes payable to
 stockholders...................................           --         2,000,000
Proceeds from issuance of redeemable convertible
 preferred stock................................           --        36,080,279
Proceeds from issuance of common stock..........           300              --
Exercise of stock options.......................           --           112,913
                                                      --------     ------------
Net cash provided by financing activities.......       200,300       41,193,192
                                                      --------     ------------
Net increase in cash and cash equivalents.......       138,920       29,855,655
Cash and cash equivalents, beginning of period..           --           138,920
                                                      --------     ------------
Cash and cash equivalents, end of year..........      $138,920     $ 29,994,575
                                                      ========     ============
Supplemental disclosures of cash flow
 information:
Deferred stock compensation.....................      $328,235     $ 19,981,918
Preferred stock accretion.......................           --           260,380
Warrants issued for financing commitments.......           --         1,833,357
Equipment purchased though equipment financing..           --           510,662
Notes receivable issued from stockholder issued
 for common stock...............................           --           482,014
Stock and options issued for purchase of
 subsidiary.....................................           --           527,320
Preferred stock issued for note receivable......           --         1,000,000
Conversion of debt to preferred stock...........           --         1,200,000

                            See accompanying notes.

                              LINUXCARE, INC.

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

 Description of Business

   Linuxcare, Inc. ("the Company") was incorporated in Delaware on December 9, 1998 and is a provider of technical support services for Linux and other open source technology. The Company offers a comprehensive range of services including professional services, technical support, education and product certification for Linux, leading open source software packages and other related technologies. The Company supports all major variations, or distributions, of Linux on a variety of hardware platforms.

 Basis of Presentation

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Prosa Progettazione Sviluppo Aperto S.r.l and The Puffin Group. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements for fiscal 1998 include the operations of the Company from inception on December 9, 1998.

   Effective April 8, 1999, the Company completed a 2-for-1 stock split. As a result of the stock split, outstanding and reserved common shares increased. The rights of the holders of these securities were not otherwise modified. The financial statements have been restated for all periods to reflect this stock split.

 Proposed Public Offering of Common Stock

   In December 1999, the Board of Directors authorized the Company to proceed with an initial public offering of its common stock. If the offering is consummated as presently anticipated, each share of outstanding redeemable convertible preferred stock will automatically convert into common stock (Note
7).

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

   Revenues are derived primarily through the performance of services to third parties, under a variety of contractual arrangements. Revenues are billed and recognized as services are performed. Under contractual arrangements for training services, revenue is recognized as the training is performed. Under the terms of service agreements for technical support service, revenue is recognized over the term of the agreement which ranges from 6 months to 12 months. Under the terms of agreements to perform certification services, revenues are amortized over the term the certification must be performed or, in the case of one-time certifications, as the certification service is completed. Under the terms of multiple element arrangements (training, technical support services, and certifications), where the Company does not have vendor specific objective evidence of pricing, aggregate fees are amortized over the service period after the initial training or initial certification services have been performed, which is usually early in the term of the agreement.

   Deferred revenue consists of prepaid services agreements. As of December 31, 1999, one customer represented 57% of the deferred revenue balance.

                              LINUXCARE, INC.

 Concentrations of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade receivables. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company did not write-off any accounts receivable in 1999. For the year ended December 31, 1999, three significant customers individually accounted for approximately 26%, 18% and 11% of revenues. As of December 31, 1999, four significant customers individually represent 33%, 19%, 18% and 12% of trade receivables. Of the total accounts receivable balance, 18% related to customers in Italy.

 Advertising Costs

   Advertising costs are expensed as incurred. Advertising expenses were $356,423 for the year ended December 31, 1999.

 Cash and Cash Equivalents

   Cash and cash equivalents consist principally of cash deposited in money market and checking accounts, which amounts approximate fair value. The Company considers all highly liquid debt instruments or money-market type funds with an original maturity of three months or less to be cash equivalents.

 Property and Equipment

   Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives (three to five years) of the assets. Assets acquired pursuant to the equipment financing arrangement are amortized over the assets' estimated useful lives. Leasehold improvements are amortized over the corresponding lease term.

   Property and equipment consists of the following at December 31, 1999:

      Computer and office equipment................................. $1,011,630
      Furniture and fixtures........................................    180,055
      Leasehold improvements........................................     84,832
      Software......................................................  1,308,156
                                                                     ----------
      Total property and equipment..................................  2,584,673
      Less: accumulated depreciation and amortization...............    208,849
                                                                     ----------
      Property and equipment, net................................... $2,375,824
                                                                     ==========

   Property and equipment includes $510,662 of financed equipment at December 31, 1999. Accumulated depreciation for such equipment for the year ended December 31, 1999 was $32,244. Upon completion of certain equipment financing terms, the Company has the option to purchase the leased equipment at 15% of original cost.

   The Company capitalizes certain internal use software costs in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Capitalized internal use software costs, including web site development costs, with an expected useful life in excess of one year are amortized on a straight-line basis over their estimated useful lives (three years). Internal use software costs with an expected useful life of less than one year are expensed as incurred.

                              LINUXCARE, INC.

 Impairment of Long-lived Assets

   In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to be Disposed Of, the Company reviews long-lived and intangible assets for impairment whenever events or circumstances indicate the carrying value of an asset may not be recoverable.

 Debt Issuance Costs

   Debt issuance costs related to stock warrants issued in connection with certain loan arrangements are amortized over the term of the debt using the effective interest rate method. Accumulated amortization for debt issuance costs as of December 31, 1999 is $329,569.

 Goodwill

   Goodwill is stated at cost and amortized using the straight-line method over the estimated economic useful life. The Company continually evaluates whether subsequent events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision, or that the remaining balance of goodwill may not be recoverable. The Company evaluates the recoverability of goodwill by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of such assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. Based on these evaluations, there were no adjustments to the carrying value of goodwill in 1999.

 Foreign Currency Translation

   The Company's Canadian subsidiary uses the U.S. dollar as the functional currency and, accordingly, has remeasured its financial statements into U.S. dollars using current rates of exchange for monetary assets and liabilities and historical rates of exchange for nonmonetary assets. Gains and losses from remeasurement are included in general and administrative expense. Items of revenue and expense for the Company's subsidiaries are translated using the monthly average exchange rates in effect for the period in which the items occur.

   The Company's Italian subsidiary uses the local currency, the Italian lire, as the functional currency and, accordingly, has measured its financial statements into US dollars using year end rates of exchange for assets and liabilities.

 Income Taxes

   The Company provides for income taxes based on the liability method, which requires recognition of deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

 Stock Options and Equity Instruments Exchanged for Services

   The Company has elected to follow Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees and related Interpretations in accounting for its employee stock options rather than adopting the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock-based Compensation. Under APB No. 25, because the exercise price of the Company's stock options equals the deemed fair value of the underlying stock on the date of grant, no compensation expense is recognized.

                              LINUXCARE, INC.

   The value of options, warrants, and restricted stock exchanged for services rendered or assets acquired are valued using the Black-Scholes option pricing model. To calculate the expense or asset value, the Company uses either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

 Comprehensive Income

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income, which established new standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. There is no difference in the Company's historical net losses as reported and the comprehensive net losses under the provisions of SFAS No. 130 for all periods presented. Accordingly, the adoption of SFAS No. 130 had no effect on the Company's reported results of operations.

 Net Loss Per Share

   Basic and diluted net loss per share information for all periods is presented in conformity with SFAS No. 128, Earnings Per Share. Basic earnings per share has been computed using the weighted-average number of common shares outstanding during the period, less shares subject to repurchase, and excludes any dilutive effects of stock options, warrants, and convertible securities. Potentially dilutive securities have been excluded from the computation of diluted net loss per share as their inclusion would be antidilutive.

 Pro forma Stockholders' Equity and Pro forma Net Loss

   Pro forma stockholders' equity and net loss per share gives effect, under Securities and Exchange Commission guidance, to the conversion of preferred shares not included above that will automatically convert upon completion of the Company's initial public offering, using the if-converted method. Pro forma net loss per share begins with net loss per share, described above, and increases the number of shares outstanding to give effect to the conversion of preferred shares as if such conversion occurred at the original issuance date. Pro forma net loss does not include preferred stock accretion under the assumption that preferred shares have been converted into common stock.

                              LINUXCARE, INC.

   The calculation of historical and pro forma basic and diluted net loss per share is as follows:

                                                  Period from
                                                  December 9,
                                                1998 (inception)  Year ended
                                                to December 31,  December 31,
                                                      1998           1999
                                                ---------------- ------------
   Historical:
     Net loss applicable to common
      stockholders.............................   $   (13,458)   $(21,210,979)
                                                  ===========    ============
     Weighted average shares of common stock
      outstanding..............................     6,529,412       8,258,434
     Less: weighted average shares of common
      stock that may be repurchased............    (6,529,412)     (5,424,678)
                                                  -----------    ------------
     Weighted average shares of common stock
      outstanding used in computing basic and
      diluted net loss per share...............           --        2,833,756
                                                  ===========    ============
     Basic and diluted net loss per share......   $       --     $      (7.49)
                                                  ===========    ============
   Pro forma (unaudited):
     Net loss..................................                  $(20,950,599)
                                                                 ============
     Weighted average shares used in computing
      basic and diluted net loss per share
      (from above).............................                     2,833,756
     Adjustment to reflect the effect of the
      assumed conversion of preferred stock to
      common stock from the date of issuance...                     6,418,879
                                                                 ------------
     Weighted average shares used in computing
      pro forma basic and diluted net loss per
      share....................................                     9,252,635
                                                                 ============
     Pro forma basic and diluted net loss per
      share....................................                  $      (2.26)
                                                                 ============

   If the Company had reported net income, the calculation of historical and pro forma diluted earnings per share would have included approximately an additional 0 and 2,179,165 common equivalent shares related to the outstanding stock options and warrants not included above (determined using the treasury stock method) for the period from December 9, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999, respectively.

 Segment Information

   The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires publicly held companies to report financial and other information about key revenue segments of the entity for which such information is available and is utilized by the chief operating decision maker. The Company conducts its business within one business segment: technical support for Linux and other open source technology.

   Revenue by geographic region is presented as follows (in thousands):

                                                                     Year Ended
                                                                    December 31,
                                                                    ------------
                                                                    1998   1999
                                                                    ----- ------
 United States..................................................... $ --  $1,099
 Japan.............................................................   --     112
                                                                    ----- ------
 Total............................................................. $ --  $1,211
                                                                    ===== ======

                              LINUXCARE, INC.

 Impact of Recent Accounting Pronouncements

   In April 1998, the Accounting Standards Executive Committee issued SOP 98-5, Reporting on the Costs of Start-Up Activities. This SOP provides guidance on the financial reporting of start-up activities and organization costs be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The impact from adopting SOP 98-5 in 1999 was not material on the consolidated financial statements.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as recently amended, is effective for fiscal years beginning after June 15, 2000. Management believes the adoption of SFAS No. 133 will not have a material effect on the Company's financial position or results of operations.

2. Acquisitions

   On October 1, 1999, the Company purchased the outstanding common stock of The Puffin Group, Inc. ("Puffin") a Canadian company, for 100,000 shares of the Company's common stock and options to purchase approximately 25,000 shares of the Company's common stock with an exercise price of $.13. The option to purchase additional shares vested immediately. The Puffin transaction was accounted for as a purchase in accordance with the provisions of APB16. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Accordingly, the shares and options were valued at their deemed fair value on the date of the transaction, amounting to approximately $527,000. Goodwill of $513,690 was recorded at the date of purchase, reflecting the difference between the net fair value of the underlying assets and liabilities and the deemed fair value of the shares and options paid as consideration. The goodwill is being amortized over the estimated employment term of the employees acquired, which was estimated as 3 years. Additionally 300,000 options to purchase the Company's common stock, with vesting terms of three years and an exercise price of $.13 per share, were granted to Puffin's key employees. The deemed fair value of these additional options in the amount of $1.3 million was included in the Company's deferred compensation calculations as these grants were considered compensation for employment. Results of operations for Puffin have been included with those of the Company for the period subsequent to the date of acquisition.

   On December 30, 1999, the Company purchased the outstanding shares of the common stock of Prosa Progettazione Sviluppe Aparto s.r.l. ("Prosa"), an Italian company, for cash of $225,000 and the assumption of liabilities of $65,000, both aggregating to $290,000, and options to purchase 25,000 shares with an exercise price of $1.00. The cash payment was considered purchase consideration, and the options to purchase 25,000 shares were considered employment consideration. The Prosa transaction was accounted for as a purchase in accordance with ABP16. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Goodwill of $273,569 was recorded at the date of the purchase reflecting the difference between the net fair value of the underlying assets and the total consideration paid. The goodwill is being amortized over the estimated employment term of the employees acquired which, was estimated as 3 years. Results of operations for Prosa have been included with those of the Company for the period subsequent to the date of acquisition.

                              LINUXCARE, INC.

   The purchase price for the Puffin and Prosa transactions was allocated to the assets acquired and liabilities assumed based on their estimated fair values as determined by the Company as follows:

                                                         Puffin        Prosa
                                                      September 30, December 31,
                                                          1999          1999
                                                      ------------- ------------
      Current assets.................................   $ 59,207     $ 123,880
      Goodwill.......................................    513,690       273,569
      Long term assets...............................      8,461        12,845
      Current liabilities............................    (54,038)     (120,709)
                                                        --------     ---------
      Purchase Price.................................   $527,320     $ 289,585
                                                        ========     =========

   The unaudited pro forma results of operations assuming consummation of these acquisitions as of December 9, 1998 (inception) are as follows:

                                                          1998        1999
                                                        --------  ------------
      Revenues......................................... $  5,201  $  1,531,471
      Net loss applicable to common stockholders....... $(30,513) $(21,259,755)
      Basic and diluted net loss per share............. $    --   $      (7.31)
                                                        ========  ============

3. Notes Payable and Equipment Financing

 Note Payable

   In December 1998, the Company issued promissory notes for total consideration of $200,000 to common stock holders. These notes were subsequently converted into 324,544 shares of Series A preferred stock on February 1, 1999, the offering date, at the offering price of $.61625 per share.

   In December 1999, the Company issued a promissory note totaling $1.0 million. This note was subsequently exchanged for 211,506 shares of Series B preferred stock on December 15, 1999, the offering date, at the offering price of $4.73 per share.

   In October 1999, the Company issued promissory notes totaling $2.0 million to a Series A preferred stockholder. The promissory notes were originally due after 30 days but were later extended. The promissory notes bear interest at six percent (6%). The promissory notes were subsequently repaid in January 2000.

 Note Payable, Equipment Financing and Letter of Credit with Lender

   On July 27, 1999, the Company entered into a subordinated loan and security agreement ("Note Payable") with a financial institution ("Lender") for maximum borrowings of $2,000,000. The Note Payable bears interest at ten percent (10%) per annum and is due in 36 months. Payments of principal and interest begin six months after the Note Payable's issuance. For that six-month period, interest is accrued but not paid. In the event of default by the Company, the Note Payable shall bear interest at a rate of 15% per annum. The Note Payable is secured by certain tangible and intangible assets of the Company and is subject to certain non financial covenants. In connection with the Note Payable, the Company issued to the Lender warrants to purchase 268,423 shares of Series A preferred stock at an exercise price of $1.4902 per share. At December 31, 1999, the Company has $2,000,000 outstanding in notes payable and was in compliance with its covenants.

   On July 27, 1999, the Company entered into an equipment financing agreement for a maximum loan amount of $1,000,000 with the above lender. As of December 31, 1999, the Company has drawn $510,662 on

                              LINUXCARE, INC.

the equipment financing agreement. The loan is secured by equipment purchased, bears interest at a stated rate of 7.5% and is due in December 2002. In connection with the equipment financing agreement, the Company issued to the Lender warrants to purchase 26,842 shares of Series A preferred stock at an exercise price of $1.4902 per share.

   On October 15, 1999, the Company signed a Letter of Credit agreement with the Lender for $1,150,000 as security on the rental of additional office space. The Letter of Credit bears interest at one and one-half percent (1.5%) and expires on October 15, 2004. As of December 31, 1999, the Letter of Credit remains unused. In connection with the agreement, a warrant to purchase 96,478 shares of Series A preferred stock with an exercise price of $1.4902 per share was issued. The warrant expires 10 years from the grant date.

   In connection with the Note Payable, equipment financing agreement, and letter of credit agreement, the Company issued to the Lender warrants to purchase 391,743 shares of preferred stock at an exercise price of $1.4902 per share. The value attributable to these warrants was calculated using the Black-Scholes valuation model with the following weighted-average assumptions: risk-free interest rate of approximately 6.2%, fair value at date of grant of $4.73, expected life of 5 years, 150% volatility, and no expected dividends. The deemed fair value associated with these warrants was calculated at $1,833,357 and is recorded as a debt issuance cost and an increase to redeemable convertible preferred stock. This discount is being amortized over the life of the related debt as additional interest cost. Based on the fair value of the warrant, the Company's effective interest rate on the note payable, equipment financing agreement, and letter of credit agreement is 45.9%, 21.6%, and 9.4%, respectively. These warrants expire the earlier of ten years from the date of the above agreements or five years from the date of an initial public offering. As of December 31, 1999, these warrants remained outstanding.

4. Commitments

   The Company leases its facilities under operating leases that expire at various dates through December 31, 2004.

   Future minimum equipment financing and operating lease payments as follows for the year ended December 31:

                                                           Equipment Operating
                                                           Financing   Leases
                                                           --------- ----------
   2000................................................... $139,517  $1,226,234
   2001...................................................  187,769   1,222,212
   2002...................................................  185,226   1,198,848
   2003...................................................   69,395   1,176,948
   2004...................................................      --    1,170,264
                                                           --------  ----------
   Future minimum lease payments..........................  581,907  $5,994,506
                                                                     ==========
   Amounts representing interest..........................   71,245
                                                           --------
   Present value of future minimum lease obligations......  510,662
   Amounts due within one year............................   96,962
                                                           --------
   Amounts due after one year............................. $413,700
                                                           ========

   Rent expense for the year ended December 31, 1999 was approximately
$279,245.

                              LINUXCARE, INC.

5. Retirement Savings Plan

   The Company maintains an employee savings and retirement plan that is intended to be qualified under Section 401(k) of the Internal Revenue Code and is available to substantially all full-time employees of the Company. The plan provides for tax deferred salary deductions and after-tax employee contributions. Contributions include employee salary deferral contributions and discretionary employer contributions. To date, there have been no employer discretionary contributions.

6. Income Taxes

  Significant components of the provision for income taxes attributable to operations are as follows:

                                                                    Year Ended
                                                                   December 31,
                                                                   -------------
                                                                    1998   1999
                                                                   ------ ------
Current:
                                                                          $  --
  Federal......................................................... $  --
  State...........................................................    --     --
  Foreign.........................................................    --   4,200
                                                                   ------ ------
Total Current.....................................................    --   4,200
Deferred:
 Federal..........................................................    --     --
 State............................................................    --     --
                                                                   ------ ------
Total deferred....................................................    --     --
                                                                   ------ ------
                                                                          $4,200
Total............................................................. $  --
                                                                   ====== ======

  A reconciliation of income taxes at the statutory federal income tax rate to net income taxes included in the accompanying statements of operations is as follows:

                                                      Year Ended December 31,
                                                      ------------------------
                                                        1998         1999
                                                      ------------------------
U.S. federal taxes (benefit) at statutory rate....... $  (4,576) $  (6,895,617)
State................................................      (807)    (1,216,874)
Foreign..............................................       --             --
Valuation allowance..................................     5,383      6,262,863
Amortization of deferred compensation................       --       1,648,542
Other................................................       --         205,286
                                                      ---------  -------------
Total................................................ $     --   $       4,200
                                                      =========  =============

                              LINUXCARE, INC.

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                              December 31,
                                                           --------------------
                                                            1998       1999
                                                           -------  -----------
      Deferred tax assets:
        Net operating loss carryforwards.................. $ 5,383  $ 4,417,526
        Stock option compensation.........................     --     1,533,582
        Other.............................................     --       317,138
                                                           -------  -----------
      Total deferred tax assets ..........................   5,383    6,268,246
      Valuation allowance.................................  (5,383)  (6,268,246)
                                                           -------  -----------
      Net deferred tax assets............................. $   --   $       --
                                                           =======  ===========

   Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $5,383 and $6,262,863 during the years ended December 31, 1998 and 1999.

   As of December 31, 1999, the Company had net operating loss carryforwards for federal income tax purposes of approximately $11,044,000 which expire in the years 2018 to 2019. The Company also had net operating loss carryforwards for state income tax purposes of approximately $11,040,000 expiring in the year 2006. Utilization of the Company's net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.

7. Redeemable Convertible Preferred Stock

   On February 1, 1999 and April 16, 1999, the Company issued 2,636,916 and 5,246,008 shares, respectively, of Series A redeemable convertible preferred stock ("Series A") in private placement offerings at a price of $0.61625 per share. There are 10,695,314 shares authorized of Series A at a par value of $0.0001.

   On December 17, 1999 the Company issued 7,082,267 of Series B redeemable convertible preferred stock ("Series B") in a private placement offering at a price of $4.728 per share. There are 7,082,267 shares authorized of Series B at a par value of $0.0001. In connection with Series B Financing, a noteholder exchanged an extended 30 day promissory note totaling $1,000,000 to the Company for 211,506 shares of Series B valued at $4.728 per share. The note was exchanged for shares of Series B redeemable convertible preferred stock as a part of the December 17, 1999 Series B offering. In addition, a major corporation purchased 423,011 shares of Series B in the offering for cash of $1,000,000 and a receivable of $1,000,000. The receivable is recorded as an other receivable on the accompanying 1999 balance sheet. The other receivable for $1,000,000 was settled on January 19, 2000, when the cash was received.

                             LINUXCARE, INC.

   The balance of Series A and Series B is comprised of the following at December 31, 1999:

                                                                     Liquidation
                                                Shares     Amount       Value
                                              ---------- ----------- -----------
      Series A:
        Issuance of preferred stock for cash
         and promissory notes totaling
         $200,000, net of financing costs...   7,882,924 $ 4,816,836 $ 4,857,852
        Exercise of warrant related to
         Series A legal services............      34,612      21,330      21,330
        Warrant issued for financing
         commitments........................         --    1,833,357         --
        Preferred stock accretion...........         --      189,180         --
                                              ---------- ----------- -----------
      Total Series A........................   7,917,536   6,860,703   4,879,182
      Series B:
        Issuance of preferred stock for cash
         and a note receivable of
         $1,000,000, net of financing
         costs..............................   7,082,267  33,442,113  33,484,958
        Preferred stock accretion...........         --       71,200         --
                                              ---------- ----------- -----------
      Total Series B........................   7,082,267  33,513,313  33,484,958
                                              ---------- ----------- -----------
      Balance in redeemable preferred stock
       at December 31, 1999.................  14,999,803 $40,374,016 $38,364,140
                                              ========== =========== ===========

   Significant terms of the outstanding Series A and Series B preferred stock, as amended, are as follows:

  . In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A and Series B are entitled to receive proceeds equal to $0.61625 and $4.728 per share respectively, plus all declared but unpaid dividends, prior and in preference to any distribution to holders of common stock. If the assets available for distribution are insufficient to pay the preferred stockholders in full, the assets will be distributed ratably among the preferred stockholders.

  . Each share of Series A and Series B is redeemable at the option of the holder in three annual installments from and after December 14, 2004. The Series A and Series B are redeemable at a sum equal to $0.61625 and $4.728 respectively, plus five percent (5%) of the original issue price compounded annually. In connection with the redemption feature, the Company recorded the accretion of the Series A and Series B in the amount of $260,380 in 1999 through the reduction of additional paid-in capital. The carrying amount of Series A and Series B approximates their redemption values.

  . Each share of Series A and B is convertible at the option of the holder into one share and 1.030447 shares, respectively of common stock, subject to certain adjustments. Each share of preferred stock converts automatically into common stock at the earlier of (1) the closing of an underwritten public offering of the Company's common stock at an aggregate offering price of greater than $10,000,000 or (2) the date specified by affirmative consent or agreement of a majority of the holders of Series A outstanding.

  . Each share of preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible.

  . Dividends may be declared at the discretion of the Board of Directors and are non-cumulative. Dividends of $0.0308 and $0.2364 per share on Series A and Series B, respectively, must be declared and paid prior and in preference to any cash dividend declarations or distributions to holders of common stock.

                              LINUXCARE, INC.

8. Stockholders' Deficit

 Amended and Restated Certificate of Incorporation

   In December 1999, the Board of Directors approved an increase in the total number of shares that the Company is authorized to issue to 50,556,075 shares, of which 32,000,000 will be common stock and 18,566,075 will be preferred stock.

 Common Stock

   On December 23, 1998, the Company issued a total of 1,058,824 shares of common stock to two consultants in exchange for future business strategy consulting services and a nominal cash amount. In accordance with EITF 96-18, Accounting for Equity Instruments Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, the fair value of the common stock is being recorded to general and administrative expense in the accompanying statement of operations as of the date the services are being provided. Fair value of the services is the deemed fair value of the common stock for accounting purposes. Each consultant provided approximately 32 hours per month of services through December 15, 1999, the date the agreement was completed. At December 31, 1998, the Company recorded deferred stock compensation to the consultants of $328,235, the estimated fair value of future services based on the then deemed fair value. The consultants vested in the shares over the service period. As of December 31, 1999, all of the consultants' shares are fully vested. Accordingly, for the year ended December 31, 1999, the Company recorded a total of $2,870,272 to general and administrative expense.

   In connection with the issuance of common stock to founders and the exercise of options pursuant to the Company's 1999 Stock Option Plan, employees entered into restricted stock purchase agreements with the Company. Under the terms of these agreements, the Company has a right to repurchase any unvested shares up to 60 days after the termination of the employee's service at the original exercise price of the shares. With continuous employment, the repurchase rights lapse at a rate of 25% after the first year, and at a rate of 1/48th of the purchased shares for each continuous month of service thereafter. The right of repurchase lapses with respect to 50% of the purchased shares upon a change in control. All repurchase rights lapse in the event of a change in control when the repurchase rights are not assigned to the new control entity. As of December 31, 1999, 5,424,678 shares were subject to repurchase by the Company.

 Deferred Stock Compensation

   In connection with the grant of certain stock options to employees for the year ended December 31, 1999, the Company recorded deferred stock compensation within stockholders' deficit of approximately $20.0 million, representing the difference between the deemed fair value of the common stock for accounting purposes and the option exercise price of these options at the date of grant. The Company recorded amortization of deferred compensation of approximately $4.1 million for the year ended December 31, 1999.

   The deferred stock compensation expense is being amortized on an accelerated basis over the vesting period of the individual award, generally four years. This method is in accordance with Financial Accounting Standards Board Interpretation No. 28. Accordingly, at December 31, 1999, the remaining deferred compensation of approximately $15.9 million will be amortized as follows: $9.7 million during fiscal 2000, $4.0 million during fiscal 2001, $1.8 million during fiscal 2002 and $.4 during fiscal 2003. The amortization expense relates to options awarded to employees in all operating expense categories. The amount of deferred compensation expense to be recorded in future periods could decrease if options for which accrued but unvested compensation has been recorded are forfeited.

                              LINUXCARE, INC.

 Stockholder Notes Receivable

   In May 1999, the Board of Directors approved the issuance of options to purchase 1,660,194 shares of common stock to a key officer at an exercise price of $.07 per share. In exchange for a note receivable in the amount of $116,048, the officer exercised the options subject to the terms of a stock repurchase agreement. The note receivable has been recorded as a reduction of stockholders' equity in the consolidated balance sheet at December 31, 1999. The note is full recourse and bears interest at 5.22%.

   In December 1999, the Company issued notes receivable for $26,000 and $339,966 to executives of the Company to exercise 204,918 and 340,000 stock options, respectively. The notes are secured by the underling stock. The notes are full recourse and bear interest at 6.20%. In connection with the note receivable for $339,966, the Company violated a non financial covenant on its Note Payable with its Lender (see Note 3--Notes Payable and Equipment Financing). The Company obtained a waiver from the Lender related to this covenant.

 Stock Option Plan

   On April 5, 1999, the Company adopted and the Board of Directors approved the 1999 Stock Plan (the "1999 Plan"). The number of shares reserved for issuance under the 1999 Plan is 6,302,738. Under the 1999 Plan, the Board of Directors may grant to employees, outside directors, and consultants options and/or stock awards. The term and price of options is determined by the Board of Directors. The Plan will terminate in 2009. Nonqualified options granted under the 1999 Plan must be issued at a price equal to at least 85% of the fair market value of the Company's common stock at the date of grant. All options may be exercised at any time within 10 years of the date of grant or within three months of termination of employment, or such shorter time as may be provided in the stock option agreement, and vest over a vesting schedule determined by the Board of Directors, which generally is four years.

   Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using a Minimum Value option pricing model with the following weighted average assumptions for 1999: risk-free interest rates of 6.2%; dividend yield of 0%; and a weighted-average expected life of the options of 8 years.

   A summary of stock option activity and related information follows:

                                            Outstanding Stock Options   Weighted-
                                  Shares    ---------------------------  Average
                                Available     Number of     Price Per   Exercise
                                for Grant       share         share       Price
                                ----------  -------------  ------------ ---------
      Original authorization--
       April 5, 1999             3,674,766            --            --     --
      Additional
       authorization..........   2,627,972            --            --     --
      Options granted.........  (6,235,189)     6,235,189  $   .07-1.00   $.26
      Options exercised.......         --      (2,526,312) $   .07-1.00   $.24
      Options canceled........     550,667       (550,667) $   .07- .13   $.11
                                ----------  -------------  ------------   ----
      Balance at December 31,
       1999...................     618,216      3,158,210  $   .07-1.00   $.31
                                ==========  =============  ============   ====

   The weighted-average fair value of options granted to employees and consultants for the year ended December 31, 1999 was $0.10 and $4.51, respectively.

                              LINUXCARE, INC.

   Below are the segregated ranges of exercise prices as of December 31, 1999:

              Options Outstanding                    Options Exercisable
 -------------------------------------------------  -----------------------
                            Weighted
                             Average     Weighted                 Weighted
 Range of                   Remaining    Average                  Average
 Exercise      Number      Contractual   Exercise     Number      Exercise
  Prices     Outstanding      Life        Price     Exercisable    Price
 --------    -----------   -----------   --------   -----------   --------
 $ .07-.10      180,476     9.3 years     $ .08           --        $--
 $     .13    2,331,234     9.8 years     $ .13       237,516       $.13
 $    1.00      646,500     9.9 years     $1.00           --        $--
 ---------    ---------     ---------     -----       -------       ----
 $.07-1.00    3,158,210     9.8 years     $ .31       237,516       $.13
              =========     =========     =====       =======       ====     ===

 Stock Options to Consultants

   During 1999, the Company granted a total of 213,732 stock options to consultants for recruiting and accounting services. The value attributable to these warrants was calculated using the Black-Scholes valuation model with the following weighted-average assumptions: risk-free interest rate of approximately 6.2%, expected life of 8 years, 150% volatility, and no expected dividends. The weighted-average fair value of the stock options granted to consultants was $4.51. For the year ended December 31, 1999, the Company recorded $963,684 to general and administrative expense.

 Warrants

   On January 21, 1999, the Company issued a warrant to a partnership for the purchase of 34,612 shares of Series A preferred stock at an exercise price of $.61625 per share in connection with Series A legal services. In September 1999, this warrant was exercised. As the consulting services were directly related to the first round of Series A financing, the fair value of the warrant of $21,330 was considered an issuance cost. As of December 31, 1999, all shares were exercised under this warrant (see Note 7--Redeemable Convertible Preferred Stock).

   On July 27, 1999, the Company issued warrants in connection with a Note Payable and equipment financing agreement to purchase 295,265 shares of Series A preferred stock at an exercise price of $1.4902 per share. As of December 31, 1999, these warrants remain outstanding (see Note 3--Notes Payable and Equipment Financing).

   On October 15, 1999, the Company issued warrants in connection with a Letter of Credit to purchase 96,478 shares of Series A preferred stock at an exercise price of $1.4902 per share. As of December 31, 1999, these warrants remain outstanding (see Note 3--Notes Payable and Equipment Financing).

 Shares Reserved for Future Issuance

   As of December 31, 1999, the Company had reserved shares of its common stock for future issuance as follows:

      Conversion of Series A preferred stock.........................  7,917,536
      Conversion of Series B preferred stock.........................  7,297,900
      1999 Stock Plan................................................  3,776,426
      Exercise of outstanding warrants...............................    391,743
                                                                      ----------
                                                                      19,383,605
                                                                      ==========

                              LINUXCARE, INC.

9. Fair Value of Financial Instruments

   The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

     Note payable, note payable to stockholder, and equipment financing: The fair values of the Company's short- and long-term debt are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. Due to the recent issuance of the note payable, note payable to stockholder and equipment financing, the estimated fair value approximates the carrying amount.

     Redeemable convertible preferred stock: The fair values of the Company's redeemable preferred stock is estimated using discounted cash flow analyses from the redemption value beginning December 14, 2004, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. Due to the recent issuance of the redeemable convertible preferred stock, the estimated fair value approximates the carrying amount.

   The carrying amounts and fair values of the Company's financial instruments are as follows:

                                           1998                 1999
                                     ----------------- -----------------------
                                     Carrying   Fair    Carrying
                                      Amount   Value     Amount    Fair Value
                                     -------- -------- ----------- -----------
      Cash and cash equivalents..... $138,920 $138,920 $29,994,575 $29,994,575
      Note payable..................      --       --    2,000,000   2,000,000
      Note payable to stockholder...      --       --    2,000,000   2,000,000
      Equipment financing...........      --       --      510,662     510,662
      Redeemable convertible
       preferred stock..............      --       --   40,374,016  40,374,016

10. Subsequent Events

 2000 Employee Stock Purchase Plan (unaudited)

   The Company's 2000 Employee Stock Purchase Plan was approved by shareholders in February 2000 to be effective upon the completion of the Company's initial public offering of its common stock. The Company has reserved a total of 1,000,000 shares of common stock for issuance under this plan. The plan contains consecutive, overlapping 24-month offering periods, each including four 6-month purchase periods. Eligible employees may purchase common stock at 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable 24-month offering period or the fair market value of the Company's common stock on the last day of a purchase period. In addition, the plan provides for automatic annual increases in the number of shares available for issuance on the first day of each fiscal year equal to the lowest of 1,000,000, 2% of the outstanding shares of the Company's common stock on the first day of the fiscal year, or such other amount as determined by the Board of Directors.

 2000 Director Option Plan (unaudited)

   In February 2000, the shareholders approved the 2000 Director Option Plan for the participation of its non-employee directors. A total of 300,000 shares were reserved for issuance none of which have been issued. Each non-employee director who joins the Board of Directors after the completion of the offering will

                              LINUXCARE, INC.

automatically receive a grant of an option to purchase 20,000 shares of common stock on the date on which such person becomes a director. The shares subject to each of these options will vest and become fully exercisable over four years as follows: 25% of the shares on each anniversary of the date of grant, provided that the non-employee director remains a director on such dates.

  Additionally, beginning at the annual meeting of stockholders to be held in 2001 and at each successive annual stockholder meeting, each non-employee director who has previously served at least six consecutive months prior thereto will receive an option to purchase 5,000 shares of our common stock. The shares subject to each of these options will fully vest and become fully exercisable as to 100% of the shares subject to the option on the first anniversary date of the date of grant. The exercise price per share for all options automatically granted to directors under our 2000 Director Option Plan will be equal to the market price of the Company's common stock on the date of grant and will have a ten year term, but will generally terminate within a specified time, as defined in the 2000 Director Option Plan, following the date the option holder ceases to be a director or consultant.

1999 Employee Stock Options Plan (unaudited)

   In February 2000, the shareholders approved an increase in the number of shares of common stock available for grant by 3,000,000 under the 1999 stock plan.

             Report of Ernst & Young LLP, Independent Auditors

To The Board of Directors and Stockholders of
The Puffin Group Inc.:

   We have audited the accompanying balance sheets of The Puffin Group Inc. as at December 31, 1998 and September 30, 1999, and the related statements of operations, stockholders' (deficit) equity and cash flows for the period from September 14, 1998 (inception) to December 31, 1998 and the nine month period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards in Canada and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Puffin Group Inc. as at December 31, 1998 and September 30, 1999, and the results of its operations and its cash flows for the periods from September 14, 1998 (inception) to December 31, 1998 and the nine month period ended September 30, 1999 in accordance with accounting principles generally accepted in Canada and in the United States of America.

Ottawa, Canada                            /s/ Ernst & Young LLP
January 7, 2000

                           THE PUFFIN GROUP INC.

                               BALANCE SHEET

                                US DOLLARS

                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
Assets
Current assets:
  Cash and cash equivalents.........................   $ 1,862       $14,335
  Accounts receivable (note 1)......................     3,955        40,000
  Prepaid expenses..................................        --         2,462
  Other assets......................................       192         2,400
                                                       -------       -------
    Total current assets............................     6,009        59,197
Property and equipment, net (note 1)................     1,887         8,461
                                                       -------       -------
                                                       $ 7,896       $67,658
                                                       =======       =======
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable..................................   $ 7,400       $35,864
  Accrued professional fees.........................     3,252        14,077
  Accrued salaries..................................       550         4,087
                                                       -------       -------
    Total current liabilities.......................    11,202        54,028
Commitments and contingencies (note 2 and 5)
Stockholders'(deficit) equity (note 1):
  Class A shares, voting on a two for one basis,
   unlimited number authorized, 500,000 issued......        67            67
  Class C shares, voting on a one for one basis,
   unlimited number authorized, 500,000 issued......        67            67
  Class D shares, non-voting, unlimited number
   authorized, 25,000 issued........................        --        16,633
  Class B shares, non-voting, unlimited number
   authorized, 0 shares issued                              --            --
  First preferred shares, non-voting, unlimited
   number authorized, 0 shares issued...............        --            --
                                                       -------       -------
                                                           134        16,767
  Accumulated deficit...............................    (3,440)       (3,137)
                                                       -------       -------
    Total stockholders' (deficit) equity............    (3,306)       13,630
                                                       -------       -------
                                                       $ 7,896       $67,658
                                                       =======       =======

                          See accompanying notes.

                           THE PUFFIN GROUP INC.

                         STATEMENTS OF OPERATIONS

                                US DOLLARS

                              Period from
                             September 14,  Nine month
                                1998 to    period ended
                             December 31,  September 30,
                                 1998          1999
                             ------------- -------------
Revenues:
  Software development and
   support..................    $14,700       $97,735
                                -------       -------
    Total revenues..........     14,700        97,735
Cost of revenues............     14,277        52,168
                                -------       -------
Gross margin................        423        45,567
Operating expenses:
  Sales and marketing.......         --         1,381
  General and
   administrative...........      3,863        43,883
                                -------       -------
    Total operating
     expenses...............      3,863        45,264
                                -------       -------
Net income (loss) and
 comprehensive income
 (loss).....................    $(3,440)      $   303
                                =======       =======

                          See accompanying notes.

                           THE PUFFIN GROUP INC.

                STATEMENT OF STOCKHOLDER'S (DEFICIT) EQUITY

                                US DOLLARS

                                                       Class
                         Class A        Class C          D            Accumulated
                         Shares  Amount Shares  Amount Shares Amount    Deficit    Total
                         ------- ------ ------- ------ ------ ------- ----------- -------
Issuance of shares to
 founders............... 500,000  $67   500,000  $67       -- $    --   $    --   $   134
Net loss and
 comprehensive loss.....      --   --        --   --       --      --    (3,440)   (3,440)
                         -------  ---   -------  ---   ------ -------   -------   -------
December 31, 1998....... 500,000   67   500,000   67       --      --    (3,440)   (3,306)
Issuance of shares for
 cash...................      --   --        --   --   25,000  16,633        --    16,633
Net income and
 comprehensive income...      --   --        --   --       --      --       303       303
                         -------  ---   -------  ---   ------ -------   -------   -------
September 30, 1999...... 500,000  $67   500,000  $67   25,000 $16,633   $(3,137)  $13,630
                         =======  ===   =======  ===   ====== =======   =======   =======

                          See accompanying notes.

                           THE PUFFIN GROUP INC.

                         STATEMENTS OF OPERATIONS

                                US DOLLARS

                                                     Period from
                                                    September 14,  Nine Month
                                                       1998 to    Period ended
                                                    December 31,  September 30,
                                                        1998          1999
                                                    ------------- -------------
Cash flows from operating activities:
Net income (loss).................................     $(3,440)     $    303
Adjustments to reconcile net loss to net cash used
 in operating activities
  Depreciation....................................         377           798
  Changes in assets and liabilities:
    Accounts receivable...........................      (3,955)      (36,045)
    Prepaid expenses..............................          --        (2,462)
    Other assets..................................        (192)       (2,208)
    Accounts payable..............................       7,400        28,464
    Accrued liabilities...........................       3,802        14,362
                                                       -------      --------
Net cash used in operating activities.............       3,992         3,212
Cash flows from investing activities:
Purchase of property and equipment................      (2,264)       (7,372)
                                                       -------      --------
Net cash use in investing activities..............      (2,264)       (7,372)
Cash flows from financing activities:
Proceeds from issuance of common stock............         134        16,633
                                                       -------      --------
Net cash provided by financing activities.........         134        16,633
                                                       -------      --------
Net increase in cash and cash equivalents.........       1,862        12,473
Cash and cash equivalents, beginning of period....          --         1,862
                                                       -------      --------
Cash and cash equivalents, end of period..........     $ 1,862      $ 14,335
                                                       =======      ========

                          See accompanying notes.

                           THE PUFFIN GROUP INC.

                       NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

 Description of Business

   The Puffin Group Inc. ("the Company"), was incorporated under the Ontario Corporation Act on September 14, 1998. The Company provides Linux-based computer software development and consulting services.

 Use of Estimates

   The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

 Foreign Currency Translation

   The financial statements have been translated into US dollars in accordance with Financial Accounting Standards Board issued SFAS No. 52, Foreign Currency Translation. Monetary assets and liabilities are translated at the rates of exchange in effect at the applicable year end. Non-monetary assets and liabilities are translated at the rates of exchange in effect at the dates of the transactions. Revenue and expenses are translated at the rates of exchange in effect during the year except for depreciation which is translated at the same rate as the asset to which is relates. Gains and losses from translations are included in earnings in the year in which they occur.

 Revenue Recognition

   Revenue from fixed price long-term computer software development contracts is recognized over the contract term based on the percentage of services provided during the period compared to the total estimated services provided over the entire contract. Revenue from consulting services is recognized as the services are provided.

 Fair Value of Financial instruments

   The carrying values of the Company's financial instruments approximate their fair value given their short-term nature.

 Concentrations of Credit Risk and Significant Customers

   Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. The Company provides credit, in the normal course of business, to its customers and performs ongoing credit evaluations of its customers. As of December 31, 1998 and September 30, 1999, accounts receivable and total revenue were concentrated as follows:

                                                               Accounts   Total
                                                              receivable revenue
                                                              ---------- -------
   December 31, 1998
     Customer A..............................................  $ 3,955   $14,700
                                                               =======   =======
   September 30, 1999
     Customer A..............................................       --    32,100
     Customer B..............................................   40,000    65,635
                                                               -------   -------
     Total...................................................  $40,000   $97,735
                                                               =======   =======

                           THE PUFFIN GROUP INC.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. All cash and cash equivalents at December 31, 1998 and September 30, 1999 were held with one financial institution.

 Property and Equipment

   Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives (three to five years) of the assets. Leasehold improvements are amortized over the corresponding lease term.

   Property and equipment consists of the following at December 31, 198 and September 30, 1999:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
   Original cost:
     Computer equipment..............................    $2,264       $ 3,216
     Furniture and fixtures..........................        --         5,651
     Leasehold improvements..........................        --           768
                                                         ------       -------
     Total property and equipment....................     2,264         9,636
     Less: accumulated depreciation..................      (377)       (1,175)
                                                         ------       -------
     Property and equipment, net.....................    $1,887       $ 8,461
                                                         ======       =======

 Impairment of Long-lived Assets

   In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to be Disposed Of, the Company reviews long-lived and intangible assets for impairment whenever events or circumstances indicate the carrying value of an asset may not be recoverable.

 Income Taxes

   The Company provides for income taxes based on the liability method, which requires recognition of deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

 Stock Split

   Effective August 31, 1999, the Company completed a 500-for-1 stock split. As a result of the stock split, outstanding and issued shares increased with the effect of the stock split accounted for retroactively in these financial statements. The rights of the holders of these securities were not otherwise modified.

Impact of Recent Accounting Pronouncements

   In March 1998, the AICPA issued Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP No. 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. SOP No. 98-1 was adopted by

                           THE PUFFIN GROUP INC.

the Company in fiscal 1999. The adoption of SOP No. 98-1 did not have a material impact on the Company's financial position or results of operations.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as recently amended, is effective for fiscal years beginning after June 15, 2000. Management has not yet determined the effects of the adoption of SFAS No. 133 on the Company's financial position or results of operations.

2. Commitments

   The Company leases its facilities under operating leases that expire at various dates through June 30, 2002.

   Future minimum operating lease payments as of September 30, 1999 are as follows:

     2000                                                              $ 35,150
     2001                                                                43,320
     2002                                                                32,500
                                                                       --------
     Total future minimum lease payments.............................. $110,970
                                                                       ========

   Rent expense for the period to December 31, 1998 and September 30, 1999 was $0 and $4,652, respectively.

3. Income Taxes

   As of September 30, 1999, the Company had federal and provincial net loss carryforwards of approximately $2,000 which expire in the year ending 2006, if not utilized.

   Significant components of the Company's deferred tax assets for federal and provincial income taxes as of December 31, 1998 and September 30, 1999 are as follows:

     Deferred tax assets:
       Net operating loss carryforwards.................................. $ 452
       Valuation allowance...............................................  (452)
                                                                          -----
                                                                          $ --
                                                                          =====

4. Segmented information

   The Company has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information.

   The Company operates in one business segment--Linux-based computer software development and consulting services. This segment engages in business activities from which it earns Linux-based computer software development and support revenue and incurs expenses.

   The Company has generated all of its revenue from the United States of America. All of the Company's assets are located in Canada.

                           THE PUFFIN GROUP INC.

5. Uncertainty due to the year 2000 (unaudited)

   The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

6. Subsequent event

   On October 1, 1999 the Company's shareholders sold 100% of their interest in the Company to Linuxcare Inc. in exchange for shares of Linuxcare Inc. Upon completion of the acquisition the Company's name will be changed to Linuxcare Canada.

       Report of Reconta Ernst & Young, S.p.A., Independent Auditors

To the Board of Directors and Shareholders of

Prosa Progettazione Sviluppo Aperto S.r.l.:

   We have audited the accompanying balance sheets of Prosa Progettazione Sviluppo Aperto S.r.l., hereinafter referred to as Prosa S.r.l., as of December 31, 1999 and 1998, and the related statements of operations, retained earnings and cash flows for year ended December 31, 1999 and for the period from May 4, 1998 (date of inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prosa S.r.l. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999 and for the period from May 4, 1998 (inception) to December 31, 1998 in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ Reconta Ernst & Young, S.p.A.


Milan, Italy
February 7, 2000

                               PROSA S.r.l.

                              BALANCE SHEETS

                                                              December 31,
                                                         -----------------------
                                                            1999        1998
                                                         (in U.S. $) (in U.S. $)
                                                         ----------- -----------
Assets
Current assets:
  Cash and cash equivalents.............................  $    489     $ 5,343
  Accounts receivable...................................   115,049       6,114
  Inventories...........................................     2,837       3,082
  Deferred income taxes.................................       185         185
  Prepaid expenses and other assets.....................     5,120         --
                                                          --------     -------
    Total current assets................................  $123,680     $14,724
Fixed assets:
  Property and equipment, net...........................     6,727       2,736
  Deposit on lease......................................     5,711         --
                                                          --------     -------
                                                            12,438       2,736
Deferred income taxes...................................       407         592
                                                          --------     -------
    Total assets........................................  $136,525     $18,052
                                                          ========     =======
Liability and Owners' Equity
Current liabilities:
  Accounts payable......................................  $120,709     $ 1,258
  Accrued liabilities...................................       --          300
  Advances from owners..................................       --        5,331
                                                          --------     -------
    Total current liabilities...........................   120,709       6,889
Owners' equity:
  Share Capital.........................................    12,703      12,703
  Currency translation adjustment.......................    (2,024)        (72)
  Retained earnings.....................................     5,137      (1,468)
                                                          --------     -------
    Total owners' equity................................    15,816      11,163
                                                          --------     -------
    Total liabilities and owners' equity................  $136,525     $18,052
                                                          ========     =======

                          See accompanying notes

                               PROSA S.r.l.

              STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                  Period from
                                                                  May 4, 1998
                                                     Year ended  (inception) to
                                                    December 31,  December 31,
                                                        1999          1998
                                                    (in U.S. $)   (in U.S. $)
                                                    ------------ --------------
Net sales..........................................   $222,930       $12,208
Cost of sales......................................    120,335         8,534
                                                      --------      --------
Gross profit.......................................    102,595         3,674
Selling, general and administrative expenses.......     87,250         5,960
                                                      --------      --------
Income (loss) from operations......................     15,345        (2,286)
Other income (expense):
  Interest income (expense), net...................     (1,048)           41
  Other, net.......................................     (1,399)          --
                                                      --------      --------
    Total other income (expense)...................     (2,447)           41
                                                      --------      --------
Income (loss) before income taxes..................     12,898        (2,245)
Income taxes (benefit).............................      6,293          (777)
                                                      --------      --------
Net income (loss)..................................   $  6,605      $ (1,468)
                                                      ========      ========

                          See accompanying notes

                               PROSA S.r.l.

                       STATEMENTS OF OWNERS' EQUITY

                             (In U.S. Dollars)

                             Capital
                          -------------- Translation Retained
                          Quotas Amount  adjustments earnings   Total
                          ------ ------- ----------- --------  -------
Issuance of quotas......   $ 5   $12,703   $   --    $   --    $12,703
Currency translation
 adjustment.............    --       --        (72)      --        (72)
Net income (loss).......    --       --        --     (1,468)   (1,468)
                           ---   -------   -------   -------   -------
Balances at December 31,
 1998...................     5    12,703       (72)   (1,468)   11,163
Currency translation
 adjustment.............    --       --     (1,952)      --     (1,952)
Net income (loss).......    --       --        --      6,605     6,605
                           ---   -------   -------   -------   -------
Balances at December 31,
 1999...................   $ 5   $12,703   $(2,024)  $ 5,137   $15,816
                           ===   =======   =======   =======   =======

                          See accompanying notes.

                               PROSA S.r.l.

                         STATEMENTS OF CASH FLOWS

                                                                  Period from
                                                                  May 4, 1998
                                                     Year ended  (inception) to
                                                    December 31,  December 31,
                                                        1999          1998
                                                    (in U.S. $)   (in U.S. $)
                                                    ------------ --------------
Cash flows from operating activities:
Net income (loss).................................   $   6,605      $(1,468)
Adjustments to reconcile net loss to net cash used
 in operating activities:
  Depreciation....................................       1,060          275
  Changes in operating assets and liabilities:
    Accounts receivable...........................    (108,935)      (6,114)
    Inventories...................................         245       (3,082)
    Prepaid expenses and other current assets.....      (5,120)         --
    Accounts payable..............................     119,451        1,258
    Deferred income tax provision (benefit).......         185         (777)
    Accrued liabilities...........................        (300)         300
    Currency translation adjustment...............      (1,639)         (63)
                                                     ---------      -------
Net cash provided by (used in) operating
 activities.......................................      11,552       (9,671)
Cash flows from investing activities:
Purchase of property and equipment................      (5,364)      (3,020)
Deposit on lease..................................      (5,711)         --
                                                     ---------      -------
Net cash used in investing activities.............     (11,075)      (3,020)
Cash flows from financing activities:
Advances from owners'.............................      (5,331)       5,331
Proceeds from issuance of capital.................         --        12,703
                                                     ---------      -------
Net cash provided by (used in) financing
 activities.......................................      (5,331)      18,034
                                                     ---------      -------
Net increase (decrease) in cash and cash
 equivalents......................................      (4,854)       5,343
Cash and cash equivalents, beginning of year......       5,343          --
                                                     ---------      -------
Cash and cash equivalents, end of year............   $     489      $ 5,343
                                                     =========      =======

                          See accompanying notes

                               PROSA S.r.l.

                       NOTES TO FINANCIAL STATEMENTS

1. Background and Presentation

   Prosa S.r.l. ("the Company") is a legal entity incorporated under the laws of Italy. The Company was incorporated in Bergamo, Italy on May 4, 1998. The Company provides Linux-based computer software and services, including system architecture design, system integration and security consulting. The share capital (quota) is divided into five quota shares of approximately $2,540 each.

   On December 30, 1999, the share quota of the Company has been purchased by Linuxcare, Inc. in exchange for $125,000 and 25,000 options to purchase shares of Linuxcare, Inc. common stock. The financial statements do not reflect the effects of push-down amounts to reflect the purchase of the Company by Linuxcare, Inc.

   To comply with appropriate statutory requirements, the Company maintains its accounts to prepare financial statements presented in accordance with accounting principles generally accepted in Italy (Italian GAAP). Adjustments have been made to such financial statements presented on the basis of Italian GAAP to prepare the accompanying financial statements, which are presented in conformity with generally accepted accounting principles in the United States of America (U.S. GAAP). The Company's year end is December 31.

2. Significant Accounting Policies

 Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

 Cash and Cash Equivalents

   Cash and cash equivalents consist principally of cash deposited in money market and checking accounts, which amounts approximate fair value.

 Inventories

   Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

 Property and Equipment

   Office equipment, computers, and furniture and fixtures are stated at cost and are depreciated using the straight-line method based on the following estimated useful lives:

                                                                           Years
                                                                           -----
      Computer & Office equipment.........................................    5
      Furniture and fixtures..............................................  5-8

 Revenue Recognition

   Revenues from professional services, including planning, deployment and installation, systems integration, performance analysis and security consulting of Linux-based solutions, are recognized as services are performed.

 Income taxes

   Income taxes are calculated in accordance with applicable Italian law. Deferred income taxes are accounted for under the liability method and reflect the tax effects of all significant temporary differences

                               PROSA S.r.l.

between the tax basis of assets and liabilities and their reported amounts in the financial statements. A valuation allowance is provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

 Information expressed in U.S. Dollars

   The financial statements are stated in Italian Lire, the currency of the country in which the Company operates (functional currency). Asset and liability accounts are translated using the current exchange rate (the rate of translation in effect at the balance sheet date). Revenue and expenses are translated into U.S. Dollars at the weighted average rate for the current year. The translation adjustment results from the translation of foreign currency statements and it has been reported separately as a component of owners' equity. The exchange rate for the years ended December 31, 1999 and 1998 was 1,926.06 Lire per U.S. Dollar and 1,653.10 Lire per U.S. Dollar respectively.

   The weighted average exchange rate for year ended December 31, 1999 and for the period from May 4, 1998 (inception) to December 31, 1998 was 1,790.08 Lire per U.S. Dollar and 1,735.05 Lire per U.S. Dollar respectively.

 Impairment of Long-lived Assets

   In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to be Disposed Of, the Company reviews long-lived and intangible assets for impairment whenever events or circumstances indicate the carrying value of an asset may not be recoverable.

 Impact of Recent Accounting Pronouncements

   In March 1998, the AICPA issued Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP No. 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. The adoption of SOP No. 98-1 did not have a material impact on the Company's financial position or results of operations.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as recently amended, is effective for fiscal years beginning after June 15, 2000. Management believes the adoption of SFAS No. 133 will not have a material effect on the Company's financial position or results of operations.

 Concentrations of Credit Risk and Significant Customers

   Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. The Company provides credit, in the normal course of business, to a number of companies and performs ongoing credit evaluations of its customers. As of December 31, 1999, approximately 38% of accounts receivable was concentrated with one customer. The net sales to the same customer accounted for approximately 32% of total revenues for the year ended December 31, 1999.

                               PROSA S.r.l.

3. Property and Equipment

   Property and equipment consists of the following at December 31, 1999 and 1998 (in U.S. Dollars):

                                                              December 31,
                                                         -----------------------
                                                            1999        1998
                                                         (in U.S. $) (in U.S. $)
                                                         ----------- -----------
      Computer and office equipment.....................    7,766       2,799
      Furniture and fixtures............................      190         221
                                                           ------       -----
      Total property and equipment......................    7,956       3,020
      Less: accumulated depreciation....................   (1,229)       (284)
                                                           ------       -----
      Property and equipment, net.......................    6,727       2,736
                                                           ======       =====

4. Commitments

   The Company leases its facilities under an operating lease that expires at September 17, 2005 and it is renewable for a successive term of six years, at the Company's option. Rent expense for the year ended December 31, 1999 was approximately U.S. 9,160 Dollars. Future minimum lease payments as of December 31, 1999 are as follows (in U.S. Dollars):

                                              Operating
                                               Leases
                                              ---------
             2000...........................    23,364
             2001...........................    23,364
             2002...........................    23,364
             2003...........................    23,364
             2004...........................    23,364
             Thereafter.....................    16,680
                                               -------
             Future minimum lease payments..   133,500
                                               =======

5. Income Taxes

   Income before income taxes and provision for income taxes are as follows for the year ended December 31, 1999 and for the period ended December 31, 1998 (in U.S. Dollars):

                                                                   1999   1998
                                                                  ------ ------
      Income (loss) before income taxes.......................... 12,898 (2,245)
      Provision for income taxes:
        Current..................................................  6,108    --
        Deferred (benefit).......................................    185   (777)
                                                                  ------ ------
      Net income (loss)..........................................  6,605 (1,468)
                                                                  ====== ======

   The Italian statutory rate for 1999 is 41.25% comprised of a 37% national tax (IRPEG) and 4.25% IRAP (Regional Tax on Productive Activities) tax. A reconciliation between the Italian statutory tax rate and the effective tax rate is as follows:

                                                                    1999   1998
                                                                    -----  ----
      Income tax at Statutory rate (41.25%)........................ 5,320  (926)
      Permanent differences........................................   146   149
      Non deductible costs--Intent and Labor (IRAP only)........... 1,041   --
      Other........................................................  (214)  --
                                                                    -----  ----
      Income tax actual (48.80%)................................... 6,293  (777)
                                                                    =====  ====

                               PROSA S.r.l.

   The components of deferred income tax assets and liabilities at December 31, 1999 and 1998 are as follows:

                                                             December 31,
                                                        -----------------------
                                                           1999        1998
                                                        (in U.S. $) (in U.S. $)
                                                        ----------- -----------
      Deferred tax assets:
        Operating loss carryforward (NOL)..............     --          127
        Depreciation of capitalized costs..............     592         777
        Valuation allowance............................     --         (127)
      Deferred tax liabilities:                             --          --
                                                            ---        ----
      Net deferred tax asset (liability)...............     592         777
                                                            ===        ====

                                                             December 31,
                                                        -----------------------
                                                           1999        1998
                                                        (in U.S. $) (in U.S. $)
                                                        ----------- -----------
      Balance sheet classification:
      Tax assets current portion.......................     185         185
      Tax assets non-current portion...................     407         592
                                                            ---        ----
                                                            592         777
                                                            ===        ====

   In 1998 the Company provided a 100% valuation allowance for deferred tax assets related to operating loss carryforward because the weight of available evidence indicated that it was more likely than not that the portion of the deferred tax asset would not be realized.

6. Owners' Equity

   Italian law requires that 5% of a company's net income be retained as a legal reserve, until such reserve equals 20% of share capital. Included in retained earnings are legal reserves of approximately U.S. 340 Dollars at December 31, 1999. This reserve is not available for distribution.

7. Related Party Transactions

   Significant related party transactions for year ended December 31, 1999 and 1998 were as follows (in U.S. Dollars):

                                                     Year ended   Period ended
                                                    Dec. 31, 1999 Dec. 31, 1998
                                                    ------------- -------------
      Compensation to the Board of Directors......     21,780             0
      Other compensations for services provided to
       the Company by the owners..................     11,865             0
      Advances from owners........................      9,481         5,331

   In 1999 and 1998 the Company received advances, free of interest from the owners. These advances were fully repaid in December 1999.

   The owners are actively involved in Company operations and its business development.

                               PROSA S.r.l.

8. Termination Indemnity

   In accordance with Italian severance pay laws and regulations statutes, an employee benefit is accrued for service to date, representing the amount which the employee would be entitled if the employee separates immediately. The termination indemnity liability is calculated in accordance with local civil and labor laws based on each employee's length of service, employment category and remuneration. The termination liability is adjusted annually by a cost-of-living index provided by the Italian Government. There is no vesting period or funding requirement associated with the liability. No liability for termination indemnities has been recorded since the Company has no employees.

9. Subsequent Events

   On February 7, 1999, the Company was converted into an S.p.A. (Societa per azioni), the corporate name was changed to LINUXCARE Italia S.p.A., and a new registered office has been established in Rome (Italy). Following the conversion, the Company's capital was increased to Italian Lire 1 billion by a contribution from Linuxcare, Inc.

   Inside back cover: A depiction of an advertisement used by the Company with copy that reads as set forth below.

   Headline: IF WHERE YOU WANT TO GO TODAY IS LINUX, YOU HAVE OUR SUPPORT.

   Text: Linuxcare offers a comprehensive range of enterprise-class support and services for the Linux operating system. When you work with us, you'll gain access to deep expertise in everything from integrating Linux with your current systems, to 24 X 7 support, to training--all in one place. The Linux revolution has begun. And now it means business. To learn more, call 888.LIN.GURU (546-
4878) or visit www.linuxcare.com.

   Bottom tagline: SUPPORT FOR THE REVOLUTION LINUXCARE.

                                [LINUXCARE LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expense other than underwriting discounts and commissions, payable by Linuxcare, Inc. in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

   SEC registration fee................................................ $24,288
   NASD filing fee.....................................................   9,700
   Nasdaq National Market listing fee..................................       *
   Printing and engraving costs........................................       *
   Legal fees and expenses.............................................       *
   Accounting fees and expenses........................................       *
   Transfer Agent and Registrar fees...................................       *
   Miscellaneous expenses..............................................       *
                                                                        -------
     Total............................................................. $     *
                                                                        =======

--------
*To be filed by amendment.

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   Article 11 of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

   Article 7 Section 7.6 of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

   The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 15. Recent Sales of Unregistered Securities

   Since May 3, 1999 we have issued and sold the securities described below:

(a) From May 3, 1999 to January 31, 2000 we issued and sold an aggregate of 3,290,177 shares of unregistered common stock to 46 directors, officers, employees, former employees, and consultants at prices ranging from $0.07 to $2.00 per share, for aggregate cash consideration of approximately $711,825, of which approximately $187,053 is subject to outstanding promissory notes payable to us. These shares were sold pursuant to the exercise of options granted by the board under our 1999 stock plan. As to each of our directors, officers, employees, former employees and consultants who were issued such securities, we relied upon Rule 701 of the Securities Act of 1933. Each such person purchased our securities pursuant to a written contract between such person and us. In addition, we met the conditions imposed under Rule 701 (b).

(b) On December 14, 1998 we issued and sold an aggregate of 6,000,000 shares of unregistered common stock at a price per share of $0.00005 to our three founders, David LaDuke, David Sifry, and Arthur Tyde, for an aggregate purchase price of $300.00 and their shares of Linux Care, Inc., a Nevada company. We relied upon Section 4(2) of the Securities Act of 1933 in connection with the issuance of these securities.

(c) On December 23, 1998 we issued and sold an aggregate of 1,058,824 shares of common stock at a price per share of $0.00005 to Constantin Delivanis and Madhaven Rangaswami, each an accredited investor, for an aggregate purchase price of $53.00. We relied upon Section 4(2) of the Securities Act of 1933 in connection with the issuance of these securities.

(d) On February 1, 1999 and April 16, 1999 we issued and sold (1) in the aggregate 7,882,924 shares of unregistered Series A Preferred stock at a price per share of $0.61625, and (2) an unregistered warrant to purchase 2,777,778 shares of Series A preferred stock, with an exercise price per share of $0.61625, to certain investors for aggregate cash consideration of approximately $4,857,852. The warrant was terminated, unexercised, in December, 1999. On January 21, 1999 we issued an unregistered warrant to purchase 34,612 shares of Series A Preferred stock, with an exercise price per share of $0.61625, to G & H Partners in consideration of cancellation of indebtedness. This warrant was exercised in full on September 9, 1999. These shares and warrants were sold pursuant to Series A Preferred stock and warrant purchase agreements between such investors and us. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The sale of Series A preferred stock and warrants was made in compliance with all the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to us that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

(e) On July 27, 1999, in connection with obtaining equipment leases and loans, we issued unregistered warrants to purchase an aggregate of 295,266 shares of Series A preferred stock, with an exercise price per share of $1.49, to Comdisco, Inc. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the issuance of the warrants. The issuance of the warrants was made in compliance with all the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to us that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

(f) On October 15, 1999 we entered into an L.O.C. Subordinated Loan and Security Agreement with Comdisco, Inc. under which Comdisco may be issued an unregistered warrant to purchase up to a maximum of 96,478 shares of Series A preferred stock with an exercise price per share of $1.49. As of January 31, 2000, no funds had been drawn down under the letter of credit and therefore no warrant had been issued to Comdisco, Inc. We relied upon
    Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the issuance of the warrants. The issuance of the warrants was made in compliance with all the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to us that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

(g) On November 15, we issued and sold to the shareholders of Puffin Group, Inc. (1) 100,000 shares of unregistered common stock and (2) options to purchase an aggregate of 355,000 unregistered shares of common stock with an exercise price per share of $0.13 in exchange for all outstanding shares of Puffin Group, Inc., 23,784 of such option shares have been exercised. These securities were issued pursuant to a share exchange agreement. We relied upon Regulation S of the Securities Act of 1933 in connection with the sale and issuance of these securities.

(h) On December 17, 1999 we issued and sold an aggregate 7,082,267 shares of unregistered Series B Preferred stock at a price per share of $4.728 to certain investors for an aggregate cash consideration of approximately $33,484,958. These shares were sold pursuant to a Series B Preferred stock purchase agreement between such investors and us. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The sale of Series B preferred stock was made in compliance with all the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to us that it had knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

(i) On December 30, 1999 we granted a right to purchase 25,000 shares of common stock at a purchase price per share of $2.00 to the Prosa company. This grant was made pursuant to a quota purchase agreement between Prosa and us. We relied upon Regulation S of the Securities Act of 1933 in connection with the sale and issuance of these securities.

(j) On January 18, 2000, in connection with obtaining equipment leases and loans, we issued an unregistered warrant to purchase a maximum of 25,380 shares of Series B preferred stock, with an exercise price per share of $4.728, to Comdisco, Inc. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the issuance of the warrant. The issuance of the warrant was made in compliance with all the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to us that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

   For additional information concerning these equity investment transactions, reference is made to the information contained under the caption "Certain Relationships and Related Transactions" in the form of prospectus included herein. The sales of the above securities were deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation, or in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about Linuxcare or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

  Exhibit
  Number                          Description of Document
  -------                         -----------------------
  1.1*     Form of Underwriting Agreement.
  2.1.1**  Share Exchange Agreement with Puffin Group, dated October 1, 1999.
  2.1.2**  Quota Purchase Agreement dated December 30, 1999.
  3.1      Amended and Restated Certificate of Incorporation of the Registrant.
  3.2      Bylaws of the Registrant.
  4.1*     Form of stock certificates.
  4.2**    Second Amended and Restated Investors' Rights Agreement, dated
           December 17, 1999.
  5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
 10.1**    Form of Indemnification Agreement between the Registrant and each of its directors and officers.
 10.2.1**  Master Services Agreement with Amdahl Corporation, dated November 5,
           1999.
 10.2.2+** Support Training and Certification Agreement with Dell Products, LP regarding support services, dated October 22, 1999.
 10.2.3+** Master Services Agreement with Hewlett-Packard Company, dated
           January 6, 2000.
 10.2.4+** Master Services Agreement with Densa Techno Tokyo Co., Ltd., dated
           June 1, 1999.
 10.2.5**  Statement of Work with IBM Global Services, dated October 21, 1999.

  Exhibit
   Number                         Description of Document
  -------                         -----------------------
 10.2.6     Master Outsourcing Agreement with Motorola, dated August 6, 1999.
 10.2.7+**  Consulting Services Agreement with Macmillan USA, Inc., dated
            August 30, 1999.
 10.2.8+**  Master Services Agreement with NEC Software Ltd., dated June 1,
            1999.
 10.2.9+**  Master Services Agreement with Sun Microsystems, Inc., dated
            October 20, 1999.
 10.2.10+** StarOffice Support Services Agreement with Sun Microsystems, Inc.
            dated September 24, 1999.
 10.2.11    Consulting Services Agreement with Silicon Graphics, Inc. dated
            April 30, 1999.
 10.3.1**   Lease Agreement with Euro Business Center, dated September 17,
            1999.
 10.3.2**   Lease Agreement with Swallowfield Office Services Limited, dated
            November 1, 1999.
 10.3.3**   Third amendment to lease with ZORO, LLC, dated October 7, 1999.
 10.3.4     Lease Agreement for 650 Townsend Street, dated February 11, 1999.
 10.4       Amended and Restated 1999 Stock Option Plan and form of agreements thereunder.
 10.5       2000 Employee Stock Purchase Plan.
 10.6       2000 Director Option Plan.
 11.1*      Statement regarding computation of per share earnings.
 12.1*      Statements regarding computation of ratios.
 21.1*      Subsidiaries of the registrant.
 23.1.1     Consent of Ernst & Young, LLP, Independent Auditors.
 23.1.2     Consent of Ernst & Young, LLP, Independent Auditors.
 23.1.3     Consent of Reconta Ernst & Young S.p.A., Independent Auditors.
 23.2*      Consent of Counsel (see Exhibit 5.1).
 24.1**     Power of Attorney.
 27.1       Financial Data Schedules.

--------
+ Confidential treatment has been requested for certain portions of this exhibit. The omitted portions have been separately filed with the Commission.

*  To be filed by amendment

**Previously filed

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 28th day of February, 2000.

                                          Linuxcare, Inc.

                                             /s/ Fernand Sarrat
                                          By: _________________________________
                                             Fernand Sarrat
                                             President and Chief Executive
                                             Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

            Signature                         Title               Date
            ---------                         -----               ----

 /s/ Fernand Sarrat              President and Chief        February 28, 2000
 _______________________________ Executive Officer and
 Fernand Sarrat                  Director (Principal
                                 Executive Officer)

 /s/ Christian Paul-             Chief Financial Officer    February 28, 2000
 _______________________________ (Principal Financial and
 Christian Paul                  Accounting Officer)

 /s/ Arthur Tyde III             Director                   February 28, 2000
 _______________________________
 Arthur Tyde III

 /s/ Ted E. Schlein              Chairman of the Board of   February 28, 2000
 _______________________________ Directors
 Ted E. Schlein

 /s/ Paul Vais                   Director                   February 28, 2000
 _______________________________
 Paul Vais

 /s/ John Drew                   Director                   February 28, 2000
 _______________________________
 John Drew

 /s/ Regis McKenna               Director                   February 28, 2000
 _______________________________
 Regis McKenna

 /s/ Ernest Von Simson           Director                   February 28, 2000
 _______________________________
 Ernest von Simson

                                 EXHIBIT INDEX

  Exhibit
   Number                         Description of Document
  -------                         -----------------------
  1.1*      Form of Underwriting Agreement.
  2.1.1**   Share Exchange Agreement with Puffin Group, dated October 1, 1999.
  2.1.2**   Quota Purchase Agreement dated December 30, 1999.
  3.1       Amended and Restated Certificate of Incorporation of the
            Registrant.
  3.2       Bylaws of the Registrant.
  4.1*      Form of stock certificates.
  4.2**     Second Amended and Restated Investors' Rights Agreement, dated
            December 17, 1999.
  5.1*      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation.
 10.1**     Form of Indemnification Agreement between the Registrant and each of its directors and officers.
 10.2.1**   Master Services Agreement with Amdahl Corporation, dated November
            5, 1999.
 10.2.2+**  Support Training and Certification Agreement with Dell Products, LP regarding support services, dated October 22, 1999.
 10.2.3+**  Master Services Agreement with Hewlett-Packard Company, dated
            January 6, 2000.
 10.2.4+**  Master Services Agreement with Densa Techno Tokyo Co., Ltd., dated
            June 1, 1999.
 10.2.5**   Statement of Work with IBM Global Services, dated October 21, 1999.
 10.2.6     Master Outsourcing Agreement with Motorola, dated August 6, 1999.
 10.2.7+**  Consulting Services Agreement with Macmillan USA, Inc., dated
            August 30, 1999.
 10.2.8+**  Master Services Agreement with NEC Software Ltd., dated June 1,
            1999.
 10.2.9+**  Master Services Agreement with Sun Microsystems, Inc., dated
            October 20, 1999.
 10.2.10+** StarOffice Support Services Agreement with Sun Microsystems, Inc.
            dated September 24, 1999.
 10.2.11    Consulting Services Agreement with Silicon Graphics, Inc. dated
            April 30, 1999.
 10.3.1**   Lease Agreement with Euro Business Center, dated September 17,
            1999.
 10.3.2**   Lease Agreement with Swallowfield Office Services Limited, dated
            November 1, 1999.
 10.3.3**   Third amendment to lease with ZORO, LLC, dated October 7, 1999.
 10.3.4     Lease Agreement for 650 Townsend Street, dated February 11, 1999.
 10.4       Amended and Restated 1999 Stock Option Plan and form of agreements thereunder.
 10.5       2000 Employee Stock Purchase Plan.
 10.6       2000 Director Option Plan.
 11.1*      Statement regarding computation of per share earnings.
 12.1*      Statements regarding computation of ratios.
 21.1*      Subsidiaries of the registrant.
 23.1.1     Consent of Ernst & Young, LLP, Independent Auditors.
 23.1.2     Consent of Ernst & Young, LLP, Independent Auditors.
 23.1.3     Consent of Reconta Ernst & Young S.p.A., Independent Auditors.
 23.2*      Consent of Counsel (see Exhibit 5.1).
 24.1**     Power of Attorney.
 27.1       Financial Data Schedules.

--------
+ Confidential treatment has been requested for certain portions of this exhibit. The omitted portions have been separately filed with the Commission. *To be filed by amendment

**Previously filed